Exhibit 2.1

SHARE PURCHASE AGREEMENT

 BY AND AMONG

 ENERSYS,

 ALPHA INNOVATIONS LIMITED,

ALPHATEC LIMITED,

RADIANT ENERGY SYSTEMS LIMITED,

 AND

FORTIS ADVISORS LLC, solely in the capacity of Seller Representative

i

TABLE OF CONTENTS
 (continued)

ii

TABLE OF CONTENTS
 (continued)

Exhibit A	-	Definitions and Construction
Exhibit B	-	Form of Escrow Agreement
Exhibit C	-	Form of Restructuring Agreement
Exhibit D	-	Form of Transition Services Agreement

Schedule I	-	Purchase Price and Wire Information
Schedule II	-	Purchaser Wire Information
Schedule III	-	Transaction Expenses
Schedule IV	-	Example Statement
Schedule V	-	Indebtedness – Affiliate Accounts Payable & Receivable
Schedule VI	-	Indebtedness – Debt-Like Items

iii

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this "Agreement") is made as of October 29, 2018 (the "Execution Date"), by and among EnerSys, a Delaware corporation (the "Purchaser" or, alternatively, "Parent"), Alpha Innovations Limited, a Cyprus company, ("Seller 1"), Alphatec Limited, a Cyprus company ("Seller 2"), Radiant Energy Systems Limited, a Cyprus company ("Seller 3" and, together with Seller 1 and Seller 2, the "Sellers"), and solely in its capacity as representative as set forth in this Agreement, Fortis Advisors LLC, a Delaware limited liability company ("Seller Representative").

RECITALS

A. The Sellers own all of the issued and outstanding Equity Interests (the "Shares") of the Target Companies (as defined in Exhibit A), all as more specifically set forth on Schedule I.

B. Following the Execution Date and at or prior to the Closing, in furtherance of the Restructuring contemplated herein, Alpha Technology Services, Inc. ("ATS"), will enter into (i) that certain Asset Purchase Agreement with Altair Advanced Industries, Inc. ("Altair"), (ii) that certain Asset Purchase Agreement with Alpha Technologies, Inc. ("ATI") and each of its wholly-owned subsidiaries, (iii) that certain Asset Purchase Agreement with Telecomponents Systems, Inc. ("TCS"), and (iv) that certain Asset Purchase Agreement with AlphaTec Ltd. ("AlphaTec"), a master form of which is attached hereto as Exhibit C (such asset purchase agreements collectively, the "Restructuring Agreements").

C. The Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, the Shares, immediately prior to the effective time of the Restructuring and otherwise in accordance with the provisions of this Agreement.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1
 THE TRANSACTION

Section 1.1  Share Purchase.  On the Closing Date, subject to the terms and conditions set forth herein, the Purchaser (or a designated Affiliate of the Purchaser) will purchase from each Seller, and each Seller will sell, convey, assign, transfer, and deliver to the Purchaser (or a designated Affiliate of the Purchaser), the Shares set forth across from each Seller's name in the column titled "Shares and Pro Rata Percentages" on Schedule I, free and clear of any Encumbrances (other than any restrictions on the transferability of such securities under applicable securities Laws), for the consideration set forth across from each Seller's name in the column titled "Purchase Price" on Schedule I, as it may be adjusted pursuant to this ARTICLE 1.

Section 1.2  Purchase Price; Estimated Closing Statement; Closing Consideration.

(a) The aggregate purchase price for the Shares (the "Purchase Price") will be an amount equal to (i) $750,000,000 (the "Base Purchase Price"); minus (ii) Closing Net Debt; minus (iii) Closing Transaction Expenses; plus (iv) the amount, if any, by which the Closing Working Capital exceeds the Target Working Capital; or minus (v) the amount, if any, by which the Target Working Capital exceeds the Closing Working Capital (the aggregate sum obtained by subtracting clauses (ii) and (iii), and adding clause (iv) or subtracting clause (v), as applicable, the "Final Purchase Price Adjustment"), as ultimately determined pursuant to Section 1.3.

(b) Subject to the terms and conditions of this Agreement, the Purchase Price will be paid as follows:

(i) $100,000,000 of the Purchase Price (the "Equity Component") will be paid in Parent Shares, cash or a combination thereof, in accordance with the following:

(A) If the Closing VWAP is between $65.00 and $95.00, the Parent will issue to Sellers the number of Parent Shares equal to the Equity Component divided by the Closing VWAP.

(B) If the Closing VWAP is greater than $95.00, the Sellers may elect to receive all or a portion of the Equity Component in cash.  If the Sellers elect to receive only a portion of the Equity Component in cash pursuant to this Section 1.2(b)(i)(B), then the Parent will issue to Sellers the number of Parent Shares equal to the remaining portion of the Equity Component divided by the Closing VWAP.

(C) If the Closing VWAP is less than $65.00, Purchaser may elect to pay all or a portion of the Equity Component in cash.  If Purchaser elects to pay only a portion of the Equity Component in cash pursuant to this Section 1.2(b)(i)(C), then the Parent will issue to Sellers the number of Parent Shares equal to the remaining portion of the Equity Component divided by the Closing VWAP.

(ii) The remainder of the Purchase Price will be paid in cash.

(c) The Sellers acknowledge that 50% of the Equity Component (the "Indemnification Escrow Amount") and an amount in cash equal to the Adjustment Escrow Amount will be withheld at the Closing and deposited with the Escrow Agent pursuant to Section 1.4. If the Sellers (pursuant to Section 1.2.(b)(i)(B)) or the Buyer (pursuant to Section 1.2(b)(i)(C)) elect to receive a portion of the Equity Component in cash, then the Indemnification Escrow Amount will consist of the same proportion of Parent Shares to cash as that for the Equity Component, as determined pursuant to Section 1.2(b)(i) above.

(d) At least three Business Days prior to the Closing, the Sellers will deliver to the Purchaser a complete and final version of Schedule I hereto, an unaudited, consolidated balance sheet of the Acquired Companies (the "Estimated Closing Balance Sheet"), and a written statement (together with the Estimated Closing Balance Sheet, the "Estimated Closing Statement") setting forth the Sellers' good faith estimate, as of the Closing Date, of:

(i) the Net Working Capital (the "Estimated Closing Working Capital");

(ii) Closing Net Debt, together with the Persons to whom such outstanding Indebtedness is owed and the wire instructions for such Persons (the "Estimated Closing Net Debt"); and

(iii) Closing Transaction Expenses, together with the Persons to whom such outstanding Transaction Expenses are owed and the wire instructions for such Persons (the "Estimated Transaction Expenses").

The Estimated Closing Statement will be calculated in accordance with the procedures, policies and methods set forth on, and used in preparing, the Example Statement.

(e) At the Closing, the Base Purchase Price will be adjusted using the estimates and calculations set forth in the Estimated Closing Statement as follows (the aggregate sum of such adjustments, the "Estimated Purchase Price Adjustment", and the net amount after giving effect to the Estimated Purchase Price Adjustment, the "Closing Consideration"):

(i) Either (A) increased by the amount by which the Estimated Closing Working Capital exceeds the Target Working Capital, if any, or (B) decreased by the amount by which the Target Working Capital exceeds the Estimated Closing Working Capital, if any;

(ii) increased or decreased by the amount of Estimated Closing Net Debt; and

(iii) decreased by the amount of Estimated Transaction Expenses.

Section 1.3  Post-Closing Adjustment.

(a) Within 120 days after the Closing Date, the Purchaser will use its reasonable best efforts to prepare and deliver to the Seller Representative an unaudited consolidated balance sheet of the Acquired Companies as of the Closing Date (the "Closing Balance Sheet") and a written statement (together with the Closing Balance Sheet, the "Closing Statement") setting forth the Purchaser's calculations (the "Purchaser's Proposed Calculations") of (i) the Closing Working Capital, the Closing Net Debt, the Closing Transaction Expenses and the resulting purchase price adjustment based on the Closing Balance Sheet, and (ii) the Purchase Price based on the Closing Balance Sheet, the Closing Working Capital, the Closing Net Debt and the Closing Transaction Expenses calculated by reference thereto. The Closing Balance Sheet and the Purchaser's Proposed Calculations will be prepared in accordance with GAAP and the procedures, policies and methods set forth on, and used in preparing, the Example Statement.

(b) After receipt of the Closing Statement and the Purchaser's Proposed Calculations, the Seller Representative will have 30 days (the "Review Period") to review the Closing Statement and the Purchaser's Proposed Calculations.  During the Review Period, the Seller Representative and Sellers' accountants will have reasonable access to the books and records of the Acquired Companies, the personnel of, and work papers prepared by, the Purchaser and/or the Purchaser's accountants to the extent necessary for their evaluation of the Closing Statement and to such historical financial information relating to the Closing Statement and the Purchaser's Proposed Calculations as the Seller Representative may reasonably request for the purpose of reviewing the Closing Statement and the calculation of the Purchase Price and, if necessary, to prepare an Objection Statement (as defined below).

(c) On or prior to the last day of the Review Period, the Sellers may object to the Closing Statement and the Purchaser's Proposed Calculations by delivering to the Purchaser a written statement setting forth a description in reasonable detail of its objections thereto (an "Objection Statement").  If no Objection Statement is delivered to the Purchaser by the Seller Representative by the last day of the Review Period, the Closing Statement and the Purchaser's Proposed Calculations will be deemed to have been accepted by the Seller Representative, and thus the Sellers, and will be final and binding upon the parties for all purposes under this Agreement.

(d) If the Sellers timely deliver an Objection Statement to the Purchaser, then the Purchaser and the Sellers will negotiate in good faith to resolve any such objections set forth in the Objection Statement within 30 days after the delivery of the Objection Statement (the "Resolution Period"), and, if the objections set forth in the Objection Statement are so resolved within the Resolution Period, the Closing Statement and the Purchaser's Proposed Calculations with such changes as may have been previously agreed in writing by the Purchaser and the Sellers, will be final and binding. If the Sellers and the Purchaser fail to reach an agreement with respect to all of the matters set forth in the Objection Statement before expiration of the Resolution Period, then any amount remaining in dispute will be submitted for resolution to PwC or, if PwC is unwilling or unable to serve, then Grant Thornton, or if neither PwC or Grant Thornton is willing or able to serve, then the Purchaser and the Sellers will engage another mutually agreeable independent accounting firm of recognized national standing, which firm is not the regular auditing firm of the Purchaser, any Seller or any Acquired Company (such selected independent accounting firm, the "Independent Accounting Firm").  The Independent Accounting Firm will be required to render a determination of the applicable dispute within 30 days (or such other time as the Seller Representative and the Purchaser mutually agree in writing) after referral of the matter to the Independent Accounting Firm, which determination must be in writing in the English language and must set forth in reasonable detail the basis therefor.  The Independent Accounting Firm may address only those items and amounts which are identified in the Objection Statement as being items which the Seller Representative and the Purchaser are unable to resolve.  The parties hereto agree that all adjustments will be made without regard to materiality.  The resolution of the dispute by the Independent Accounting Firm will be final and binding on and non-appealable by the parties.

(e) The fees and expenses of the Independent Accounting Firm will be allocated between the Purchaser, on the one hand, and the Sellers, on the other hand, based upon the percentage that the amount actually disputed but not awarded to the Sellers or the Purchaser, respectively, bears to the aggregate amount actually disputed by the Seller Representative and the Purchaser.  The fee portion payable by the Sellers will be split pro rata based on their Pro Rata Percentages set forth in Schedule I.

(f) For purposes of complying with this Section 1.3, the Purchaser and each Seller will furnish to each other and to the Independent Accounting Firm such work papers and other documents and information relating to the disputed items as the Independent Accounting Firm may reasonably request and are available to such Person (or its accountants) and will be afforded the opportunity to present to the Independent Accounting Firm any material related to the disputed items and to discuss such items with the Independent Accounting Firm.

(g) Upon the final determination, in accordance with this Section 1.3, of the Closing Statement and the final calculation of the amounts of the Closing Working Capital, the Closing Net Debt and the Closing Transaction Expenses calculated by reference thereto, the Final Purchase Price Adjustment will be calculated using such finally determined amounts. If the Final Purchase Price Adjustment is not equal to the Estimated Purchase Price Adjustment, then a payment will be made by the Purchaser to the Sellers, or by the Sellers to Purchaser, as follows:

(i) if the Purchase Price, as finally determined in accordance with this Section 1.3, is greater than the Closing Consideration, then the Purchaser will pay the amount of such difference to the Sellers (pro rata based on the Sellers' Pro Rata Percentages); or

(ii) if the Closing Consideration is greater than the Purchase Price, as finally determined in accordance with this Section 1.3, then the Sellers will pay the amount of such difference to the Purchaser (pro rata based on the Sellers' Pro Rata Percentages).

(h) Any payment to the Purchaser pursuant to Section 1.3(g)(ii) will be made by the Escrow Agent solely from the Adjustment Escrow Amount to the Purchaser's account specified on Schedule II pursuant to the terms of the Escrow Agreement.  Notwithstanding the preceding sentence or anything in this Agreement to the contrary, any amounts payable by the Sellers to the Purchaser pursuant to Section 1.3(g)(ii) will be satisfied solely from, and will be exclusively limited to, the Adjustment Escrow Amount. Any payment to the Sellers pursuant to Section 1.3(g) will be paid to the Sellers by the Purchaser by wire transfer of immediately available funds to the accounts specified on Schedule I. Any Adjustment Escrow Amount outstanding as of the expiration of the Adjustment Payment Period (as defined below) will be disbursed to the Sellers pursuant to the Escrow Agreement. Any payment made pursuant to this Section 1.3(h) will be (i) made within three Business Days of the date on which the Final Purchase Price Adjustment is determined (the "Adjustment Payment Period") and (ii) treated as an adjustment to the final purchase price by the parties for Tax purposes, unless otherwise required by Law.

(i) The purpose of this Section 1.3 is to determine the final Purchase Price to be paid by the Purchaser under this Agreement.  Accordingly, any adjustment pursuant hereto will neither be deemed to be an indemnification pursuant to ARTICLE 8, nor preclude any party from exercising any indemnification rights pursuant to ARTICLE 8.

Section 1.4  Escrow Accounts.  The Purchaser will withhold (i) the Indemnification Escrow Amount from the Equity Component of the Closing Consideration to serve as security for the benefit of the Purchaser (on behalf of itself or any other Purchaser Indemnified Party) against the indemnifications by the Sellers afforded by this Agreement and (ii) the Adjustment Escrow Amount from the cash portion of the Closing Consideration for any payment to the Purchaser pursuant to Section 1.3(g).  On the Closing Date, the Purchaser will deposit the Indemnification Escrow Amount and the Adjustment Escrow Amount with the Escrow Agent pursuant to the terms of the Escrow Agreement.  The Indemnification Escrow Amount and the Adjustment Escrow Amount will constitute the initial contribution to the Escrow Account, the distribution of which will be governed according to the terms and conditions set forth herein and in the Escrow Agreement.

Section 1.5  Closing.  The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Baker McKenzie, 660 Hansen Way, Palo Alto, California 94304 and, as needed, remotely by electronic or facsimile transmissions, no later than two Business Days after the last of the conditions to the Closing set forth in ARTICLE 6 has been satisfied or waived (other than those to be satisfied at the Closing) at 9:00 A.M. Pacific Time, or at such other time and place as the Purchaser and the Sellers may agree in writing.  The date on which the Closing actually occurs is referred to in this Agreement as the "Closing Date."

Section 1.6  Closing Transactions.

(a) At the Closing, the Sellers will deliver or cause to be delivered to the Purchaser:

(i) Certificates, as applicable, evidencing the Shares, free and clear of all Encumbrances (other than any restrictions on the transferability of such securities under applicable securities Laws), together with appropriate assignment and conveyance documents in respect of the Shares, in form and substance reasonably acceptable to the Purchaser (each, an "Assignment" and collectively, "Assignments"), duly executed by each applicable Seller;

(ii) the Escrow Agreement, duly executed by the Seller Representative;

(iii) a certificate duly executed by the Sellers, dated as of the Closing Date, certifying that the conditions specified in Section 6.1(a) and Section 6.1(b) have been satisfied;

(iv) estoppel certificates with respect to each of the Real Property Leases set forth on Section 1.6(a)(iv) of the Seller Disclosure Letter, dated no more than ten (10) days prior to the Closing, from each landlord under such Real Property Lease, which will include a release and waiver of any claims that arise or are otherwise related to any time period prior to the Closing Date, or the occupancy of the premises described in such Real Property Leases, for the benefit of the Purchaser (or its designated Affiliate) and its successors and assigns, in form and substance reasonably satisfactory to the Purchaser;

(v) a certificate in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with the applicable notice to the Internal Revenue Service, certifying that the Shares of ATS are not U.S. real property interests within the meaning of Section 897(c)(1) of the Code;

(vi) resignations, effective as of the Closing Date, from those directors and officers of the Acquired Companies as the Purchaser may have requested in writing ten Business Days prior to the Closing Date;

(vii) a good standing certificate of each Acquired Company, to the extent applicable under applicable Law, from its respective state or province of formation dated no more than five Business Days prior to the Closing Date;

(viii) evidence, reasonably satisfactory to the Purchaser, that all Consents identified on Section 1.6(a)(viii) of the Seller Disclosure Letter have been obtained;

(ix) such other documents, instruments and agreements as the Purchaser reasonably requests no later than two Business Days prior to the Closing for the purpose of consummating the transactions contemplated by this Agreement; and

(x) the Non-Compete Agreements and Transition Services Agreement, duly executed.

(b) At the Closing, the Purchaser will deliver to the Sellers (unless otherwise stated):

(i) to each Seller, its respective Closing Amount in proportion to the Sellers' respective holdings of the Shares as set forth on Schedule I; provided, however, that any fractional Consideration Shares to be paid to the Sellers will be paid in cash as part of the Closing Consideration.

(ii) to third Persons, that amount of money due and owing from any of the Sellers or the Acquired Companies as Transaction Expenses, by wire transfer of immediately available funds; provided, however, that with respect to Transaction Expenses payable to employees, such amounts will be wired to the designated payroll administrator of the Acquired Companies for distribution to the intended recipients of such amounts (less any applicable Taxes required to be deducted or withheld by applicable Law);

(iii) to holders of outstanding Debt, if any, that amount of money due and owing from any of the Acquired Companies to such holders of outstanding Debt, by wire transfer of immediately available funds;

(iv) (A) to ATI, that amount of money due and owing from ATS to ATI pursuant to the applicable Restructuring Agreement as consideration for the assets of ATI and its subsidiaries in connection with the Restructuring, (B) to Altair, that amount of money due and owing from ATS to Altair pursuant to the applicable Restructuring Agreement as consideration for the portion of the Transferred Business held by Altair, (C) to TCS, that amount of money due and owing from ATS to TCS pursuant to the applicable Restructuring Agreement as consideration for the portion of the Transferred Business held by TCS, and (D) to AlphaTec, that amount of money due and owing from ATS to AlphaTec pursuant to the applicable Restructuring Agreement as consideration for the portion of the Transferred Business held by AlphaTec (collectively, the "Restructuring Payments");

(v) the Assignments, duly executed by the Purchaser;

(vi) the Escrow Agreement and Transition Services Agreement, duly executed by the Purchaser;

(vii) a certificate duly executed by a senior authorized officer of the Purchaser, dated as of the Closing Date, stating that the conditions specified in Section 6.2(a) and Section 6.2(b) have been satisfied; and

(viii) such other documents, instruments and agreements as the Sellers reasonably request no later than two Business Days prior to the Closing for the purpose of consummating the transactions contemplated by this Agreement.

(c) At the Closing, the Purchaser will deposit the Indemnification Escrow Amount with the Escrow Agent in accordance with the terms of the Escrow Agreement (the "Indemnity Escrow Account") and the Adjustment Escrow Amount with the Escrow Agent in accordance with the terms of the Escrow Agreement.

Section 1.7   Withholding.  Notwithstanding anything in this Agreement to the contrary, each of the Purchaser, the Acquired Companies, and their respective Affiliates, will be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts otherwise payable pursuant to this Agreement such amounts as the Purchaser reasonably determines it or its Affiliates (or any of the Acquired Companies) is required to deduct and withhold with respect to the making of any such payment under the Code or any applicable provision of state, local or foreign Tax Law (including as a result of the failure of the Sellers to deliver the certification provided under Section 1.6(a)(v)); provided, however, that if the Purchaser determines that any such withholding is required, the Purchaser will provide the Sellers written notice to that effect at least five Business Days prior to the Closing Date, and the parties will cooperate in good faith to minimize any such withholding. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts are to be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 1.8  No Ongoing or Transition Services.  Except as provided for in this Agreement or in the Transition Services Agreement, which will be limited in scope to the transition services set forth therein at the Closing, no party will be required to provide any management, facilities, data processing, accounting, insurance, banking, personnel, legal, compliance, communications or other services and related products to any party hereto or any of its respective Affiliates after the Closing, it being acknowledged and agreed that all such services and products, including any Contracts or understandings with respect thereto previously existing, will cease and terminate at the Closing without any further action or Liability on the part of any party or its Affiliates.

ARTICLE 2
 REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers hereby individually and severally, and not jointly with the other Sellers, represents and warrants to the Purchaser that the statements set forth in this ARTICLE 2 are true and correct as of the Execution Date and as of the Closing Date, except as set forth in the Seller Disclosure Letter.

Section 2.1  Organization and Good Standing.  Such Seller is duly organized, validly existing and in good standing (to the extent such concept is applicable) under the Laws of its jurisdiction of formation.

Section 2.2  Authority and Enforceability.  Such Seller has all requisite company power, authority and capacity to execute, deliver and perform its respective obligations under this Agreement and each Ancillary Agreement to which it is a party.  The execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of such Seller.  Such Seller has duly and validly executed and delivered this Agreement and each Ancillary Agreement to which it is a party.  This Agreement and the Ancillary Agreements to which such Seller is a party, assuming due authorization, execution and delivery by the Purchaser, constitute the valid and binding obligation of the Seller, enforceable against such Seller in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws from time to time in effect that affect creditors' rights generally and by legal and equitable limitations on the availability of specific remedies.

Section 2.3  Ownership.  Such Seller is the sole owner (of record and beneficially) of all of the Shares attributed to it on Schedule I, with good title to, and full power and authority to sell, assign and transfer such Shares, free and clear of all Encumbrances (other than any restrictions on the transferability of such securities under applicable securities Laws), in the respective amounts set forth across from such Seller's name in the column titled "Shares and Pro Rata Percentages" on Schedule I.

Section 2.4  No Conflict.  Except for the requirements under each of the HSR Act, the ICA, and the German Competition Act, neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by the Acquired Companies or such Seller, nor the consummation of the transactions contemplated hereby or thereby, will, (a) conflict with or violate the Governing Documents of such Seller, or any resolution adopted by the board of managers or equity holders of such Seller, (b) result in (with or without notice or lapse of time or both) a breach or default under or create in any Person the right to terminate, cancel, accelerate or modify, or require any notice or Consent under, any material Contract to which such Seller is a party or by which such Seller or any of their respective properties or assets is otherwise bound or affected, (c) result in the imposition of any Encumbrances on any of the Shares (other than any restrictions on the transferability of such securities under applicable securities Laws) or any of the properties or assets of such Seller, (d) violate any material Law, Judgment or Governmental Authorization applicable to such Seller or any of their respective businesses, properties or assets, or (e) require such Seller to obtain any material Consent or Governmental Authorization or make any material filing or registration with any Governmental Authority or other Person.

Section 2.5  Brokers or Finders.  Other than William Blair & Company, neither such Seller nor any Person acting on behalf of such Seller has incurred any Liability to pay any fees or commissions to any broker, finder or agent or any other similar payment in connection with any of the transactions contemplated by this Agreement.

Section 2.6  Legal Proceedings.  There is no Proceeding by or against such Seller that is pending or, to such Seller's Knowledge, threatened, that challenges, or that may have the effect of preventing, impeding, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.

Section 2.7  Investment in Consideration Shares.

(a) Such Seller is an "Accredited Investor" as defined in Rule 501 of Regulation D under the U.S. Securities Act of 1933, as amended (the "Securities Act") and is otherwise financially sophisticated and has such knowledge and experience in financial and business matters that such Seller is capable of evaluating the merits and risks of the prospective investment in Parent Shares and such Seller is able to bear the risks associated with an investment in the Parent Shares.

(b) In evaluating the suitability of an investment in the Consideration Shares, neither such Seller nor any of its Affiliates have been furnished with, or have relied upon, any representations, warranties or other information (whether oral or written) other than as expressly set forth in this Agreement, delivered pursuant to the Non-Disclosure Agreement and the publicly available information filed by the Purchaser with the SEC.  Neither the Purchaser nor any of its Affiliates has furnished to such Seller or any of its Affiliates, and neither such Seller nor any of its Affiliates have relied upon, any advice or other consultation from the Purchaser or any of its Affiliates directly regarding the suitability of an investment in the Purchaser, including with regard to any Tax treatment of the transactions contemplated in this Agreement or any Ancillary Agreement.  Such Seller has discussed with its professional legal, Tax and financial advisors, to the extent it deemed appropriate, the suitability of the investment in Parent for its particular Tax and financial situation.

(c) Such Seller is familiar with the business and financial condition and operations of the Parent, all as generally described in the documents filed with the SEC. Such Seller has had adequate opportunity to ask questions of, and receive answers from, Parent's officers, employees, agents, accountants, and representatives concerning the Parent's business, operations, financial condition, assets, liabilities, and all other matters relevant to such Seller's investment in the Parent Shares and have had access to such information as such Seller deems necessary to make an informed investment decision concerning the Parent Shares.

(d) Such Seller understands and accept that the investment in the Parent Shares involves various risks, including the risks outlined in the documents filed with the SEC. Such Seller is able to bear any loss associated with an investment in the Parent Shares.

(e) Such Seller is acquiring the Consideration Shares solely for its own beneficial account, for investment purposes, and not with a view to, or for resale in connection with, any distribution of the Consideration Shares. Such Seller understands and acknowledges that the Consideration Shares have not been registered under the Securities Act or any state securities Laws by reason of specific exemptions under the provisions thereof which depend in part upon the investment intent of such Seller and of the other representations made by such Seller in this Agreement. Such Seller understand that the Purchaser is relying upon the representations and agreements contained in this Agreement (and any supplemental information) for the purpose of determining whether this transaction meets the requirements for such exemptions.

ARTICLE 3
 REPRESENTATIONS AND WARRANTIES ABOUT THE ACQUIRED COMPANIES

Each of the Sellers hereby jointly and severally represents and warrants to the Purchaser that the statements set forth in this ARTICLE 3 are true and correct as of the Execution Date and as of the Closing Date, except as set forth in the Seller Disclosure Letter.

Section 3.1  Organization and Good Standing.  Each of the Acquired Companies are duly organized, validly existing and in good standing under the Laws of its state or province of formation and has all requisite power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted.  Each of the Acquired Companies are duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary.  Copies of each of the Acquired Companies' Governing Documents, as currently in effect, have been delivered to the Purchaser and are accurate and complete as of the Execution Date.  No Acquired Company is in violation of its Governing Documents in any material respect. Each of the Acquired Companies has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted, in all material respects.

Section 3.2  Capitalization.  The authorized, issued and outstanding Equity Interests of the Target Companies as of immediately prior to the Closing are set forth on Schedule I.  Upon the consummation of the Closing, the Purchaser (or its designated Affiliate) will be the beneficial owner of all of the Shares, free and clear of all Encumbrances, other than any restrictions on the transferability of such securities under applicable securities Laws. All of the outstanding Equity Interests of the Acquired Companies are duly authorized, validly issued, fully paid, nonassessable, not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right and have been issued in compliance with all applicable Laws.  Except as set forth on Schedule I, there are no other issued or outstanding equity securities of the Target Companies, including any securities convertible into or exchangeable for, at any time, equity securities of a Target Company, and no options, warrants, rights, agreements or commitments to which any Target Company is a party or which are binding on such Target Company providing for the issuance or redemption of any Equity Interests of such Target Company, or securities convertible into or exchangeable for such Equity Interests.  The Equity Interests of the Acquired Companies (other than the Target Companies) are 100% owned, directly or indirectly, by the Target Companies and there are no other issued or outstanding equity securities of such Acquired Companies, including any securities convertible into or exchangeable for, at any time, equity securities of such Acquired Companies, and no options, warrants, rights, agreements or commitments to which any such Acquired Company is a party or which are binding on such Acquired Company providing for the issuance or redemption of any Equity Interests of such Acquired Company, or securities convertible into or exchangeable for such Equity Interests.  There are no obligations, contingent or otherwise, of any Acquired Company to repurchase, redeem or otherwise acquire any Equity Interests of an Acquired Company.  No Acquired Company has any rights to acquire, directly or indirectly, any Equity Interests or debt instruments of any Person. Section 3.2 of the Seller Disclosure Letter sets forth the name of each Acquired Company, the jurisdiction of its incorporation or organization, the direct owner or owners of the issued and outstanding capital stock or other equity securities of each Acquired Company and the percentage of the issued and outstanding capital stock or other Equity Interests of each such Acquired Company owned by the Target Companies.

Section 3.3  No Conflict.  Except for the requirements under each of the HSR Act, the ICA and the German Competition Act, neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by the Acquired Companies or any Seller, nor the consummation of the transactions contemplated hereby or thereby, will, (a) conflict with or violate the Governing Documents of any Acquired Company, or any resolution adopted by the board of managers or equity holders of any Acquired Company, (b) result in (with or without notice or lapse of time or both) a breach or default under or create in any Person the right to terminate, cancel, accelerate or modify, or require any notice or Consent under, any material Contract to which any Acquired Company is a party or by which any Acquired Company or any of their respective properties or assets is otherwise bound or affected, (c) result in the imposition of any Encumbrances on any of the Shares, other than any restrictions on the transferability of such securities under applicable securities Laws, or any of the properties or assets of any Acquired Company, (d) violate any material Law, Judgment or Governmental Authorization applicable to any Acquired Company or any of their respective businesses, properties or assets, or (e) require any Acquired Company to obtain any material Consent or Governmental Authorization or make any filing or registration with any Governmental Authority or other Person, other than with respect to the HSR Act, the ICA and the German Competition Act.

Section 3.4  Financial Statements.

(a) Attached as Section 3.4 of the Seller Disclosure Letter are correct and complete copies of (i) the audited consolidated balance sheet of ATS as of December 31, 2017 and 2016, and the related audited consolidated statement of income and cash flow for the fiscal years then ended, including any notes thereto, (ii) the audited non-consolidated balance sheet of ATL as of December 31, 2017, and the related audited non-consolidated statement of income and cash flow for the fiscal year then ended, including any notes thereto, and (iii) unaudited non-consolidated balance sheets of each of the Target Companies as of June 30, 2018 (the "Interim Balance Sheet"), and the related unaudited non-consolidated statement of income for the 6 months then ended (all such financial statements referred to in (i), (ii) and (iii) the "Financial Statements").  The Financial Statements fairly present in all material respects the financial condition, results of operations and cash flows of the Target Companies referenced therein as of the times and for the periods indicated therein, all in accordance with the accounting principles generally accepted in the respective jurisdictions of such Target Companies, consistently applied.

(b) None of the Acquired Companies, the Restructuring Sellers or any director, officer, employee, auditor, accountant or Representative thereof has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Acquired Companies or the Restructuring Sellers or their respective internal accounting controls, including any complaint, allegation, assertion or claim that any of the Acquired Companies or any Restructuring Seller has engaged in questionable accounting or auditing practices.

Section 3.5  Books and Records.  The books of account, minute books and other records of the Acquired Companies, all of which have been made available to the Purchaser, are accurate and complete in all respects and have been maintained in accordance with sound business practices and an adequate system of internal controls.

Section 3.6  Accounts Receivable.  All accounts receivable reflected on the Pro Forma Balance Sheet or arising after the date of the Pro Forma Balance Sheet have arisen from bona fide transactions involving the sale of goods or the rendering of services in the Ordinary Course of Business.  There is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business, relating to the amount or validity of such accounts receivable.

Section 3.7  No Undisclosed Liabilities.  The Acquired Companies have no material Liabilities except (a) Liabilities reflected on the Pro Forma Balance Sheet, and (b) Liabilities incurred in the Ordinary Course of Business consistent with past practice, since the date of the Pro Forma Balance Sheet.

Section 3.8  Absence of Certain Changes and Events.  Since June 30, 2018, except for the Restructuring and the other transactions contemplated by Section 5.6, each of the Acquired Companies, and to the extent related to the Transferred Business, the Restructuring Sellers, has conducted their business only in the Ordinary Course of Business and there has not been any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the charter, by-laws or other organizational documents of any Acquired Company;

(c) split, combination or reclassification of any shares of its capital stock;

(d) issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e) declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f) change in any method of accounting or accounting practice of an Acquired Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g) change in any Acquired Company's cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h) incurrence, assumption or guarantee of any material Indebtedness, except unsecured current obligations and Liabilities incurred in the Ordinary Course of Business consistent with past practice;

(i) transfer, assignment, sale or other disposition of any material assets shown or reflected in the Pro Forma Balance Sheet or cancellation of any debts or entitlements;

(j) transfer, assignment or grant of any license or sublicense under or with respect to any Company Intellectual Property or Company Intellectual Property Agreements, except in the Ordinary Course of Business;

(k) abandonment or lapse of or failure to maintain in full force and effect any material Intellectual Property Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any material trade secrets included in the Company Intellectual Property;

(l) material damage, destruction or loss (whether or not covered by insurance) to its property;

(m) any capital investment in, or any loan to, any other Person;

(n) acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any material Contract to which any Acquired Company is a party or by which it is bound);

(o) any capital expenditures in excess of $1,000,000 in the aggregate;

(p) imposition of any Encumbrance upon the properties, capital stock or assets, tangible or intangible, of any Acquired Company;

(q) loan to (or forgiveness of any loan to), or entry into. any other transaction with any of its stockholders or current or former directors, officers and employees;

(r) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(s) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal, state or provincial bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(t) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $250,000, individually (in the case of a lease, per annum) or $1,000,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the Ordinary Course of Business;

(u) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof; or

(v) Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.9  Condition and Sufficiency of Assets.  Each Acquired Company has good and valid title to, or in the case of leased assets, valid leasehold interests in, all of its tangible personal property and assets reflected in the Pro Forma Balance Sheet or acquired after the date of the Pro Forma Balance Sheet, other than properties or assets sold or otherwise disposed of in the Ordinary Course of Business since June 30, 2018, free and clear of any Encumbrances other than Permitted Encumbrances.  Each Acquired Company owns or leases, or in the case of the Restructuring, will own or have leased, all tangible assets used in or necessary to conduct its business as conducted.  Each of the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Acquired Companies are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 3.10  Real Property.

(a) Section 3.10(a) of the Seller Disclosure Letter sets forth an accurate and complete description, including the street address, of all real property leased (the "Leased Real Property") by the Acquired Companies.  Section 3.10(a) of the Seller Disclosure Letter further sets forth an accurate and complete description of all leases relating to the Leased Real Property, including all amendments thereto (collectively, including all amendments, the "Real Property Leases" and individually, each a "Real Property Lease").  Sellers have delivered to the Purchaser accurate and complete copies of all Real Property Leases.  With respect to the Leased Real Property (i) each Acquired Company has, and as of the Closing, will have, a valid leasehold interest in each Leased Real Property set forth beside its name in Section 3.10(a) of the Seller Disclosure Letter, free and clear of any Encumbrances, other than Permitted Encumbrances, (ii) no Acquired Company is in default under any of the Real Property Leases and, to the Sellers' Knowledge, no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a default or permit the termination of, or acceleration of rent under, the Real Property Leases, and (iii) to the Sellers' Knowledge, no lessor under any Real Property Lease is in default thereunder.  No Acquired Company has subleased or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof.

(b) The Leased Real Property constitutes all real property rights and interests necessary to own, operate and maintain the business of the Acquired Companies in a manner consistent with the ownership, operation and maintenance of such business as of the Closing.

Section 3.11  Environmental Matters.

(a) None of the Acquired Companies or Restructuring Sellers (solely with respect to the Transferred Business) has engaged in any activities involving Hazardous Materials in a manner which is reasonably likely to form the basis of a material claim against any Acquired Company for violation of any applicable Environmental Law or under any applicable Environmental Law.

(b) No Proceeding is pending or, to the Sellers' Knowledge, has been threatened against any Acquired Company or Restructuring Seller (solely with respect to the Transferred Business) concerning any activities involving Hazardous Materials.

(c) The Acquired Companies and the Restructuring Sellers (solely with respect to the Transferred Business) are and have been in compliance with all applicable Environmental Laws in all material respects.

(d) The Sellers have delivered or otherwise made available for inspection to the Purchaser complete and correct copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by the Acquired Companies or Restructuring Sellers (solely with respect to the Transferred Business) pertaining to Hazardous Materials in, on, beneath or adjacent to any of the Leased Real Property.

Section 3.12  Intellectual Property and Computer Systems.

(a) Section 3.12(a) of the Seller Disclosure Letter sets forth a correct, current and complete list of (i) all Company Intellectual Property that is subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction ("Intellectual Property Registrations"), including issued patents, registered trademarks, domain names, copyright registrations, and pending applications for any of the foregoing, and specifying as to each, as applicable: the title, mark, or design; the record owner; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status, and (ii) all unregistered trademarks included in the Company Intellectual Property and any other material Intellectual Property owned, used or held for use in the Acquired Companies' business as currently or formerly conducted.

(b) Section 3.12(b) of the Seller Disclosure Letter contains a correct, current, and complete list of all Company Intellectual Property Agreements, specifying for each the date, title, and parties thereto, and separately identifying the Company Intellectual Property Agreements: (i) under which the Acquired Companies are a licensor or otherwise grants to any Person any right or interest relating to any Company Intellectual Property; (ii) under which the Acquired Companies are a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to the Acquired Companies' ownership or use of Intellectual Property.  The Sellers have made available to the Purchaser with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all Company Intellectual Property Agreements, including all modifications, amendments, and supplements thereto and waivers thereunder.

(c) Each Company Intellectual Property Agreement is valid and binding on the Acquired Companies that are party thereto in accordance with its terms and is in full force and effect, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws from time to time in effect that affect creditors' rights generally and by legal and equitable limitations on the availability of specific remedies.  None of the Acquired Companies, Restructuring Sellers (with respect to the Transferred Business) nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company Intellectual Property Agreement.

(d) The Acquired Companies are, and as of the Closing, will be, the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title, and interest in and to the Company Intellectual Property, and have the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the business of the Acquired Companies as currently conducted, in each case, free and clear of all Encumbrances in accordance with the applicable Company Intellectual Property Agreements.

(e) All of the Company Intellectual Property is valid and enforceable, and all Intellectual Property Registrations are subsisting and in full force and effect. The Acquired Companies, and to the extent related to the Transferred Business, the Restructuring Sellers, have taken all reasonable and necessary steps to maintain and enforce the Company Intellectual Property and to preserve the confidentiality of all trade secrets included therein, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. All required filings and fees related to the Intellectual Property Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars.

(f) The Acquired Companies, and to the extent related to the Transferred Business, the Restructuring Sellers, have entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor whereby such employee or independent contractor (i) acknowledges the respective Acquired Companies or the respective Restructuring Sellers have exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Acquired Companies or the Restructuring Sellers; (ii) grants to the respective Acquired Companies or the respective Restructuring Sellers a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a "work made for hire" under applicable Law, and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law. The Sellers have provided the Purchaser with true and complete copies of all such Contracts.

(g) The conduct of the Acquired Companies' business and the Transferred Business as currently and formerly conducted, including the use of the Company Intellectual Property and Licensed Intellectual Property in connection therewith, and the products, processes, and services of the Acquired Companies, and to the extent related to the Transferred Business, the Restructuring Sellers, have not infringed, misappropriated, or otherwise violated, and will not infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any Person.

(h) To the Sellers' Knowledge, no Person has infringed, misappropriated, or otherwise violated any Company Intellectual Property or Licensed Intellectual Property.

(i) There are no legal Proceedings (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending, or, to the Sellers' Knowledge, threatened in writing (including in the form of offers to obtain a license), (i) alleging any infringement, misappropriation, or other violation by the Acquired Companies, and to the extent related to the Transferred Business, by the Restructuring Sellers, of the Intellectual Property of any Person, (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property or Licensed Intellectual Property, or the Acquired Companies' right, title, or interest in or to any Company Intellectual Property or Licensed Intellectual Property, or (iii) by the Acquired Companies, the Restructuring Sellers (solely with respect to the Transferred Business), or the owner of any Licensed Intellectual Property, alleging any infringement, misappropriation, or other violation by any Person of the Company Intellectual Property or such Licensed Intellectual Property. None of the Sellers, the Acquired Companies or the Restructuring Sellers is aware of any facts or circumstances that could reasonably be expected to give rise to any such legal Proceedings.

(j) All of the Acquired Companies' Computer Systems (including those which will be owned by the Acquired Companies as of the Closing) are owned by, or validly licensed, leased or supplied under a valid contract to the Acquired Companies or the Restructuring Sellers, and they comprise all of the material Computer Systems that are required to carry on the business of the Acquired Companies and the Transferred Business as it was carried out in the 12 months prior to the date hereof.  The Acquired Companies' rights with respect to the Computer Systems will not be lost or rendered liable to termination by virtue of the execution, delivery or performance of this Agreement.

(k) The Acquired Companies, and to the extent related to the Transferred Business, the Restructuring Sellers, have maintained commercially reasonable administrative, physical and technical safeguards consistent with (i) normal industry practice, (ii) contractual obligations, and (iii) applicable Laws, to protect the confidentiality, integrity and accessibility of Computer Systems and information contained therein (including Company Intellectual Property, Personal Data and other information subject to confidentiality obligations), and specifically, prevent against loss and unauthorized access, use, modification, disclosure or other misuse of such information.

(l) The Company Intellectual Property does not incorporate any open source code or object code subject to a GNU general public license, GNU lesser general public license, or other similar "copyleft" license that could trigger a requirement by the Acquired Companies, to provide any source code or software that is Company Intellectual Property to another party as a condition of an open source license.

Section 3.13  Privacy and Personal Data.

(a) The Acquired Companies, and to the extent related to the Transferred Business, the Restructuring Sellers, have and maintain appropriate data, privacy and security practices which conform in all material respects with, and at all times have complied in all material respects with, any and all applicable Privacy Laws and any obligations to employees and any third parties including any customers participating in or utilizing any services or products provided or made available by the Acquired Companies or the Restructuring Sellers with respect to the Transferred Business.  The Acquired Companies, and to the extent related to the Transferred Business, the Restructuring Sellers, have established and maintain reasonable technical, administrative, physical and organizational measures and security systems and technologies in compliance with Privacy Laws.

(b) No material breach, security incident or violation of any data security policy has occurred or, to the Sellers' Knowledge, is threatened, and there has been no unauthorized or illegal access to or acquisition of any data, products, services or systems maintained, operated or made available by the Acquired Companies, or to the extent related to the Transferred Business, the Restructuring Sellers, including without limitation, any Personal Data, Confidential Information or Intellectual Property, in the care, custody or control of the Acquired Companies or the Restructuring Sellers. To the Sellers' Knowledge, no circumstance has arisen in which (i) Privacy Laws or obligations to any third Person would require the Acquired Companies or with respect to the Transferred Business, the Restructuring Sellers, to notify a Governmental Authority, third Person, including a customer of the Acquired Companies, or to the extent related to the Transferred Business, the Restructuring Sellers, of a data security breach or security incident or (ii) would any guidance issued by a Governmental Authority require the Acquired Companies to notify a governmental entity, third Person or individual of a data security breach.

(c) The Acquired Companies, and to the extent related to the Transferred Business, the Restructuring Sellers, have not received or experienced and, to the Sellers' Knowledge, there is no circumstance that would reasonably be expected to give rise to, any claim or Proceeding: (i) alleging or confirming material non-compliance with a relevant requirement of Privacy Laws or obligations to third parties; or (ii) claiming compensation from the Acquired Companies, or to the extent related to the Transferred Business, the Restructuring Sellers.  The Acquired Companies, and to the extent related to the Transferred Business, the Restructuring Sellers, have not been involved in any actions involving a material breach or alleged material breach of Privacy Laws or obligations to any third Person.

Section 3.14  Contracts.

(a) Section 3.14(a) of the Seller Disclosure Letter sets forth an accurate and complete list of each Contract to which an Acquired Company is a party or by which the Acquired Companies or any of their respective properties or assets, including the Transferred Business, is bound or affected, which:

(i) contains obligations of an Acquired Company in excess of $1,000,000, except as can be cancelled by such Acquired Company without penalty with no more than 30 days' notice;

(ii) is a mortgage, indenture, guarantee, loan or credit agreement, security agreement or other Contract relating to Indebtedness in excess of $1,000,000, other than accounts receivables and payables in the Ordinary Course of Business;

(iii) relates to the acquisition, disposition, lease or sublease of any real or personal property, or that otherwise affects the ownership of, leasing of, title to, or use of, any real or personal property (other than personal property leases and conditional sales agreements having a value per item or aggregate payments of less than $1,000,000 and a term of less than one year);

(iv) is a license or other Contract under which an Acquired Company has licensed or otherwise granted rights in any material Intellectual Property to any Person;

(v) includes any noncompetition, nonsolicitation or other restrictive covenant or any exclusive dealing or similar arrangement that limits the ability of the Acquired Companies to compete (geographically or otherwise) in any line of business or solicit any individuals or entities;

(vi) is a Contract with a Governmental Authority;

(vii) is a Contract that contains any provisions pursuant to which any Acquired Company is obligated to indemnify or make any indemnification payments in excess of $250,000 to any Person;

(viii) is a sales representative, reseller, commission, marketing representative, distributor, franchise agreement or similar Contract involving amounts in excess of $250,000 relating to or providing for the marketing or sale of the products or services of any Acquired Company;

(ix) is a sole source or exclusive supplier Contract for goods or services supplied to any Acquired Company or the Transferred Business;

(x) is a Contract requiring any Acquired Company to provide its goods or services to, or to maintain its status as, a women-owned business or other minority-owned business; or

(xi) is a Contract, the default or termination of which would have a material impact on any Acquired Company in the aggregate.

(b) The Sellers have delivered to the Purchaser an accurate and complete copy of each Contract required to be listed in Section 3.14(a) of the Seller Disclosure Letter.  With respect to each such Contract, (i) each such Contract is legal, valid, binding, enforceable and in full force and effect, subject to Laws of general application relating to bankruptcy, insolvency and the relief of debtors and Laws governing specific performance, injunctive relief and other equitable remedies, (ii) each Acquired Company and the other parties to the Contract have performed all of their respective material obligations required to be performed under the Contract, (iii) neither the Acquired Companies nor, to the Sellers' Knowledge, any other party to any such Contract is in breach or default under, or has provided or received any written notice of any intention to terminate, any such Contract, and (iv) the Contract is not under negotiation (nor has written demand for any renegotiation been made), no party has repudiated any portion of the Contract or indicated it does not intend to renew such Contract at the end of its current term.

Section 3.15  Tax Matters.

(a) Since the date of the Interim Balance Sheet, except for the Restructuring and the other transactions contemplated by Section 5.6, no Acquired Company has incurred any Liability for Taxes other than in the Ordinary Course of Business, made or rescinded any Tax election, changed any annual accounting period, adopted or changed any method of accounting or policy or reversed any accruals (except as required by a change in Law or GAAP), filed any amended Tax Returns, entered into any Tax Sharing Agreement, signed or entered into any closing agreement or settlement agreement, settled or compromised any claim or assessment of Tax Liability, surrendered any right to claim a refund, offset or other reduction in Liability, consented to any extension or waiver of the limitations period applicable to any claim or assessment, in each case with respect to Taxes.

(b) All income and other material Tax Returns of or with respect to the Acquired Companies required by applicable Law to be filed have been duly and timely filed and all such Tax Returns are true, correct, and complete in all material respects. All Taxes owed by the Acquired Companies or for which any Acquired Company is liable which are (or have become) due (whether or not shown on any Tax Return) have been fully and timely paid, except for Taxes (x) which are being contested in good faith through appropriate procedures and for which adequate reserves have been established and maintained in accordance with GAAP, specifically listed on Section 3.15(b) of the Seller Disclosure Letter and reflected on the Financial Statements or (y) which individually or in the aggregate are not reasonably expected to be material.

(c) No assessment, deficiency, or adjustment has been asserted, proposed, or, to Sellers' Knowledge, threatened in writing by any Governmental Authority with respect to any Taxes or Tax Returns of or with respect to any Acquired Company.

(d) All Taxes that any Acquired Company is obligated to withhold from any amount owing to any Person in any Pre-Closing Period have been fully and timely withheld and, to the extent withheld, have been timely paid to the appropriate Governmental Authority if due, in compliance with all Tax withholding and remitting provisions of applicable Laws.

(e) No Tax audits, examinations, investigations, disputes, claims or other Proceedings with respect to the Acquired Companies (collectively, "Tax Proceedings") are pending or being conducted, nor has any Acquired Company received any written notice from any Governmental Authority that any such Tax Proceeding is pending or threatened.

(f) There are no liens relating or attributable to Taxes encumbering (and no Taxing Authority has threatened in writing to encumber) the assets of any of the Acquired Companies, or to the extent related to the Transferred Business, the Restructuring Sellers, except for statutory liens for current Taxes not yet due and payable or liens for Taxes being contested in good faith in appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP on the Financial Statements.  There are no liens relating or attributable to Taxes encumbering (and no Taxing Authority has threatened in writing to encumber) the Shares (or other Equity Interests) in any of the Acquired Companies.

(g)  No Acquired Company has waived any statute of limitations for the period of assessment or collection of Taxes, or agreed to or requested any extension of time for the period with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(h) No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date as a result of any: (i) change in method of accounting for any period beginning on or prior to the Closing Date pursuant to Section 481 of the Code (or any similar provision of state, local or foreign Law); (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transactions or excess loss accounts described in Treasury Regulation Section 1.1502-13, or 1.1502-19 or otherwise pursuant to Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provisions of U.S. state, local or non-U.S. income Tax Law) relating to a transaction occurring or arising on or prior to the Closing Date; (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid income received or accrued on or prior to the Closing Date; (vii) method of accounting that defers the recognition of income to any period ending after the Closing Date; or (viii) modification or forgiveness of any indebtedness made on or prior to the Closing Date.

(i) No Acquired Company, or to the extent related to the Transferred Business, Restructuring Seller, (i) is a party to, is bound by, or has any obligation under, any Tax Sharing Agreement, or (ii) has any liability or obligation (for Taxes or otherwise) to any Person as a result of, or pursuant to, any such Tax Sharing Agreement.

(j) No Acquired Company, or to the extent related to the Transferred Business, Restructuring Seller, is a party to, is bound by, or has any obligation under, any closing or similar agreement, Tax abatement or similar agreement or any other agreements with any Taxing Authority with respect to any period for which the statute of limitations has not expired.

(k) No power of attorney related or attributable to Taxes that currently is in effect has been granted by any of the Acquired Companies.

(l) No Acquired Company has any liability for the Taxes of any Person that is not an Acquired Company under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or as a result of similar liability, operation of Law, by contract (including any Tax Sharing Agreement) or otherwise.  No Acquired Company has been included in any "consolidated", "unitary", "combined" or similar Tax Return provided for under the United States or any non-U.S. jurisdiction or any state, other than any such group the common parent of which is an Acquired Company.

(m) No Acquired Company has (i) taken a reporting position on a Tax Return that, if not sustained, would give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of state, local or foreign Law), (ii) entered into any transaction identified as a (x) "listed transaction," within the meaning of Treasury Regulations Sections 1.6011-4(b)(2), (y) a "transaction of interest," within the meaning of Treasury Regulations Section 1.6011-4(b)(6), or (z) any transaction that is "substantially similar" (within the meaning of Treasury Regulations Section 1.6011-4(c)(4)) to a "listed transaction" or "transaction of interest," or (iii) entered into any other transaction that required or will require the filing of an IRS Form 8886.

(n) No Acquired Company has distributed stock of another Person, or had its stock distributed by another Person in a transaction intended or purported to be governed, in whole or in part, by Section 355 of the Code or Section 361 of the Code.

(o) No Acquired Company is or has been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(p) No Acquired Company is a party to any joint venture, partnership, other arrangement or contract which is treated as a partnership for U.S. federal income Tax purposes.  No Acquired Company owns any interest in any Person that is not an Acquired Company.

(q) No Acquired Company has made an election pursuant to Treasury Regulations Section 301.7701-3 with respect to any Person.

(r) No claim has been made in writing by a Taxing Authority in a jurisdiction where any of the Acquired Companies does not file Tax Returns and pay Taxes that any such Acquired Company is or may be subject to any Tax Return filing requirements or taxation by that jurisdiction.

(s) No Acquired Company has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(t) No Acquired Company has any liability under Section 482 of the Code (or similar provisions of state, local or foreign Law).

(u) No Acquired Company has received or entered into, as applicable, any ruling requests, technical advice memoranda, closing or similar agreements, "gain recognition agreements" (within the meaning of Treasury Regulations Section 1.367(a)-8), or similar agreements or documents, tax abatement or similar agreements, in each case, relating or attributable to each of the Acquired Companies that could reasonably be expected to affect any period ending after the Closing Date or for which the statute of limitations has not expired or for which any Acquired Company has any Tax or other liability thereunder.

(v) The Sellers have delivered or made available to the Purchaser (i) for the tax period ending on or including December 31, 2016 and 2017, correct and complete copies of all material Tax Returns required to be filed by each of the Acquired Companies and (ii) for all periods for which the statute of limitations has not expired, all revenue agent's reports, notices or proposed notices of deficiency or assessment, audit reports, information document requests and other material correspondence and documentation relating to Taxes or Tax Returns of each Acquired Company.

(w) Each Acquired Company has duly and timely collected all amounts on account of any sales or transfer taxes, including goods and services, harmonized sales and state and provincial sales taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Taxing Authority any such amounts required by Law to be remitted by it.

(x) More than 50% of the fair market value of the shares of ATL is not derived, and at no time during the 60-month period preceding the Closing Date was more than 50% of the fair market value of such shares derived, directly or indirectly from one or any combination of: (i) real or immovable property situated in Canada; (ii) Canadian resource properties (within the meaning of the ITA); (iii) timber resource properties (within the meaning of the ITA); or (iv) options in respect of, or interests in, or for civil law rights in, property described in (i), (ii) or (iii) above, whether or not the property exists. Such shares have not been deemed to be "taxable Canadian property" (within the meaning of the ITA) under a provision of the ITA.

(y) There are no circumstances existing prior to the date hereof which could result in the application to an Acquired Company of any of sections 80 to 80.04 of the ITA or any analogous provision of any applicable Law.

(z) No Acquired Company has any unpaid amounts that may be required to be included in its income for Canadian federal income Tax purposes after the Closing Date under section 78 of the ITA or any analogous provision of any applicable Law.

(aa) No circumstances exist and no transaction or event or series of transactions or events has occurred which has resulted or could result in a liability for Tax to an Acquired Company, either before, on or after the Closing Date, under section 17 of the ITA or any analogous provision of any applicable Law.

(bb) No Acquired Company has received any requirement, demand or request pursuant to section 224 of the ITA or any analogous provision of applicable Law which remains unsatisfied in any respect.

(cc) No Acquired Company (i) has made any payment, (ii) is obligated to make any payment, or (iii) is party to any Contract under which it could be obligated to make any payment, that may not be deductible by virtue of section 67 of the ITA.

(dd) The value of consideration paid or received by any Acquired Company in respect of the acquisition, sale or transfer of any property or the provision of any services to or from any person with whom it does not deal at "arm's length" (as defined for purposes of the ITA) has been equal to the fair market value of such property acquired, sold or transferred or services provided.

(ee) For all transactions, if any, between an Acquired Company on the one hand and any Person on the other hand that is a non-resident of Canada for purposes of the ITA with whom the Acquired Company was not dealing at "arm's length" (as defined for purposes of the ITA) and to which subsection 247(3) of the ITA could apply, the Acquired Company has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the ITA.

(ff) ATL is duly registered under Part IX of the Excise Tax Act (Canada) ("ETA") for purposes of the goods and services and harmonized sales tax ("GST/HST") with GST/HST number 120917950RT0001 and for any other applicable provincial or other sales Tax purposes.  All input tax credits and rebates claimed by for GST/HST purposes were calculated and claimed in accordance with applicable Law.  ATL has at all times complied with all material obligations and requirements imposed for GST/HST purposes under the ETA and for provincial or other sales Tax purposes, including all registration, reporting, filing, payment, collection and remittance requirements.  For all sales that are exempt from sales and similar Taxes and that were made without charging or remitting sales or similar Taxes, ALT received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale as exempt.

(gg) The representations and warranties set forth in this Section 3.15 and Section 3.17 are the only representations and warranties in this Agreement with respect to Taxes.  Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that the representations and warranties in this Section 3.15, other than the representations and warranties in Section 3.15(h), (i), (j), (k), and (s) (collectively, the "Specified Tax Representations"), refer only to activities prior to the Closing and will not serve as representations and warranties regarding, or a guarantee of, nor can they be relied upon with respect to, Taxes attributable to any Tax period (or portion thereof) beginning after the Closing Date, or Tax positions taken after the Closing Date.

Section 3.16  Labor Matters.  The Acquired Companies are not, and no Acquired Company, or to the extent related to the Transferred Business, no Restructuring Seller, has ever been, a party to or bound by any collective bargaining agreement or other Contract with any labor union or similar organization representing any of its employees, nor are any collective bargaining agreements otherwise in effect with respect to such employees.  No labor organization or group of employees of an Acquired Company, or to the extent related to the Transferred Business, of a Restructuring Seller, has made a pending demand for recognition or certification, there are no labor unions or similar organizations representing or, to the Sellers' Knowledge, attempting or threatening to represent any employee of the Acquired Companies, nor have there been any labor organizing campaigns or representation or certification proceedings or petitions pending with respect to the Acquired Companies or the Transferred Business, or any of their employees or, to the Sellers' Knowledge, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Within the past four years, the Acquired Companies, and to the extent related to the Transferred Business, the Restructuring Sellers, have not experienced any labor strike, slowdown, lockout, picketing, handbilling, work slowdown, arbitration, organizing activities, grievances or other work stoppage or labor dispute, nor is any such action threatened.  No employee is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, noncompetition or other restrictive covenant agreement, or any other contract or agreement in favor of any third Person, and the continued employment of each such employee does not subject the Acquired Companies to any material liability with respect to any of the foregoing matters. The Acquired Companies, and to the extent related to the Transferred Business, the Restructuring Sellers, are in compliance in all material respects with all Laws relating to employment and fair employment practices, immigration, terms and conditions of employment, compensation, benefits, employment discrimination and harassment, workers' compensation, occupational safety and health, and wages and hours.  None of the Acquired Companies, and to the extent related to the Transferred Business, the Restructuring Sellers, are party to or otherwise bound by any consent decree or citation by any Governmental Authority relating to employees or employment practices.  As of the date of this Agreement, no material employee has given notice to any of the Acquired Companies, or to the extent related to the Transferred Business, the Restructuring Sellers, of his or her intent to terminate his or her employment or service relationship with the Acquired Companies.

Section 3.17  Employees; Employee Benefit Matters.

(a) Section 3.17(a) of the Seller Disclosure Letter contains a true and complete list of all of the employees (whether full-time, part-time or otherwise and including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized) and independent contractors and consultants of the Acquired Companies, and to the extent related to the Transferred Business, the Restructuring Sellers, as of September 30, 2018, specifying, to the extent possible, their (i) name; (ii) title or position (including whether full-time, part time or otherwise); (iii) hire date; (iv) if applicable, leave status and expected return to work date, including whether the employee is on long term disability or are receiving benefits pursuant to the WCA or other comparable Laws in any other jurisdiction; (v) current annual base compensation rate; (vi) classification as exempt or non-exempt, or whether they are exempt from overtime under the Employment Standards Act or other comparable Laws in any other jurisdiction; (vii) commission, bonus or other incentive-based compensation; and (viii) visa status, if any.

(b) Section 3.17(b) of the Seller Disclosure Letter sets forth an accurate and complete list of all Company Plans.  There is no agreement, policy, plan or practice relating to the payment of any management, consulting or other fee or any bonus, retention payment, change of control or golden parachute payment, pension, share of profits or retirement allowance, or any insurance, health or other employee benefit, except as disclosed in Section 3.17(b) of the Seller Disclosure Letter.  With respect to each Company Plan, the Sellers have delivered to the Purchaser an accurate and complete copy of (i) all plan documents (including all amendments thereto) and summary plan descriptions (including all summaries of material modifications thereto), (ii) Forms 5500 or other reports filed with any Governmental Authority in each of the most recent three plan years, including all schedules thereto, (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, in each case in effect now or in the past three years, (iv) copies of any employee handbooks, in effect now, or in the past three years, relating to any Company Plan, (v) in the case of any Company Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service, and (vi) copies of material notices, letters or other correspondence received from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority in the past three years. Each Company Plan may be amended, terminated or otherwise discontinued at the will of the Acquired Companies without liability for such amendment, termination or discontinuance except as otherwise required by ERISA.

(c) Each Company Plan is maintained, funded, documented, operated and administered in all material respects, and the Acquired Companies, each ERISA Affiliate, and to the extent related to the Transferred Business, the Restructuring Sellers, have performed all of its obligations, in all material respects, under each Company Plan, in each case in accordance with the terms of such Company Plan and in compliance with all applicable Laws, including ERISA and the Code.  All contributions required to be made to any Company Plan by applicable Law and the terms of such Company Plan have been timely made or paid, and all premiums due or payable with respect to insurance policies funding any Company Plan, for any period through the Closing Date, in full or, to the extent not required to be made or paid on or before the Closing Date, have been fully reflected in line items on the Pro Forma Balance Sheet.

(d) Except as contemplated by this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) will cause accelerated vesting, payment or delivery of, or increase the amount or value of any payment or benefit under or in connection with any Company Plan, this Agreement (or any agreement, plan or other program contemplated in this Agreement) or any Contract listed on Section 3.14(a) of the Seller Disclosure Letter or constitute a "deemed severance" or "deemed termination" under any Company Plan with respect to, any director, officer, employee, or former director, former officer or former employee of the Acquired Companies, except as a result of any partial plan termination resulting from this Agreement.

(e) Neither the Acquired Companies, nor any ERISA Affiliate, currently maintains, sponsors, contributes to, or has any liability under (or with respect to), or has ever maintained, sponsored, contributed to, or had liability under (or with respect to) any "defined benefit plan" (as defined in Section 3(35) of ERISA), or any multiemployer plan, or otherwise has any liability under Title I or IV of ERISA or other applicable Law. No asset of any of the Acquired Companies is subject to any lien under ERISA, the Code or other applicable Law. None of the Acquired Companies, any ERISA Affiliate, or to the extent related to the Transferred Business, the Restructuring Sellers, has failed to timely pay premiums to the Pension Benefit Guaranty Corporation or required under the Canada Pension Plan Act or engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA, the Canada Pension Plan Act or other applicable Laws.

(f) There have been no prohibited transactions with respect to any Company Plan. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Plan. No actions, claims (other than routine benefit claims) or lawsuits have been asserted in writing or instituted against any Company Plan or related trust, sponsor, administrator or fiduciary, nor, to the Sellers' Knowledge, are there facts that could reasonably be expected to form the basis for any such action, claim or lawsuit. To the Sellers' Knowledge, no event has occurred respecting any Company Plan which would entitle any person (without the consent of the Acquired Companies, or to the extent related to the Transferred Business, the Restructuring Sellers) to cause the wind-up or termination of any Company Plan in whole or in part.  No insurance policy or any other contract or agreement affecting any Company Plan requires or permits a retroactive increase in premiums or payments due thereunder.

(g) None of the Acquired Companies, their ERISA Affiliates, or to the extent related to the Transferred Business, the Restructuring Sellers, contribute to or have any obligation to contribute to, or any liability with respect to, any employee welfare benefit plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees of any Acquired Company, or to the extent related to the Transferred Business, the Restructuring Sellers (or any spouse or other dependent thereof), other than in accordance with COBRA or other applicable Laws.

(h) Each Company Plan has been administered in all material respects in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder, and other applicable Laws. The Acquired Companies do not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code, or other applicable Laws.

(i) Neither the execution of this Agreement nor any of the transactions contemplated in this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Acquired Companies to severance pay or any other termination or retention payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Acquired Companies to merge, amend, or terminate any Company Plan; (iv) except as otherwise required by applicable Law, increase the amount payable under or result in any other material obligation pursuant to any Company Plan; (v) result in "excess parachute payments" within the meaning of Section 280G(B) of the Code; or (vi) require a "gross-up" or other payment to any "disqualified individual" within the meaning of Section 280G(c) of the Code. The Acquired Companies have made available to the Purchaser true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

Section 3.18  Compliance with Laws and Governmental Authorizations.

(a) The Acquired Companies are in material compliance, and since January 1, 2015, the Acquired Companies, and to the extent related to the Transferred Business, the Restructuring Sellers, have complied in all material respects, with all Laws or Governmental Authorizations applicable to them or to the conduct of their business or the ownership, management, operation, or use of any of their properties or assets.

(b) All Governmental Authorizations necessary for the Acquired Companies to conduct their businesses have been obtained by the Acquired Companies, and to the extent related to the Transferred Business, the Restructuring Sellers, and are valid and in full force and effect.  Section 3.18(b) of the Seller Disclosure Letter lists all of the material Governmental Authorizations issued to the Acquired Companies, and to the extent related to the Transferred Business, the Restructuring Sellers.  To the Sellers' Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Governmental Authorization listed in Section 3.18(b) of the Seller Disclosure Letter.

(c) The Acquired Companies, and to the extent related to the Transferred Business, the Restructuring Sellers, (i) do not support or otherwise associate with any Person listed in the annex to Executive Order No. 13224 (2001) issued by the President of the United States of America (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), (ii) do not transact, deal, or associate with any Person named on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control ("OFAC"), (iii) do not have a relationship with any terrorist organization, and (iv) are not subject to any U.S. sanctions administered by OFAC.

(d) None of the Acquired Companies, the Restructuring Sellers (to the extent related to the Transferred Business), or any of their directors, officers, employees or agents, nor any Representative of the Acquired Companies is aware of, has taken any action, or has failed to take any action, directly or indirectly, that would result in a violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the UK Bribery Act 2010 or its predecessor laws, or any analogous anticorruption laws, statutes, rules or ordinances applicable to any of the Acquired Companies.  None of the Acquired Companies, the Restructuring Sellers (to the extent related to the Transferred Business), or any of their directors, officers, employees or agents, nor any Representatives acting on their behalf has directly or indirectly offered, paid, promised to pay or authorized the payment of anything of value, including cash, checks, wire transfers, tangible and intangible gifts, favors and services, to any Government Official or any other person while knowing or having a reasonable belief that all or some portion would be used for the purpose of (i) influencing any act or decision of a Government Official or other Person, including a decision to fail to perform official functions, (ii) inducing any Government Official or other Person to do or omit to do any act in violation of the lawful duty of such official, or (iii) inducing any Government Official to use influence with any Governmental Authority in order to assist any of the Acquired Companies, or to the extent related to the Transferred Business, the Restructuring Sellers, in obtaining or retaining business with, or directing business to, any person or otherwise securing for any Person an improper advantage.

(e) All requests for information from a Governmental Authority pursuant to the Freedom of Information and Protection of Privacy Act or similar Laws have been disclosed in Section 3.18(e) of the Seller Disclosure Letter to the Purchaser and no request has been made to any Acquired Company for any Confidential Information pursuant to such Laws.

Section 3.19  Legal Proceedings There are no Proceedings pending or threatened in writing (a) by or against the Acquired Companies, or to the extent related to the Transferred Business, the Restructuring Sellers, or that otherwise relate to or could reasonably be expected to materially adversely affect the Acquired Companies' business, properties or assets, or (b) against any Seller, the Acquired Companies or to the extent related to the Transferred Business, the Restructuring Sellers that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement and, to the Sellers' Knowledge, there are no circumstances, events, or conditions that could reasonably be expected to form the basis of any such Proceeding.

Section 3.20  Customers and Suppliers.  Section 3.20 of the Seller Disclosure Letter sets forth an accurate and complete list of the names and addresses of the Acquired Companies' 10 largest customers and five largest suppliers (measured in each case by dollar volume of purchases or sales) during the 12-month period ended December 31, 2017, in each case with the dollar amount of purchases or sales which each listed customer or supplier represented during each such period.  As of the date hereof, no customer or supplier so listed has provided written notice or, to the Sellers' Knowledge, has otherwise indicated within the last 12 months that it will stop or materially decrease the rate of its transactions, or otherwise materially change its business relationship, with the Acquired Companies, or to the extent related to the Transferred Business, the Restructuring Sellers.

Section 3.21  Insurance.  Section 3.21 of the Seller Disclosure Letter sets forth an accurate and complete list of the material insurance policies (the "Insurance Policies") maintained by the Acquired Companies.  All such Insurance Policies are in full force and effect and all premiums due and payable under such Insurance Policies have been paid and the Acquired Companies, and to the extent related to the Transferred Business, the Restructuring Sellers, are otherwise in compliance in all material respects with the terms thereof.  No termination of, or material premium increase with respect to, any such policy has been threatened in writing.

Section 3.22  Inventory.  All inventory of the Acquired Companies, whether or not reflected in the Interim Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Acquired Companies free and clear of all Encumbrances, and no inventory is held on a consignment basis.  The quantities of each item of inventory (whether raw materials, work in process or finished goods) are not excessive, but are reasonable in the present circumstances of the Acquired Companies.

Section 3.23  Related Party Transactions.  No Seller, director, officer, employee or Affiliate of the Acquired Companies or the Restructuring Sellers (or Affiliate of any such Seller, director, officer, employee or Affiliate), is a party to any material agreement, Contract, commitment or transaction with, or relating to, the Acquired Companies, other than (a) business dealings conducted in the Ordinary Course of Business on terms and conditions as favorable to the Acquired Companies as would have been obtained by it at the time in a comparable arm's length transaction, or (b) in the case of employees of the Acquired Companies, salaries and employee benefits and other transactions pursuant to any Company Plans in the Ordinary Course of Business.

Section 3.24  Brokers or Finders.  Other than William Blair & Company, no Seller or Acquired Company, nor any Person acting on behalf thereof, has incurred any Liability to pay any fees or commissions to any broker, finder or agent or any other similar payment in connection with any of the transactions contemplated by this Agreement.

Section 3.25  No Other Representations and Warranties.  Except for the representations and warranties contained in ARTICLE 2 and in this ARTICLE 3 (including the related portions of the Seller Disclosure Letter), none of the Sellers, the Acquired Companies or any Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Sellers, the Acquired Companies or the Restructuring Sellers, including any representation or warranty as to the accuracy or completeness of any information regarding the Acquired Companies or the Restructuring Sellers furnished or made available to the Purchaser and its Representatives (including any information, documents or material made available to the Purchaser in connection with the transactions contemplated by this Agreement, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Acquired Companies or the Restructuring Sellers, or any representation or warranty arising from statute or otherwise in Law.

ARTICLE 4
 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Sellers that the statements set forth in this ARTICLE 4 are true and correct as of the Execution Date and as of the Closing Date:

Section 4.1  Organization and Good Standing.  The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation.

Section 4.2  Authority and Enforceability.  The Purchaser has all requisite corporate power and authority to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party.  The execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Purchaser.  The Purchaser has duly and validly executed and delivered this Agreement and each Ancillary Agreement to which it is a party.  This Agreement and the Ancillary Agreements to which the Purchaser is a party constitute the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws from time to time in effect that affect creditors' rights generally and by legal and equitable limitations on the availability of specific remedies.

Section 4.3  No Conflict.  Neither the execution, delivery and performance by the Purchaser of this Agreement or any Ancillary Agreement to which the Purchaser is a party, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate the Governing Documents of the Purchaser, or any resolution adopted by the board of directors or stockholders of the Purchaser or result in the imposition of any Encumbrance on any of the Consideration Shares, (b) result in (with or without notice or lapse of time or both) a breach or default under or create in any Person the right to terminate, cancel, accelerate or modify, or require any notice or Consent under, any material Contract to which the Purchaser is a party or by which the Purchaser or any of its properties or assets is otherwise bound or affected, (c) violate any Law, Judgment or Governmental Authorization applicable to the Purchaser or any of its properties or assets, (d) violate any material Law, Judgment or Governmental Authorization applicable to the Purchaser or any of its businesses, properties or assets, or (e) require the Purchaser to obtain any material Consent or Governmental Authorization or make any filing with any Governmental Authority or other Person, other than with respect to the HSR Act, the ICA and the German Competition Act.

Section 4.4  Legal Proceedings, Orders.  There is no Proceeding by or against the Purchaser that is pending or, to the Purchaser's knowledge, threatened, that challenges, or that may have the effect of preventing, impeding, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement. There are no outstanding orders, rulings, judgments or decrees by which the Purchaser or any of its subsidiaries or any of the Purchaser's assets are bound or subject which, individually or in the aggregate would reasonably be expected to prevent, impede or materially delay the consummation of any of the transactions contemplated by this Agreement.

Section 4.5  Sufficiency of Funds.  The Purchaser has, or will have prior to or at the Closing, sufficient funds available to satisfy its monetary and other obligations under this Agreement including, without limitation, the obligation to pay the Purchase Price in accordance herewith.

Section 4.6  Brokers or Finders.  Neither the Purchaser nor any Person acting on behalf of the Purchaser has incurred any Liability to pay any fees or commissions to any broker, finder or agent or any other similar payment in connection with any of the transactions contemplated by this Agreement.

Section 4.7  Capitalization and Ownership.  As of July 1, 2018, the share capital of Parent consists solely of 54,801,964 Parent Shares, of which 42,121,859 shares are issued and outstanding and 12,680,105 shares are held in treasury.  All of the outstanding Parent Shares have been duly authorized and validly issued and are fully paid and non-assessable (which term, when used herein, means that no further sums are required to be paid by the holders thereof in their capacity as such).  Upon receipt of the Shares pursuant to this Agreement and the issuance of the Consideration Shares in accordance with Section 1.2, the Consideration Shares will be duly authorized, validly issued, fully paid and non-assessable (which term, when used herein, means that no further sums are required to be paid by the holders thereof in their capacity as such), free and clear of all Encumbrances (other than restrictions on transfer under applicable securities Laws) and, assuming the representations of the Sellers are true and correct, when issued in accordance with the instructions of the Sellers, will be registered or exempt from registration under the Securities Act and the Exchange Act and authorized for listing on the New York Stock Exchange.  The Parent Shares are a class of securities registered under Section 12(b) of the Exchange Act (file number 001-32253), are listed for trading on the New York Stock Exchange and no notice of deregistration or delisting has been received by the Purchaser and, to the knowledge of Purchaser, no Proceedings are pending for that purpose.

Section 4.8  Compliance with Laws, Judgments and Governmental Authorizations.  Parent is and has at all times in the last three years been in compliance in all material respects with any applicable Law, Judgments and Governmental Authorizations applicable to Parent, or to the conduct of its businesses or the ownership or use of any of its properties or assets, except in instances where such noncompliance would not reasonably be expected to have a material adverse impact on Parent or its businesses.

Section 4.9  SEC Reports.  Parent has filed all registration statements, prospectuses, forms, reports, schedules, statements and other documents required to be filed by it with the SEC since January 1, 2018 (the "SEC Reports").  The SEC Reports (after giving effect to all amendments thereto) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and all applicable rules and regulations thereunder.  The SEC Reports, at the time filed or, in the case of registration statements, at each date of effectiveness, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 4.10  Absence of Certain Changes or Events.  Except as and to the extent disclosed in the SEC Reports filed on or prior to the time of execution and delivery of this Agreement, there has not been any event, occurrence, development or state of circumstance or fact that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent.

ARTICLE 5
 COVENANTS

Section 5.1  Access and Investigation.  Until the Closing and upon reasonable advance notice from the Purchaser, the Sellers will allow the Purchaser and its Representatives, and will cause the Restructuring Sellers to provide to the Purchaser and its Representatives, reasonable access during normal business hours and without unreasonable interference with the operation of the Acquired Companies' or Restructuring Sellers' business to (a) such materials and information about the Acquired Companies, the Restructuring Sellers and their respective businesses as the Purchaser may reasonably request, (b) specified members of management of the Acquired Companies and the Restructuring Sellers as the parties may reasonably agree, (c) specified customers or suppliers of the Acquired Companies and the Restructuring Sellers as the parties may reasonably agree, and (d) the properties and assets of the Acquired Companies and the Restructuring Sellers, including, without limitation, the Leased Real Property.

Section 5.2  Operation of the Acquired Companies.

(a) Until the Closing, except as contemplated by the Restructuring or as otherwise set forth in this Agreement or the Seller Disclosure Letter or as otherwise consented to in writing by the Purchaser (which consent will not be unreasonably withheld, conditioned or delayed), the Sellers will, and will cause the Acquired Companies and the Restructuring Sellers (with respect to the Transferred Business) to, conduct their business in the Ordinary Course of Business and in compliance in all material respects with all applicable Laws and use their reasonable best efforts to keep available the services of their employees and to preserve the Acquired Companies' and the Restructuring Sellers' (with respect to the Transferred Business) business relationships with its customers, vendors, suppliers, and others doing business with them.

(b) Until the Closing, except as contemplated by the Restructuring or as otherwise set forth in this Agreement, the Seller Disclosure Letter, or as otherwise consented to in writing by the Purchaser (which consent will not be unreasonably withheld, conditioned or delayed), the Sellers will not, and will not cause or permit any Acquired Company, Restructuring Seller (with respect to the Transferred Business) or its subsidiaries to:

(i) incur any indebtedness for borrowed money of the Acquired Companies or any of its subsidiaries other than in the Ordinary Course of Business;

(ii) terminate or materially and adversely amend any Contract listed on Section 3.14(a) of the Seller Disclosure Letter;

(iii) waive or release any right or claim of the Acquired Companies with a value greater than $250,000;

(iv) sell, lease or license, or permit any Encumbrance (other than Permitted Encumbrances) on, any portion of the Acquired Companies' assets other than sales of inventory in the Ordinary Course of Business;

(v) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization or alter the corporate structure of the Acquired Companies;

(vi) take any other action that, if taken between the date of the Interim Balance Sheet and the Execution Date, would be required to be set forth in Section 3.8 or Section 3.15(a) of the Seller Disclosure Letter; or

(vii) agree to take any of the foregoing actions.

Section 5.3  Confidentiality.

(a) From and after the date hereof, each Seller will, and will cause each of its Affiliates and its and their Representatives (its "Restricted Persons") to, maintain the confidentiality of, and not use Confidential Information for their own benefit or the benefit of any other Person.

(b) Neither the Purchaser nor any Seller will, and the Purchaser and each Seller will cause each of their respective Restricted Persons not to, disclose to any Person any information with respect to the legal, financial or other terms or conditions of this Agreement, any of the Ancillary Agreements or any of the transactions contemplated hereby or thereby.  The foregoing does not restrict the right of any party to disclose such information (i) to its respective Restricted Persons to the extent reasonably required in the performance of this Agreement and the Ancillary Agreements or as required for internal business purposes, (ii) to any Governmental Authority to the extent reasonably required in connection with any Proceeding relating to the enforcement of this Agreement or any Ancillary Agreement, and (iii) as required by the rules of any stock exchange or any applicable Law, subject in any event to Section 5.4.  Each party will advise its respective Restricted Persons with respect to the confidentiality obligations under this Section 5.3 and will be responsible for any breach or violation of such obligations by its Restricted Persons.

(c) If a party or any of its respective Restricted Persons become legally compelled, in the written opinion of its legal counsel, to make any disclosure that is prohibited or otherwise restricted by this Agreement, then such party will (i) take all reasonable steps to preserve the privileged nature and confidentiality of the Confidential Information, including requesting that the Confidential Information not be disclosed to non-parties or the public, (ii) promptly notify the disclosing party in writing so that the disclosing party may seek, at its sole cost and expense, an appropriate protective order or other remedy, and (iii) consult with and assist the disclosing party, at the disclosing party's sole cost and expense, in obtaining an injunction or other appropriate remedy to prevent such disclosure.  In the event that such protective order or other remedy is not obtained, such party (or such other persons to whom such request is directed) will furnish only that portion of the Confidential Information which, on the advice of its legal counsel, is legally required to be disclosed and, upon the disclosing party's request, use its best efforts to obtain assurances that confidential treatment will be accorded to such information.

(d) To the extent that any Seller has not done so prior to the Closing, each Seller will, immediately following the Closing, surrender to the Acquired Companies or destroy all data, documents, records, databases, specifications, customer lists, financial reports and all other tangible embodiments of, or otherwise containing or reflecting, Confidential Information, it being expressly understood that all these writings, tangible embodiments and other things are the exclusive property of the Acquired Companies; provided, that, subject to the other limitations in this Section 5.3, each Seller may retain copies of the foregoing solely to the extent required for (and solely for the purpose of) regulatory and backup purposes.

Section 5.4   Public Announcements.  The Purchaser and the Sellers will consult with each other before issuing, and give each other the opportunity to review and comment upon, that portion of any press release or other public statement that relates to the transactions contemplated by this Agreement or the Ancillary Agreements, and will not (and will cause their respective Restricted Persons not to) issue any such press release or make any such public statement before obtaining written consent from the non-issuing party, except (i) as may be required by applicable Law, including, without limitation, any and all rules and regulations promulgated by the New York Stock Exchange or the SEC (based upon the reasonable advice of counsel), court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system or (ii) for disclosures to their respective officers, directors, managers, members, managing members, partners, employees, consultants, fiduciaries, financial sponsors, limited partners, co-investors, agents or Representatives.  The Purchaser and the Sellers will consult with each other concerning the means by which the employees, customers, suppliers and others having dealings with the Acquired Companies will be informed of the transactions contemplated by this Agreement, and the Purchaser has the right to be present for any such communication.

Section 5.5   Further Assurances.  Subject to the other express provisions of this Agreement, upon the reasonable request of any party to this Agreement, the other parties will (a) furnish to the requesting party any additional information, (b) execute and deliver, at their own expense, any other documents, and (c) take any other actions as the requesting party may reasonably require to more effectively carry out the intent of this Agreement and the transactions contemplated by this Agreement.  In furtherance of the foregoing, upon request from the Purchaser or its Representatives, the Sellers will use their respective commercially reasonable efforts to cooperate with the Purchaser and its Representatives in connection with the Purchaser's preparation and filing of combined financial statements of the Acquired Companies that meet the requirements of Rule 3-05 of Regulation S-X and other applicable Law at the sole expense of the Purchaser; provided, however, that in no event will the foregoing require any Seller (or Acquired Company) to prepare or otherwise provide any financial statements with respect to any historical financial information of any Seller or Acquired Company.

Section 5.6   Pre-Closing Transactions.

(a) Restructuring. No later than ten Business Days prior to the Closing Date, the Sellers will deliver to the Purchaser the drafts of the Restructuring Agreements, with all proposed schedules, based on the form attached as Exhibit C.  The Purchaser will review such drafts and will deliver to the Sellers any comments thereto within five Business Days following receipt thereof.  The Sellers will consider all such comments in good faith; provided, that the Sellers agree not to enter into any Restructuring Agreements that include any material changes from the form attached hereto as Exhibit C without the prior written consent of the Purchaser, which such consent will not be unreasonably withheld.  Subject to the foregoing, the Sellers will perform the Restructuring and all actions contemplated or carried out thereby in compliance with applicable Law, in accordance with the Restructuring Agreements, without waiver of any conditions set forth therein, and otherwise in a manner reasonably satisfactory to the Purchaser.

(b) Elimination of Account Payables and Receivables with Certain other Persons. Prior to the Closing (and before any determination of the Net Working Capital), except as otherwise agreed to by the parties in writing, the Sellers will, and will cause each of the Acquired Companies (and its applicable Affiliates with respect to any Transferred Business) to, fully cancel, satisfy and otherwise eliminate all accounts payable, accounts receivable and any other obligations between certain identified other Persons, on the one hand, and any of the Acquired Companies, on the other hand, as set forth in Section 5.6(b) of the Seller Disclosure Letter.

(c) Share Transfers.  Prior to the Closing, unless otherwise agreed to by the parties in writing, the Sellers will use reasonable best efforts to effect the transfer of the following: (i) the shares of Alpha Mexico Network Power held by Alpha Assets Ltd. to Alpha Technology Services Ltd.; (ii) the shares of Riverfront Holdings held by Alpha Assets Ltd. to Alpha Technology Services Ltd; (iii) the equity of Alpha China held by AlphaTec to EnerSys Holdings Luxembourg Sarl; and (iv) the equity of TCS Hong Kong held by Charles Tan to EnerSys Holdings Luxembourg Sarl.  For the avoidance of doubt, completion of the foregoing transfers in clauses (i)-(iii) will not be a condition to the Closing. Notwithstanding anything to the contrary herein, the completion of the transfer of the equity of TCS Hong Kong described in clause (iv) above will be a condition to Closing (it being acknowledged and agreed that such condition will relate to the execution and delivery of the requisite share transfer conveyance instrument, and not the completion of any registration or other formalities as may be required under applicable Law).

Section 5.7   Consents and Filings; Reasonable Best Efforts.

(a) The parties will use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective in the most expeditious manner possible the transactions contemplated by this Agreement, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate such transactions, (ii) taking all actions necessary to obtain (and cooperating with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any third Person, including any Governmental Authority (which actions will include furnishing all information required under the HSR Act and any other applicable Competition Laws required to be obtained or made by any party or its Affiliates in connection with the transactions contemplated by this Agreement) and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement and to carry out fully the purposes of this Agreement. Additionally, the parties will each use their respective reasonable best efforts to fulfill all conditions precedent to this Agreement and will not take any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any such Governmental Authority or third Person required to be obtained prior to the Closing.

(b) Prior to the Closing, the parties will keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and work cooperatively in connection with obtaining all required consents, authorizations, orders or approvals of, or any exemptions by, any Governmental Authorities, including by working cooperatively in connection with any sales, divestitures or dispositions of assets or businesses if and to the extent undertaken pursuant to the provisions of this Section 5.7(b). In this regard, prior to the Closing, each party will promptly consult with the other parties to provide any necessary information with respect to (and, in the case of correspondence, provide the other parties (or their counsel) copies of) all filings made by such party with any Governmental Authority or any other information supplied by such party to, or correspondence with, a Governmental Authority in connection with this Agreement.  Each party will promptly inform the other parties, and if in writing, furnish the other parties with copies of (or, in the case of material oral communications, advise the other parties orally of) any communication from any Governmental Authorities regarding any of the transactions contemplated by this Agreement, and permit the other parties to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Authority. If any party or any Representative of such party receives a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement, then such party will use its reasonable best efforts to make, or cause to be made, promptly and after consultation with the other parties, an appropriate response in compliance with such request.  The Purchaser will not participate in any meeting with any Governmental Authority in connection with this Agreement (or make oral submissions at meetings or in telephone or other conversations) unless it consults with the Sellers in advance and, to the extent not prohibited by such Governmental Authority, gives the Sellers the opportunity to attend and participate thereat.  Each party will furnish the other parties with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Authority with respect to this Agreement, and furnish the other parties with such necessary information and reasonable assistance as the other parties may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Authority.

(c) Without limiting the foregoing, the parties will use their respective reasonable best efforts to file, as promptly as practicable but in any event no later than ten Business Days after the date of this Agreement, notifications under the HSR Act, and the parties will use their respective reasonable best efforts to file, as promptly as practicable, any other filings or notifications under any other applicable Competition Laws.  In the event that the parties receive a formal request for additional information or documentary materials after an initial notification pursuant to the HSR Act or any other Competition Law (a "Second Request"), the parties will use their respective reasonable best efforts to respond to such Second Request, as applicable, as promptly as practicable and counsel for the parties will closely cooperate during the entirety of any such Second Request review process.

(d) The parties will use their respective best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act or any other applicable Competition Law.  In connection therewith, if any Proceeding is instituted (or threatened to be instituted) challenging the transactions contemplated by this Agreement as violating the HSR Act or any other applicable Competition Law, the parties will cooperate and use their respective best efforts to vigorously contest and resist any such Proceeding, and to have vacated, lifted, reversed or overturned any Judgment, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts the consummation of the transactions contemplated by this Agreement, including by pursuing vigorously all available avenues of administrative and judicial appeal.  Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.7(d) will limit the right of any party to terminate this Agreement pursuant to ARTICLE 9, so long as such party has, up to the time of termination, complied in all material respects with its obligations under this Section 5.7 and the rest of this Agreement.  Each of the parties will use its respective reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other applicable Competition Laws with respect to the transactions contemplated by this Agreement as promptly as practicable after the execution of this Agreement.

(e) Notwithstanding any other provision of this Agreement, the Purchaser will take all actions necessary to avoid or eliminate each and every impediment under the HSR Act or any other Competition Law so as to enable the Closing to occur as soon as practicable (and in any event no later than the Outside Date), including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such businesses, product lines or assets of the Acquired Companies or the Purchaser and its subsidiaries and Affiliates and (ii) otherwise taking or committing to take actions that after the Closing Date would limit the Purchaser's or its Affiliates' freedom of action with respect to, or its or their ability to retain, one or more of the businesses, product lines or assets of the Sellers or the Purchaser and its Affiliates, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any preliminary or permanent injunction, in any Proceeding under the HSR Act or any other Competition Law, which would otherwise have the effect of preventing the Closing; provided, however, that notwithstanding any other provisions of this Agreement, the Purchaser will in no event be required to undertake or agree to undertake any such remedial action that is reasonably likely to result in a material adverse effect on the business or financial condition of the Purchaser and its Affiliates, taken as a whole.

(f) Without limiting any other obligation under this Agreement, during the period from the date of this Agreement until the Closing Date, the Purchaser will not, and will cause its subsidiaries and Affiliates to not, acquire or agree to acquire any business or assets, or take or agree to take any other action, that would reasonably be expected to prevent or delay the parties from obtaining any Governmental Authorization in connection with the transactions contemplated by this Agreement, or to prevent or materially delay or impede the consummation of the transactions contemplated herein.

(g) The Purchaser agrees to provide such security and assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any Governmental Authority or other third Person whose consent or approval is sought in connection with the transactions contemplated by this Agreement. Whether or not the Closing occurs, the Purchaser will be responsible for all fees and payments (including filing fees and legal and professional fees) to any third Person or any Governmental Authority in order to obtain any consents, approvals or waivers pursuant to this Section 5.7; provided, however, that Purchaser will not be responsible for any of the foregoing fees and payments with respect to any Seller in connection with any Second Request, in which case, each party will be responsible for the fees of and payments to its own legal and professional advisors.

Section 5.8   Employees.

(a) For the one-year period commencing on the Closing Date (or such longer period as may be required by any applicable Law), the Purchaser will provide, or cause the Acquired Companies or its other Affiliate to provide, to each Person employed by the Acquired Companies immediately prior to the Closing, including those employees on vacation, leave of absence, disability (including long-term disability), military, parental or sick leave or layoff (collectively, the "Transferred Employees"), with employee benefits that in the aggregate are comparable to, in the aggregate, those provided to similarly situated employees of the Purchaser or its Affiliates as of the Closing Date.

(b) To the extent that service is relevant for purposes of eligibility or vesting under any employee benefit plan, program or arrangement (other than equity-based and incentive compensation plans or programs) established or maintained by the Purchaser for the benefit of Transferred Employees, such plan, program or arrangement will credit such employees or former employees for service on or prior to the Closing with the Acquired Companies and their Affiliates.

(c) Upon the Closing Date, the Purchaser will honor or cause the Acquired Companies to honor in accordance with its terms each Company Plan set forth on Section 3.17(b) of the Seller Disclosure Letter that is an individual employment, severance, retention or other compensation agreement between the Acquired Companies and any employee thereof, except as otherwise agreed in writing by the Purchaser and such Person.

(d) Subject to Section 5.8(a) above, with respect to the Acquired Companies' plans maintained by the Acquired Companies or its Affiliates and set forth on Section 3.17(b) of the Seller Disclosure Letter (the "Welfare Plans"), the Purchaser agrees to maintain, designate or establish one or more benefit plans, programs or arrangements for the purpose of providing such benefits to Transferred Employees.  The Purchaser or its Affiliate will cause such benefit plans, programs or arrangements to (i) waive any preexisting condition limitations for conditions covered under the applicable Welfare Plans available to the Transferred Employees immediately prior to the Closing and any applicable waiting periods to the extent such waiting periods were waived under the equivalent Welfare Plan immediately prior to the Closing Date, and (ii) credit Transferred Employees with any deductible and out-of-pocket expenses incurred by such employees and their dependents under the Welfare Plans during the portion of 2018 preceding the Closing Date for purposes of satisfying any applicable deductible or out-of-pocket requirements under any similar plan, program or arrangement in which such employees may be eligible to participate after the Closing Date.

(e) The provisions of this Section 5.8 are solely for the benefit of the parties hereto and nothing in this Section 5.8, express or implied, will confer upon any Transferred Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement.  Nothing in this Section 5.8, express or implied, will be (i) deemed an amendment of any plan providing benefits to any Transferred Employee, or (ii) construed to prevent the Purchaser or its Affiliates from terminating or modifying to any extent or in any respect any employee benefit plan that the Purchaser or its Affiliates may establish or maintain.

(f) The Acquired Companies will (a) use reasonable best efforts to secure from any Person who is a "disqualified individual" as defined in Section 280G of the Code, and who has a right to any payments or benefits or potential right to any payments or benefits in connection with the consummation of the transactions contemplated herein that could be deemed to constitute "parachute payments" pursuant to Section 280G of the Code, a waiver of such Person's rights to any such payments or benefits applicable to such Person to the extent that all remaining payments or benefits applicable to such Person will not be deemed to be "parachute payments" pursuant to Section 280G of the Code (the "Waived 280G Benefits") and (b) if such waiver is secured, submit for approval by the shareholders of the Seller, the Waived 280G Benefits, to the extent and in the manner required by Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code. The Acquired Companies will not, and the Purchaser will not be required to, pay any of the Waived 280G Benefits if such payment is not approved by the shareholders of the Seller as contemplated above. Prior to obtaining such waivers, and prior to seeking such stockholder approval, the Acquired Companies will provide drafts of such waivers and such stockholder approval materials to the Purchaser for its reasonable review and consider in good faith any comments that the Purchaser may provide thereon. Prior to the Closing Date, the Acquired Companies will deliver to the Purchaser evidence reasonably satisfactory to the Purchaser that (x) a vote of the shareholders of the Seller was received in conformance with Section 280G of the Code and the regulations thereunder, or (y) such requisite stockholder approval has not been obtained with respect to the Waived 280G Benefits, and, as a consequence, the Waived 280G Benefits have not been and will not be made or provided.

(g) Prior to the Closing Date, the Sellers will, and will cause their respective Affiliates, as applicable, to complete the actions set forth in Section 5.8(g) of the Seller Disclosure Letter.

Section 5.9   Exclusive Dealing.  During the period from the Execution Date through the Closing Date or the earlier termination of this Agreement pursuant to Section 9.1, none of the Sellers, the Acquired Companies or the Restructuring Sellers (with respect to the Transferred Business) will take or permit any other Person on its behalf to take any action to consummate, encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person (other than the Purchaser and the Purchaser's Representatives) concerning any purchase of the Shares, any merger involving the Acquired Companies or the Restructuring Sellers (with respect to the Transferred Business), any sale of substantially all of the assets of the Acquired Companies, or other similar transaction involving the Acquired Companies or the Restructuring Sellers (with respect to the Transferred Business) (in each case, other than assets sold in the Ordinary Course of Business in accordance with Section 5.2).  In addition, promptly following the Execution Date, the Sellers, the Acquired Companies and the Restructuring Sellers will take such actions as may be necessary in order to require the return or destruction of any information relating to the Acquired Companies or the Restructuring Sellers previously provided to any Person (other than the Purchaser and the Purchaser's Representatives) with respect to any such potential transaction.

Section 5.10  Non-Competition and Non-Solicitation.

(a) For a period of five years commencing on the Closing Date (the "Restricted Period"), each Seller will not, and will not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business anywhere in the world; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business anywhere in the world in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Acquired Companies or the Restructuring Sellers and customers or suppliers of the Acquired Companies. Notwithstanding the foregoing, the Sellers may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if the Sellers, in the aggregate, are not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person; provided, however, that the foregoing will not apply to securities issued by the Purchaser or its Affiliates.

(b) During the Restricted Period, each Seller will not, and will not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of an Acquired Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, however, that nothing in this Section 5.10(b) will prevent such Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by an Acquired Company, Restructuring Seller or the Purchaser or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) During the Restricted Period, each Seller will not, and will not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of an Acquired Company or potential clients or customers of an Acquired Company for purposes of diverting their business or services from such Acquired Company.

(d) Each Seller acknowledges that a breach or threatened breach of this Section 5.10 would give rise to irreparable harm to the Purchaser, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, the Purchaser will, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e) Each Seller acknowledges that the restrictions contained in this Section 5.10 are reasonable and necessary to protect the legitimate interests of the Purchaser and constitute a material inducement to the Purchaser to enter into this Agreement and consummate the transactions contemplated hereby. In the event that any covenant contained in this Section 5.10 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant will be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.10 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written will not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction will not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.11  Physical Inventory.  The Purchaser and the Sellers will jointly conduct a physical review and inspection of all inventory of the Acquired Companies at pre-determined locations (the "Inventory Inspection"), for the purpose of establishing a baseline for Purchaser's inventory analysis of the Acquired Companies post-Closing and to calculate any necessary adjustments to the Purchase Price pursuant to Section 1.3.  The parties will work together in good faith, and use commercially reasonably efforts, to conduct such Inventory Inspection as expeditiously as possible, in the five days (including weekends, if applicable) prior to the Closing Date.  The parties will cooperate and jointly prepare a joint analysis setting forth all of the Acquired Companies' inventory on hand at Closing, including (i) part number, (ii) description, (iii) number of units, (iv) cost, (v) whether of a quality and quantity useable in the Ordinary Course of Business and (vi) with respect to all finished goods, whether such finished goods are suitable for resale in the Ordinary Course of Business, slow moving, excess or obsolete.  For the avoidance of doubt "obsolete" inventory will be inventory items that were not sold or used in production in the last 12 months.

ARTICLE 6
 CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE

Section 6.1  Conditions to the Obligation of the Purchaser.  The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

(a) Accuracy of Representations and Warranties.  The representations and warranties of the Sellers in Section 2.1, Section 3.1 and Section 3.2 of this Agreement will have been true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except to the extent any representation or warranty of the Sellers speaks as of any other specific date, in which case such representation or warranty will have been true and correct in all respects as of such date).  The representations and warranties of the Sellers in ARTICLE 2 (excluding Section 2.1) and ARTICLE 3 of this Agreement (excluding Sections 3.1 and 3.2) will have been true and correct in all respects as of the Closing Date (disregarding all qualifications or limitations as to "materiality," "in all material respects" or "Material Adverse Effect" and words of similar import set forth therein) with the same effect as though made at and as of such date (except to the extent any representation or warranty of the Sellers speaks as of any other specific date, in which case such representation or warranty will have been true and correct in all respects as of such date), except for such failures to be true and correct that do not have, individually or in the aggregate, a Material Adverse Effect;

(b) Covenants.  The Sellers will have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement and all Ancillary Agreements at or prior to the Closing Date;

(c) No Action.  There must not be in effect any Law or Judgment, and there must not have been commenced or threatened any Proceeding, that would prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement;

(d) Governmental Authorizations.  All Governmental Authorizations required under the HSR Act or any other applicable Law for the consummation of the transactions contemplated by this Agreement must have been obtained or applicable waiting periods must have lapsed;

(e) Transaction Deliverables.  Each Seller must have delivered or caused to be delivered (or be ready, willing and able to deliver or cause to be delivered) each item that Section 1.6(a) requires them to deliver; and

(f) Pre-Closing Transactions. The Sellers will have completed the transactions contemplated by Section 5.6(a), Section 5.6(b) and Section 5.6(c)(iv) as provided therein.

Section 6.2   Conditions to the Obligation of the Sellers.  The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

(a) Accuracy of Representations and Warranties.  The representations and warranties of the Purchaser in this Agreement will have been true and correct in all respects as of the Closing Date (disregarding all qualifications or limitations as to "materiality," "in all material respects" or "Material Adverse Effect" and words of similar import set forth therein) with the same effect as though made at and as of such date (except to the extent any representation or warranty of the Purchaser speaks as of any other specific date, in which case such representation or warranty will have been true and correct in all material respects as of such date), except for such failures to be true and correct that do not have and would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of the Purchaser to perform its obligations under this Agreement (including to consummate the transactions contemplated hereby);

(b) Covenants.  The Purchaser will have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement and all Ancillary Agreements at or prior to the Closing Date;

(c) No Action.  There must not be in effect any Law or Judgment, and there must not have been commenced or threatened any Proceeding, that would prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement;

(d) Governmental Authorizations.  All Governmental Authorizations required under the HSR Act or any other applicable Law for the consummation of the transactions contemplated by this Agreement must have been obtained or applicable waiting periods must have lapsed; and

(e) Transaction Deliverables.  The Purchaser must have delivered or caused to be delivered (or be ready, willing and able to deliver or cause to be delivered) each item that Section 1.6(b) requires to be delivered, including without limitation, the various payouts and Consideration Shares described therein.

ARTICLE 7
 CERTAIN TAX MATTERS

Section 7.1  Allocation of Straddle Period Taxes.  To the extent permitted or required, the taxable year of each of the Acquired Companies that includes the Closing Date will close as of the end of the Closing Date.  Whenever it is necessary to allocate the liability for Taxes that are payable by or with respect to the Acquired Companies for any Straddle Period, the portion of any such Tax that is attributable to the portion of such Straddle Period ending on the Closing Date will be:

(a) in the case of Taxes that are not described in Section 7.1(b) hereof (such as (i) Taxes based on income or receipts, (ii) Taxes imposed in connection with the sale or other transfer or assignment of property (including all sales and use Taxes) other than Transfer Taxes (as defined below), and (iii) withholding and employment Taxes), deemed equal to the amount which would be payable if the taxable period of the Acquired Companies ended with and included the Closing Date; provided, however, that exemptions, allowances, or deductions that are calculated on an annual basis (including depreciation and amortization deductions) will be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period;

(b) in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Acquired Companies (such as real property Taxes or other ad valorem Taxes), deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

(c) Notwithstanding anything in this Agreement to the contrary, the allocations in respect of any Straddle Period of the Acquired Companies pursuant to Section 7.1(a) and Section 7.1(b) above will be made without taking into account any items related to any assets and liabilities acquired pursuant to any Restructuring Agreement.

Section 7.2   Tax Returns.

(a) Preparation and Filing of Pre-Closing Period Tax Returns.  The Sellers will, at the Sellers' sole cost and expense, prepare (or cause to be prepared) all Tax Returns required to be filed by or with respect to any Acquired Company with respect to any Pre-Closing Period that have a Due Date after the Closing Date.  All such Pre-Closing Period Tax Returns will be prepared in a manner consistent with past practice employed by the applicable Acquired Company, except as required by applicable Law; provided, however, that the Canadian federal income Tax Returns of ATL for the Pre-Closing Period otherwise ending immediately prior to the Closing Date may, at the Purchaser's option, include an election under subsection 256(9) of the ITA. The Sellers will deliver drafts of each such Pre-Closing Period Tax Return to the Purchaser for review and comment at least 30 days prior to the Due Date of such Pre-Closing Period Tax Return. If the Purchaser disputes any item on such Pre-Closing Period Tax Return, the Purchaser will notify the Seller Representative (by written notice within fifteen (15) days of receipt of such draft Pre-Closing Period Tax Return) of such disputed item (or items), the basis for its objection, and proposed revisions to such Pre-Closing Period Tax Return, and any dispute will be resolved (and such Tax Returns filed) pursuant to the provisions of Section 7.2(c) below.  No later than three Business Days prior to the earlier of the Due Date of a Pre-Closing Period Tax Return or the date such Tax Return is filed, the Sellers will pay (in immediately available funds) to the Purchaser the amount of all Seller Taxes required to be paid with respect to such Pre-Closing Period Tax Return (determined pursuant to this Section 7.2(a) but subject to Section 7.2(c)).

(b) Preparation and Filing of Straddle Period Tax Returns.  The Purchaser will, at its sole cost and expense, prepare and timely file, or cause to be prepared and timely filed, all Straddle Period Tax Returns required to be filed by or on behalf of each Acquired Company. All Straddle Period Tax Returns will be prepared and filed in a manner that is consistent with the past practice employed by the applicable Acquired Company, except as required by applicable Law.  The Purchaser will deliver drafts of any such Straddle Period Tax Return to the Seller Representative for review and comment, and will notify the Seller Representative of the Purchaser's calculation of the Sellers' share of the Taxes of the Acquired Companies for such Straddle Period (determined in accordance with Section 7.1), at least 30 days prior to the Due Date of such Straddle Period Tax Return.  If the Seller Representative disputes any item on such Straddle Period Tax Return, or Purchaser's calculation of the Sellers' share of the Taxes of the Acquired Companies for such Straddle Period (determined in accordance with Section 7.1), the Seller Representative will notify the Purchaser (by written notice within fifteen (15) days of receipt of such Straddle Period Tax Return and calculation) of such disputed item (or items), the basis for its objection, and proposed revisions to such Straddle Period Tax Return, and any dispute (and the filing of such Tax Return) will be resolved pursuant to the provision of Section 7.2(c).  If the Seller Representative does not object by written notice within such period, such draft of such Straddle Period Tax Return and calculation of Sellers' share of Taxes for such Straddle Period will be deemed to have been accepted and agreed upon, and final and conclusive, for purposes of this Section 7.2(b). No later than three Business Days prior to the earlier of the Due Date of a Straddle Period Tax Return or the date such Straddle Period Tax Return is filed, the Sellers will pay (in immediately available funds) to the Purchaser the amount of all Seller Taxes required to be paid with respect to such Straddle Period Tax Return (determined pursuant to this Section 7.2(b) but subject to Section 7.2(c) below).

(c) Dispute Resolution.  The Purchaser and the Sellers will act in good faith to resolve any dispute prior to the Due Date of any Tax Return prepared pursuant to this Section 7.2.

(i) If the Purchaser and the Sellers cannot resolve any disputed item, the item in question will be resolved by a nationally recognized law firm experienced in Tax matters (the "Tax Law Firm"), which Tax Law Firm will be mutually acceptable to the Purchaser and the Sellers.  The Purchaser and the Sellers will jointly and reasonably determine the scope of the engagement with the Tax Law Firm pursuant to this Section 7.2(c)(i).  The Tax Law Firm will resolve any disputed items in favor of the Tax treatment proposed to be taken by the Sellers with respect to such disputed item ("Sellers' Tax Position"), if the Tax Law Firm concludes that (A) it is at least "more likely than not" that Sellers' Tax Position would prevail, or (B) Sellers' Tax Position is a Substantial Authority Position, subject to the Substantial Authority Position Cap.  The Tax Law Firm will render its final determination in writing no later than 90 days after the Due Date of the applicable Tax Return, which final determination will meet the requirements for written advice under §10.37 Treasury Department Circular No. 230, will be addressed to the Purchaser and the applicable Acquired Company, and the Purchaser and the applicable Acquired Company will be entitled to rely upon such written final determination.  Except to the extent provided in Section 7.2(d), the Tax Law Firm's written determination will be binding upon the parties.

(ii) Notwithstanding anything to the contrary in Section 7.2(c)(i), in the event that the Tax Law Firm has not delivered its written final determination as described in Section 7.2(c)(i) by the applicable Due Date, the Purchaser will file or cause to be filed the applicable Tax Return in such manner as the Purchaser reasonably determines, and if a written final determination pursuant to and as described in Section 7.2(c)(i) from the Tax Law Firm is delivered after the Due Date of such applicable Tax Return (but within 90 days of the Due Date of such applicable Tax Return), the Purchaser will, at its election, either (x) amend (or cause to be amended) such Tax Return to the extent necessary to conform to the Tax Law Firm's final determination, or (y) without actually filing such amended Tax Return, agree that any payment obligations between the parties in connection with this Agreement will be determined as though such amended Tax Return had been so filed.

(iii) The fees and expenses of the Tax Law Firm will be allocated between the Sellers and the Purchaser as follows: (A) 50% by the Purchaser and 50% by the Sellers with respect to the fees and expenses related to any disputed item to the extent the Tax Law Firm concludes that the Sellers' Tax Position with respect to such disputed item meets at least the "substantial authority" standard (as defined under Section 6662 of the Code (or successor provisions thereof)), and (B) 100% by the Sellers with respect to the fees and expenses related to any disputed item to the extent the Tax Law Firm concludes that the Sellers' Tax Position with respect to such disputed item does not meet at least the "substantial authority" standard (as defined under Section 6662 of the Code (or successor provisions thereof)).

(d) Notwithstanding anything in Section 7.2(c)(i) or Section 7.2(c)(ii) to the contrary, in connection with a disputed item (or items) relating to a Tax Return of an Acquired Company to be filed pursuant to Section 7.2(a) or Section 7.2(b) for which the Sellers have provided to the Purchaser a MLTN Tax Opinion prior to the Due Date of the applicable Tax Return with respect to such disputed item (or items), the Purchaser agrees to file such Tax Return in a manner consistent with such MLTN Tax Opinion, regardless of the final determination of the Tax Law Firm, provided, further, that, in connection with a disputed item (or items) relating to a Tax Return of an Acquired Company to be filed pursuant to Section 7.2(a) or Section 7.2(b) for which the Sellers have provided to the Purchaser a Substantial Authority Tax Opinion prior to the Due Date of the applicable Tax Return with respect to such disputed item (or items), the Purchaser agrees to file such Tax Return in a manner consistent with such Substantial Authority Tax Opinion, regardless of the final determination of the Tax Law Firm, but subject to the Substantial Authority Position Cap.  Notwithstanding anything to the contrary set forth herein, if the Sellers have not provided a MLTN Tax Opinion or Substantial Authority Tax Opinion prior to the Due Date of an applicable Tax Return but thereafter and within 90 days of the Due Date of such applicable Tax Return, the Sellers provide to Purchaser a MLTN Tax Opinion or Substantial Authority Tax Opinion, then the Purchaser will, at its election, either (x) amend (or cause to be amended) such Tax Return in a manner consistent with such MLTN Tax Opinion or Substantial Authority Tax Opinion subject to the Substantial Authority Position Cap, as the case may be, or (y) without actually filing such amended Tax Return, agree that any payment obligations between the parties in connection with this Agreement will be determined as though such amended Tax Return had been so filed, regardless of the determination of the Tax Law Firm.

Section 7.3   Transfer Taxes.  Notwithstanding any other provision of this Agreement, all Tax Returns with respect to transfer, documentary, recording, notarial, sales, use, registration, stamp and other similar Taxes or fees imposed by any Governmental Authority (such Taxes, "Transfer Taxes") in connection with the transactions contemplated by this Agreement (except for any Transfer Taxes related to the transactions contemplated pursuant to Section 5.6 or the Restructuring Agreements), if any, will be prepared and filed by the Purchaser, and the Sellers will, and will cause their Affiliates to, join in the execution of any such Tax Returns or other documentation if required by applicable Law.  Each of the Sellers and the Purchaser will cooperate as reasonably requested by the other party to establish any available exemption from (or otherwise reduce) any such Transfer Taxes, and the Purchaser will bear and pay, or promptly reimburse the Sellers for, all such Transfer Taxes, subject to the first sentence of this Section 7.3.  For the avoidance of doubt, any Transfer Taxes related to the transaction contemplated pursuant to Section 5.6 or the Restructuring Agreements will be borne and paid solely by the Sellers.

Section 7.4   Cooperation.  The Sellers and the Purchaser will cooperate, and will cause their respective Affiliates, officers, employees, agents, auditors and Representatives to cooperate, to provide each other with such assistance as may be reasonably requested in connection with the preparation and filing of any Tax Returns (including, for the avoidance of doubt, cooperation in connection with any MLTN Tax Opinion or Substantial Authority Tax Opinion sought by the Sellers), or any audit or other examination in connection with an administrative or judicial proceeding involving a Governmental Authority relating to Taxes of the Acquired Companies, and the enforcement of the provisions of this ARTICLE 7.  Such cooperation will include, upon the request of the Sellers or the Purchaser, as the case may be, providing records and information that are reasonably relevant to any such matters and making employees (including those of the Acquired Companies) available on a mutually convenient basis to provide additional information.

Section 7.5   Post-Closing Actions. Except as otherwise specifically contemplated pursuant to this Agreement or as required by applicable Law, after the Closing, the Purchaser will not, without the prior written consent of the Sellers (which consent may not be unreasonably withheld, conditioned or delayed), cause or permit an Acquired Company to (i) file or amend any Tax Return that relates in whole or in part to any Pre-Closing Period or Straddle Period, or (ii) take any other action solely with respect to any Pre-Closing Period or the portion of any Straddle Period ending on the Closing Date (other than any action on the Closing Date after the Closing that is in the Ordinary Course of Business), in each case, if such amendment or action could reasonably be expected to have the effect of increasing the Tax Liability for which Sellers are responsible under this Agreement or decreasing any Tax refund to which Sellers are entitled under this Agreement.

Section 7.6   Tax Refunds.  The Sellers will be entitled to any refunds of Taxes paid by the Acquired Companies that relate to any Pre-Closing Period or the portion of any Straddle Period ending on the Closing Date (to be equitably apportioned between the Purchaser and the Sellers in accordance with the principles set forth in Section 7.1) (whether in the form of cash refund received, or a credit in lieu of such refund or offset against Taxes otherwise payable (solely to the extent that such credit in lieu of or offset against Taxes is used to reduce Taxes of an Acquired Company for a taxable period (or portion thereof) beginning after the Closing Date)), including any interest received from a Governmental Authority with respect thereto, that are actually received by the Purchaser or the Acquired Companies, in each case, net of any Tax Liabilities or increase in Tax Liabilities imposed on the Purchaser, the Acquired Companies, or any of their Affiliates resulting from such refund; provided, however, that the Sellers will not be entitled to any refund to the extent such refund (x) relates to the carryback of a Tax attribute from any period ending after the Closing Date, (y) is required to be paid over by any Acquired Company to any Person under any provision of any contract to which such Person was a party prior to the Closing or (z) relates to the payment of Taxes by the Purchaser or any of its Affiliates after the Closing Date to the extent the Purchaser was not previously indemnified or otherwise reimbursed for such Taxes.  The amount of any refunds of Taxes of the Acquired Companies for any Tax period (or portion of any Tax period) beginning after the Closing Date will be for the account of the Purchaser.  The Purchaser will be entitled to any refund relating to Transfer Taxes.  Each party will pay, and will cause its Affiliates to pay, to the Person entitled to receive a refund of Tax pursuant to this Section 7.6 the amount of such refund (i) within 30 days after such amount is received, or (ii) when used by a party or any of its Affiliates to credit an account with a Taxing Authority or otherwise used to offset any Taxes otherwise payable (solely to the extent that such credit in lieu of or offset against Taxes is used to reduce Taxes of an Acquired Company for a taxable period (or portion thereof) beginning after the Closing Date) within 30 days after such credit to such account or such offset, in each case, net of any reasonable third Person costs incurred by such party or its Affiliates in procuring such refund. In the event that any refund that is paid over by a party pursuant to this Section 7.6 is subsequently disallowed or required to be returned to the applicable Taxing Authority, the other party will promptly repay to the party the amount of such refund, together with any interest, penalties or other additional amounts imposed by such Taxing Authority.

Section 7.7  Tax Contest.

(a) The Purchaser and the Seller Representative will notify ("Tax Claim Notice") the other in writing within 15 Business Days after receipt by either party of any written notice from any Taxing Authority of any Tax Contest, provided, however, that the failure of one party to give such notice to such other party will not relieve the other party of its indemnification obligations under this Agreement except to the extent, if any, that such party has been actually prejudiced thereby.

(b) Within 15 Business Days after the Seller Representative's receipt of a Tax Claim Notice relating to a Pre-Closing Period of an Acquired Company, the Seller Representative may, by written notice to the Purchaser, elect to assume the defense of such Tax Contest; provided, however, that the Seller Representative will not be entitled to control (or retain control of) the defense of such Tax Contest if the Indemnification Escrow Amount (or the then available portion of such Indemnification Escrow Amount, after deducting therefrom the aggregate amount of any and all pending or previously paid claims under the Escrow Agreement) is reasonably expected to be less than 50% of the amount of the claim or assessment asserted in writing by any Taxing Authority (as quantified by such Taxing Authority at the onset of such Tax claim or at any point during such Tax Contest with such Taxing Authorities) in such Tax Contest. If the Seller Representative timely and properly elects to assume the defense of a Tax Contest related to a Pre-Closing Period pursuant to Section 7.7(b), the Seller Representative will (i) bear its own costs and expenses (on behalf of the Sellers), (ii) keep the Purchaser reasonably informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to the Purchaser of any related correspondence, and providing the Purchaser with an opportunity to review and comment on any material correspondence before sending it to any Taxing Authority), (iii) consult with the Purchaser in connection with the defense or prosecution of any such Tax Contest and the negotiation and settlement of any Tax claim, and (iv) provide such cooperation and information as the Purchaser will reasonably request, and the Purchaser will have the right, at its own expense, to participate in (but not control) the defense or prosecution of such Tax Contest (including participating in any discussions with the applicable Taxing Authorities regarding such Tax Contest), provided, however, that the Seller Representative will not settle or compromise (or take any other actions with respect to) such Tax Contest without the prior written consent of the Purchaser (which consent will not be unreasonably withheld, conditioned or delayed).

(c) The Purchaser will control the defense of any Tax Contest that (i) the Seller Representative fails to properly or timely elect to control or cannot elect to control (or loses its right to control) pursuant to Section 7.7(b), or (ii) relates to a Straddle Period; and the Seller Representative will cooperate with the Purchaser in pursuing the defense of such Tax Contest.  The Sellers will reimburse the Purchaser for all reasonable costs and expenses incurred by the Purchaser relating to any Tax Contest described in Section 7.7(b) that Seller Representative would have been permitted to control under Section 7.7(b) but did not elect (or failed to properly or timely elect) to control; provided, however, that (i) the Purchaser will bear its own costs and expenses relating to any Tax Contest described in Section 7.7(b) if the Seller Representative loses its right to control such Tax Contest under Section 7.7(b) (or would have lost its right to control such Tax Contest under Section 7.7(b) if Seller Representative had elected to control such Tax Contest) as a result of insufficient Indemnification Escrow Amount as provided in Section 7.7(b), and (ii) the Purchaser will bear its own costs and expenses relating to any other Tax Contests described in this Section 7.7(c). In connection with any Tax Contest that is described in this Section 7.7(c) and controlled by the Purchaser, the Purchaser will (i) keep the Seller Representative informed of all material developments and events relating to such Tax Contests (including promptly forwarding copies to the Seller Representative of any related correspondence, and providing the Seller Representative with an opportunity to review and comment on any material correspondence before sending it to any Taxing Authority), and (ii) consult with the Seller Representative in the negotiation and settlement of any such Tax Contest.  The Seller Representative may participate in (but not control) the conduct of such Tax Contests at its own expense (on behalf of the Sellers), and the Purchaser will not settle or compromise any such Tax Contest described in this Section 7.7(c) without the prior written consent of the Seller Representative, which consent will not be unreasonably withheld, conditioned or delayed.

(d) Notwithstanding anything in ARTICLE 8 to the contrary, the procedures set forth in this Section 7.7 will exclusively govern the conduct of any Tax Contests relating to the Acquired Companies.

Section 7.8   Conduct of Business with respect to Taxes.  During the period from the date hereof to the Closing Date, the Acquired Companies will (and Sellers will cause each Acquired Company to):

(a) (i) timely file all Tax Returns required to be filed by them and all such Tax Returns will be prepared in a manner consistent with past practice unless otherwise required by applicable Law, (ii) timely pay all Taxes due and payable, and (iii) promptly notify the Purchaser of any income, franchise or similar (or other material) Tax claim, investigation or audit pending against or with respect to each of the Acquired Companies in respect of any Tax matters (or any significant developments with respect to ongoing Tax matters), including material Tax Liabilities and material Tax refund claims; and

(b) unless otherwise consented to in writing by the Purchaser (which consent will not be unreasonably withheld, conditioned or delayed), not to take any of the following actions: (i) make, revoke or amend any Tax election; (ii) change any annual accounting period; (iii) adopt or change any method of accounting or reverse any accruals (except as required by a change in Law or GAAP); (iv) file any amended Tax Returns; (v) sign or enter into any closing agreement or settlement agreement with respect to any, or compromise any, claim or assessment of Tax liability; (vi) surrender any right to claim a refund, offset or other reduction in liability; or (vii) consent to any extension or waiver of the limitations period applicable to any claim or assessment, in each case, with respect to Taxes.

Section 7.9   Matters Related to ATI and Altair.  The Sellers and their Affiliates will cause each of ATI and Altair to:

(a) file all Tax Returns required to be filed by it after the Closing;

(b) pay all Taxes due and payable by it, including all Taxes resulting from the Restructuring; and

(c) retain or set aside an amount payable to it pursuant to the applicable Restructuring Agreement to satisfy all of its Liabilities (including, but not limited to, Liabilities resulting from the Restructuring and Taxes due), and not dissolve (whether by liquidation, merger, conversion, or otherwise) prior to the later of (i) the 5th anniversary of the Closing Date or (ii) the date on which all of its respective Liabilities have been paid or appropriate amounts have been set aside for the payment thereof.

ARTICLE 8
 INDEMNIFICATION

Section 8.1   Indemnification by the Sellers.  Subject to the limitations expressly set forth in Section 8.4 and Section 8.5, the Sellers, jointly and severally, will indemnify the Purchaser and its Affiliates (including, following the Closing, the Acquired Companies) and their respective directors, officers, equity owners, employees, consultants, agents, advisors and Representatives (collectively, the "Purchaser Indemnified Parties"), and hold the Purchaser Indemnified Parties harmless, from and against, and will pay and reimburse them for, any and all Losses incurred or suffered by the Purchaser Indemnified Parties directly or indirectly arising out of, relating to or resulting from any of the following:

(a) any inaccuracy in or breach of any representation or warranty contained in ARTICLE 2 or ARTICLE 3 or in any certificate or instrument delivered by or on behalf of the Acquired Companies pursuant to this Agreement;

(b) any nonperformance or other breach of any covenant or agreement of the Sellers, generally, contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement by or on behalf of the Sellers;

(c) any and all Seller Taxes;

(d) any Indebtedness of the Acquired Companies existing at or prior to the Closing not taken into account with respect to calculating the Closing Net Debt or the Closing Working Capital;

(e) any Transaction Expenses not taken into account in the calculation of Closing Transaction Expenses; and

(f) any item set forth in Schedule 8.1.

Section 8.2   Indemnification by the Purchaser.  Subject to the limitations expressly set forth in Section 8.4 and Section 8.5, the Purchaser will indemnify the Sellers, their respective Affiliates and the officers, directors, employees, consultants, agents, advisers and Representatives of each such Person (collectively, "Seller Indemnified Parties"), and hold the Seller Indemnified Parties harmless, from and against, and will pay and reimburse them for, any and all Losses incurred or suffered by the Seller Indemnified Parties directly or indirectly arising out of, relating to or resulting from any of the following:

(a) any inaccuracy in or breach of any representation or warranty of the Purchaser contained in ARTICLE 4 or in any certificate or instrument delivered by or on behalf of the Purchaser pursuant to this Agreement;

(b) any nonperformance or other breach of any covenant or agreement of the Purchaser contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Purchaser pursuant to this Agreement; and

(c) any and all Taxes of the Acquired Companies with respect to or otherwise in connection with a Tax period beginning after the Closing Date, or with respect to any Straddle Period, the portion of any Straddle Period beginning after the Closing Date (determined in the manner set forth in Section 7.1), provided, that Taxes described in this Section 8.2(c) will not include any Seller Taxes or any Taxes resulting from any inaccuracy in or breach of any representation and warranty set forth in the Specified Tax Representations.

Section 8.3   Claim Procedure.

(a) Direct Claims.

(i) A party that seeks indemnity under this ARTICLE 8 (an "Indemnified Party") will give written notice (a "Claim Notice") to the party from whom indemnification is sought (an "Indemnifying Party") containing (i) a description and, if known, the estimated amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, and (ii) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Party.

(ii) Within 30 days after delivery of a Claim Notice, the Indemnifying Party will deliver to the Indemnified Party a written response to such Claim Notice.  If the Indemnifying Party fails to so respond within 30 days after delivery of the Claim Notice, then the Indemnifying Party will be deemed to have irrevocably accepted the Claim Notice and agreed to pay the Losses at issue in the Claim Notice.

(iii) If, within 30 days after delivery of the Claim Notice, the Indemnifying Party delivers a written notice disputing the Indemnified Party's entitlement to indemnification for the Losses described in the Claim Notice, then the Indemnified Party will be entitled to submit such indemnification claim to the arbitrators in accordance with Section 10.11 for determination of the amount of Losses, or to any court of competent jurisdiction, subject to the limitations set forth in this Agreement.

(b) Third Party Claims.

(i) If any Indemnified Party receives notice of a claim or demand, whether or not involving a Proceeding, by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a "Third Party Claim") against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party will give the Indemnifying Party a Claim Notice within 30 days following receipt of such notice of such Third Party Claim. Such Claim Notice will describe the facts constituting the basis for such Third Party Claim and the amount of the damages claimed by the other Person, in each case to the extent known to the Indemnified Party.  Notwithstanding the foregoing, no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability or obligation under this Agreement, except to the extent the Indemnifying Party suffers actual Losses directly caused by the delay or other deficiency.

(ii) Within 30 days after the Indemnified Party's delivery of a Claim Notice under this Section 8.3(b), the Indemnifying Party may assume control of the defense of such Third Party Claim by giving to the Indemnified Party written notice of the intention to assume such defense with counsel of its choice that is reasonably acceptable to the Indemnified Party.  An Indemnifying Party will lose any previously acquired right to control the defense of any Third Party Claim if for any reason the Indemnifying Party ceases to actively, competently and diligently conduct the defense.

(iii) If the Indemnifying Party does not, or is not able to, assume or maintain control of the defense of a Third Party Claim in compliance with this Section 8.3(b), the Indemnified Party will have the right to control the defense of the Third Party Claim.  The party not controlling the defense (the "Noncontrolling Party") may participate therein at its own expense.  The party controlling the defense (the "Controlling Party") will reasonably advise the Noncontrolling Party of the status of the Third Party Claim and the defense thereof and, with respect to any Third Party Claim, the Controlling Party will consider in good faith recommendations made by the Noncontrolling Party.  The Noncontrolling Party will furnish the Controlling Party with such information as it may have with respect to such Third Party Claim and related Proceedings (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise cooperate with and assist in the defense of the Third Party Claim.

(iv) If the Indemnified Party is controlling the defense of a Third Party Claim, the Indemnified Party has the right to agree in good faith to any compromise or settlement of, or the entry of any Judgment arising from, the Third Party Claim with the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed).  All amounts paid or payable under such settlement or Judgment are Losses that the Indemnifying Party owes to the Indemnified Party under this ARTICLE 8.  If the Indemnifying Party is controlling the defense of a Third Party Claim, the Indemnifying Party will not enter into a settlement of, or the entry of any Judgment arising from, any Third Party Claim without the prior written consent of the Indemnified Party, except as set forth in this Section 8.3(b)(iv).  If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional and complete release of each Indemnified Party from any and all Liabilities in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to timely consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume the defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim.

(v) For the avoidance of doubt, in the event that an Indemnifying Party assumes any defense of any claim for which an Indemnified Party has sought indemnification hereunder, the expenses incurred by such Indemnifying Party in connection therewith, including legal costs and expenses, will not constitute Losses for purposes of determining the maximum aggregate amount of Losses the Purchaser Indemnified Parties are entitled to be indemnified for pursuant to this ARTICLE 8.

(c) Notwithstanding anything to the contrary in this Section 8.3, Section 7.7 will exclusively govern the conduct of any Tax Contests relating to the Acquired Companies.

Section 8.4   Survival.  All representations and warranties contained in this Agreement or in any certificate of instrument delivered pursuant to this Agreement and the covenants and agreements contained in this Agreement to be performed at or prior to the Closing will survive the Closing and will expire at 11:59 p.m. (Central time) on the date that is 18 months after the Closing Date, other than (a) the representations and warranties set forth in Section 2.1 (Organization and Good Standing), Section 2.2 (Authority and Enforceability), Section 2.3 (Ownership), Section 3.1 (Organization and Good Standing), Section 3.2 (Capitalization), Section 4.1 (Organization and Good Standing), Section 4.2 (Authority and Enforceability), Section 4.5 (Sufficiency of Funds), and Section 4.7 (Capitalization and Ownership) (collectively, the "Fundamental Representations"), each of which will survive until the date that is six years after the Closing Date, (b) the specific indemnity for Seller Taxes in Section 8.1(c) will survive the Closing until the date that is four years after the Closing Date and (c) all other covenants and agreements of the parties contained herein requiring performance at or after the Closing, which will survive the Closing indefinitely or, if there is an express period specified therein, for such period explicitly specified therein and only to the extent of such period. Notwithstanding the foregoing, any claims for indemnification asserted in good faith and in writing in accordance with this ARTICLE 8 before expiration of the applicable survival period will not thereafter be barred by the expiration of the relevant representation or warranty and such claims will survive until finally resolved.

Section 8.5   Limitations on Liability.

(a) The Purchaser acknowledges and agrees that, (i) except in the case of any claim for fraud or criminal act(s) by or on behalf of the Acquired Companies, or (ii) for any inaccuracy in or breach of any of the Fundamental Representations, any indemnification of the Purchaser Indemnified Parties in respect of any inaccuracy in or breach of any of the Sellers' representations and warranties in this Agreement under Section 8.1(a) will be satisfied solely by recourse under, and will be exclusively limited to, payment from the Indemnity Escrow Account in accordance with the terms of the Escrow Agreement.  Additionally, the Purchaser Indemnified Parties will not be entitled to indemnification for Losses from any Seller under Section 8.1(a) (i) for any Losses arising from a particular set of facts and circumstances totaling less than $75,000 (each, a "De Minimis Loss"), and (ii) unless and until the aggregate Losses for which they would otherwise be liable exceed $750,000 (the "Deductible"), at which time the Sellers will be liable from the first dollar of any such Loss, subject to the other limitations herein.  Any De Minimis Losses will be expressly excluded from counting towards the Deductible.  For the avoidance of any doubt, the Deductible will not apply to claims relating to a (A) breach of the Fundamental Representations, (B) any inaccuracy in or breach of a representation or warranty pursuant to Section 3.15 (Tax Matters), (C) fraud or criminal act(s) by or on behalf of the Acquired Companies or (D) with respect to any other claims for Losses under Section 8.1.

(b) Any indemnification of the Purchaser Indemnified Parties for aggregate Losses from any Seller under Section 8.1(b) (other than with respect to a breach of Section 8.1 itself), Sections 8.1(c) or 8.1(f) will be satisfied solely by recourse under, and will be exclusively limited to, payment from the Indemnity Escrow Account.

(c) The Purchaser Indemnified Parties will not be entitled to indemnification in excess of the Purchase Price for aggregate Losses from any Seller (i) for fraud or criminal acts by or on behalf of any Seller or Acquired Company, (ii) any inaccuracy in or breach of Fundamental Representations, or (iii) pursuant to Sections 8.1(d)-(e).

(d) Losses relating to any fraud or criminal act(s) of, by or on behalf of any party will neither be applied toward, nor limited by, the foregoing limitations. Notwithstanding anything to the contrary in this Agreement, the Purchaser Indemnified Parties will not be entitled to indemnification for any Loss or alleged Loss to the extent (but solely to the extent) such Loss or alleged Loss is taken into account in determining the Closing Net Debt, Closing Working Capital, or the Closing Transaction Expenses and such amount is included in the calculation of the Purchase Price (as finally determined pursuant to Section 1.3).

(e) The Seller Indemnified Parties will not be entitled to indemnification for Losses under Section 8.2 in excess of the Purchase Price.

(f) The Purchaser will not be entitled to be compensated more than once for the same Losses suffered or incurred. The Purchaser will not under any circumstances be entitled to indemnification pursuant to (i) Section 8.1(a) to the extent that any such item or matter for which indemnification is sought under Section 8.1(a) is disclosed in the Seller Disclosure Letter and then only to the extent of the potential liability disclosed or (ii) pursuant to ARTICLE 8 to the extent of any liability specifically accrued on, reserved for or otherwise reflected in the Closing Statement which has been specifically and to the extent taken into account in the calculation of the Closing Net Debt, the Closing Working Capital or the Closing Transaction Expenses, other than reserves, if any, relating to the matters set forth in Section 3.19 of the Seller Disclosure Letter.

(g) Notwithstanding anything in this Agreement to the contrary, for purposes of the Parties' indemnification obligations under ARTICLE 8, all of the representations and warranties set forth in this Agreement or any certificate or schedule that are qualified as to "material," "materiality," "material respects," "Material Adverse Effect" or words of similar import or effect will be deemed to have been made without any such qualification for purposes of determining any inaccuracy or breach in any representation or warranty and the amount of Losses resulting from, arising out of or relating to any such breach of any representation or warranty.

(h) Notwithstanding anything herein to the contrary, in no event will any Purchaser Indemnified Party be indemnified for any Losses pursuant to this ARTICLE 8 related to or arising from the amount, value or condition of any Tax asset or attribute (e.g., net operating loss carry-forward or tax credit carry-forward) generated or arising in any taxable period (or portion thereof) ending on or before the Closing Date, of any Acquired Company or the ability of the Purchaser or any Acquired Company to utilize any such Tax asset or attribute after the Closing.

Section 8.6  Insurance Proceeds.  The amount of any and all Losses for which indemnification is provided pursuant to this ARTICLE 8 will be net of any amounts of any insurance proceeds actually received by the Indemnified Party with respect to such Losses or any of the circumstances giving rise thereto (net of any increase in premiums and costs of collection).

Section 8.7  Exclusive Remedy.  From and after the Closing, other than (a) claims for fraud or arising from any criminal act(s) by or on behalf of any of the Acquired Companies, (b) claims arising out of any Ancillary Agreement, and (c) as provided in Section 10.10, (i) the sole and exclusive remedy of the Purchaser Indemnified Parties for any matter arising out of the transactions contemplated by this Agreement will be pursuant to the indemnification obligations set forth in this ARTICLE 8 and, except to the extent the Purchaser has asserted a claim for indemnification by giving a Claim Notice in accordance with Section 8.3 prior to the expiration of the applicable survival period set forth in Section 8.4, the Purchaser will have no remedy against the Sellers for any breach of any provision of this Agreement and (ii) the sole and exclusive remedy of the Seller Indemnified Parties for any matter arising out of the transactions contemplated by this Agreement will be pursuant to the indemnification obligations set forth in this ARTICLE 8 and, except to the extent a Seller has asserted a claim for indemnification by giving a Claim Notice in accordance with Section 8.3 prior to the expiration of the applicable survival period set forth in Section 8.4, the Sellers will have no remedy against the Purchaser for any breach of any provision of this Agreement.  In no event will the Sellers have any Liability for Losses to the extent arising from the conduct of the Acquired Companies or its business after the Closing, except for Losses resulting from any inaccuracy in or breach of any Specified Tax Representations or Seller Taxes.  NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT WILL ANY PARTY OR ANY OF ITS AFFILIATES BE LIABLE UNDER THIS ARTICLE 8 FOR ANY INDIRECT, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING BUT NOT LIMITED TO LOST PROFITS, LOSS OF REVENUE, LOST OPPORTUNITY OR LOST SALES) IN CONNECTION WITH ANY CLAIMS, LOSSES, DAMAGES OR INJURIES ARISING OUT OF THE CONDUCT OF SUCH PARTY PURSUANT TO THIS AGREEMENT REGARDLESS OF WHETHER THE NONPERFORMING PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR NOT, IN EACH CASE EXCEPT TO THE EXTENT SUCH DAMAGES ARE PAYABLE BY AN INDEMNIFIED PARTY TO A THIRD PARTY IN RESPECT OF A THIRD PARTY CLAIM.

Section 8.8   Purchase Price Adjustment. To the extent permitted by applicable Law, the Sellers and the Purchaser will treat any payment made to an Indemnified Party under this ARTICLE 8 as an adjustment to the Purchase Price for all Tax purposes, and will complete and file all Tax Returns consistent with such treatment.

ARTICLE 9
 TERMINATION

Section 9.1   Termination.  This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Purchaser and the Sellers;

(b) by the Purchaser, (i) if there has been a material violation or breach by the Sellers of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations under Section 6.1 at the Closing and such violation or breach has not been waived by the Purchaser or, in the case of a covenant breach, cured by the Sellers within ten days after written notice thereof from the Purchaser; provided, however, that the Purchaser is not then in material breach of this Agreement so as to cause any of the conditions in Section 6.1 not to be satisfied, or (ii) if all of the conditions set forth in Section 6.2 will have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, provided, that such conditions will have been capable of being satisfied as of the termination of this Agreement) but the Closing will not have been consummated by the third Business Day after the date on which the Closing should have occurred pursuant to Section 1.5 and the Purchaser is ready, willing and able to consummate the Closing;

(c) by the Sellers, (i) if there has been a material violation or breach by the Purchaser of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations under Section 6.2 at the Closing and such violation or breach has not been waived by the Sellers or, in the case of a covenant breach, cured by the Purchaser within ten days after written notice thereof by the Sellers; provided, however, that neither the Sellers nor the Acquired Companies are then in material breach of this Agreement so as to cause any of the conditions in Section 6.2 not to be satisfied; or (ii) if all of the conditions set forth in Section 6.1 will have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing; provided, that such conditions will have been capable of being satisfied as of the termination of this Agreement) but the Closing will not have been consummated by the third Business Day after the date on which the Closing should have occurred pursuant to Section 1.5 and the Sellers are ready, willing and able to consummate the Closing; or

(d) by either the Purchaser or the Sellers for any reason if the Closing has not occurred by January 31, 2019 (the "Outside Date"), unless otherwise mutually agreed in writing by the parties, or such later date as the parties may agree in writing; provided, however, that a party cannot terminate under this provision if the failure of the Closing to occur is the result of the failure on the part of such party to perform any of its obligations hereunder (except the failure on the part of such party to satisfy a closing condition over which such party has no control);

(e) Notwithstanding Section 9.1(b) or Section 9.1(d), if as of the Outside Date all of the conditions precedent to obligations of the Purchaser set forth in Section 6.1, other than the condition set forth in Sections 6.1(d) and 6.2(d) and those conditions that by their nature can only be satisfied at the Closing, have been satisfied, then each of the Sellers and the Purchaser will have the right, exercisable by delivery of written notice to the other party at least five Business Days prior to the Outside Date, to extend the Outside Date to a date not later than March 31, 2019.  Following the exercise of such right by either party, all references to the Outside Date in this Agreement will refer to the extended Outside Date set forth in the notice delivered by the other party.

Section 9.2   Effect of Termination.

(a) In the event of the termination of this Agreement by either the Purchaser or the Sellers as provided above, the provisions of this Agreement will immediately become void and of no further force or effect (other than the provisions of Section 5.1, Section 5.3, Section 5.4, this Section 9.2 and ARTICLE 10 (and any definitions contained in or applicable to any such Section or Article), which will survive the termination of this Agreement in accordance with their terms); provided, that, nothing in this Agreement will relieve any party hereto from liability for (i) failure to perform the obligations set forth in Section 5.3 (Confidentiality), (ii) any fraud, willful misconduct or criminal act or (iii) the taking of any action or the failure to take any action with the knowledge or reckless disregard that such act or failure to act would be a material breach of this Agreement.

(b) For the avoidance of doubt, the parties acknowledge and agree that, in lieu of terminating this Agreement pursuant to Section 9.1(b), Section 9.1(c) or Section 9.1(d), as applicable, either the Sellers or the Purchaser may exercise their right under Section 10.10 to specifically enforce the other parties' obligation to consummate the Closing.

ARTICLE 10
 GENERAL PROVISIONS

Section 10.1   Notices.  All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (b) sent by electronic mail with confirmation of transmission by the transmitting equipment (or, the first Business Day following such transmission if the date of transmission is not a Business Day), or (c) received or rejected by the addressee, if sent by United States of America certified or registered mail, return receipt requested; in each case to the following addresses and marked to the attention of the individual (by name or title) designated below (or to such other address or individual as a party may designate by notice to the other parties), provided that with respect to notices delivered to the Seller Representative, such notices must be delivered solely via facsimile or via email:

If to the Purchaser:

EnerSys
2366 Bernville Road
Reading, PA 19605
Email: lisa.hodgen@enersys.com
 Attn: Legal Department

with a copy (which will not constitute notice) to:

Holland & Knight LLP
2929 Arch Street, Suite 800
Philadelphia, PA 19104
Email: paul.jaskot@hklaw.com
 Attn: Paul J. Jaskot

If to the Sellers or the Seller Representative:

Fortis Advisors LLC
Email: notices@fortisrep.com
 Attn: Notices Department
Facsimile No.: (858) 408-1843

with a copy (which will not constitute notice) to:

Baker McKenzie
660 Hansen Way
Palo Alto, CA 94304
Email: matthew.gemello@bakermckenzie.com and heath.trisdale@bakermckenzie.com
 Attn: Matthew R. Gemello and Heath Trisdale

Section 10.2   Amendment.  This Agreement may not be amended, supplemented or otherwise modified except in a written document signed by all of the parties hereto and that identifies itself as an amendment to this Agreement.

Section 10.3   Waiver and Remedies.  The parties may (a) extend the time for performance of any of the obligations or other acts of any other party to this Agreement, (b) waive any inaccuracies in the representations and warranties of any other party to this Agreement contained in this Agreement or in any certificate, instrument or document delivered pursuant to this Agreement, or (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained in this Agreement.  Any such extension or waiver by any party to this Agreement will be valid only if set forth in a written document signed on behalf of the party or parties against whom the waiver or extension is to be effective.  No extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any covenant, agreement or condition, as the case may be, other than that which is specified in the written extension or waiver.  No failure or delay by any party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy.  Except as otherwise expressly set out in this Agreement, any enumeration of a party's rights and remedies in this Agreement is not intended to be exclusive, and a party's rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

Section 10.4   Entire Agreement.  This Agreement (including the Schedules and Exhibits hereto, the Seller Disclosure Letter and the documents and instruments referred to in this Agreement that are to be delivered at the Closing) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, or any of them, written or oral, with respect to the subject matter of this Agreement.

Section 10.5   Assignment and Successors and No Third Person Rights.  This Agreement binds and benefits the parties and their respective successors and assigns. No party may assign any rights under this Agreement without the prior written consent of the other party, except for assignments to Affiliates for which no consent is required.  Nothing expressed or referred to in this Agreement will be construed to give any third Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section 10.5 or the rights to indemnification that may inure to the parties specified in ARTICLE 8.

Section 10.6   Severability.  If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement are not affected or impaired in any way and the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

Section 10.7   Exhibits and Schedules.  The Exhibits and Schedules to this Agreement (including the Seller Disclosure Letter) are incorporated herein by reference and made a part of this Agreement.  The Seller Disclosure Letter is arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs of ARTICLES 2 and 3.  The disclosure in any section of the Seller Disclosure Letter qualifies as a disclosure in other sections and paragraphs of the Seller Disclosure Letter to the extent reasonably apparent on its face that such disclosure is applicable to another section or paragraph of the Seller Disclosure Letter.

Section 10.8  Interpretation.  In the negotiation of this Agreement, each party has received advice from its own attorney.  The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any party because that party or its attorney drafted the provision.

Section 10.9  Governing Law.  The internal laws of the State of Delaware (without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any other jurisdiction) govern all matters arising out of or relating to this Agreement and its Exhibits and Schedules and all of the transactions it contemplates, including its validity, interpretation, construction, performance and enforcement and any disputes or controversies arising therefrom or related thereto.

Section 10.10  Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  The parties accordingly agree that, in addition to any other remedy to which they are entitled at law or in equity, the parties are entitled to injunctive relief to prevent breaches of this Agreement and otherwise to enforce specifically the provisions of this Agreement, both prior to and following the Closing.

Section 10.11  Disputes.

(a) In the event of a dispute arising out of or in relation to this Agreement (a "Dispute"), any party to the Dispute may deliver a written dispute notice to the other party to the Dispute.  The written disputes notice will refer to this clause and must contain reasonable details of the Dispute as well as the Losses, if any, suffered by the party giving the written dispute notice.  The parties to a Dispute must, no later than ten Business Days after delivery of the written dispute notice, hold a meeting (the "Dispute Meeting") at which they must use all reasonable efforts to resolve the Dispute in an amicable manner.

(b) In the Dispute, the Seller Representative will represent any and all Sellers and the Chief Executive Officer or other executive authorized officer of the Purchaser will represent the Purchaser, with each having sufficient authority to conduct negotiations on behalf of the Sellers and the Purchaser, respectively, and, if relevant, to settle the Dispute.

(c) Any Dispute which is not amicably resolved within 20 Business Days after delivery of the written dispute notice will (regardless of whether or not a Dispute Meeting has actually been held) at the request of any party to the Dispute, be referred to non-binding arbitration in accordance with the Rules of Arbitration of the American Arbitration Association then in effect.  The place of arbitration will be Delaware.  The language of the arbitration Proceedings will be English.  The Seller Representative will appoint one arbitrator and the Purchaser will appoint one arbitrator and the two arbitrators so appointed will agree on a third arbitrator, who will be the chairman of the arbitration tribunal.  If a party fails to appoint an arbitrator or the two arbitrators appointed by the parties cannot agree on a third arbitrator, in each case within 30 calendar days, then the relevant arbitrator will be appointed subject to the rules of the American Arbitration Association then in effect.

(d) On or before the 45th day following (and including) the date on which third arbitrator was finally selected, the arbitrators will render a written judgment with respect to each matter involved in the Dispute.  Any award of the arbitrators will be non-binding on the parties.  The arbitrators will decide all issues in dispute pursuant to applicable Law as specified in Section 10.9.

(e) Nothing in this Section 10.11 limits the right of a party to bring Proceedings against another party in any court of competent jurisdiction upon the conclusion of the arbitration procedures set forth in this Section 10.11.

(f) Each party irrevocably and unconditionally agrees not to claim any immunity from Proceedings brought by another party against it under this Section 10.11 (and to ensure that no such claim is made on its behalf).  Each party hereby consents generally to the giving of any relief or the issue of any process in connection with those Proceedings, and waives all rights of immunity in respect of it or its assets.

(g) Notwithstanding anything to the contrary set forth in this Agreement, this Section 10.11 will not apply to disputes described in either Section 1.3 or Section 7.2(c) of this Agreement, which will be resolved as specifically provided therein.

Section 10.12  Jurisdiction and Service of Process.  In any action or Proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement (to the extent not subject to Section 10.11), each of the parties knowingly, voluntarily and irrevocably submits to the jurisdiction of the courts of New Castle County, Delaware, or, if it has or can acquire jurisdiction, in the U.S. federal courts in the District of Delaware, and waives any objection it may now or hereafter have to venue or to convenience of forum.  Any party to this Agreement may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.1.

Section 10.13   Waiver of Jury Trial.  EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY TO THIS AGREEMENT IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

Section 10.14   Expenses.  Except as otherwise provided in this Agreement, each of the Sellers and the Purchaser will pay all of their own expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement.

Section 10.15   Counterparts.  The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement.  This Agreement is effective upon delivery of one executed counterpart from each party to the other parties.  The signatures of all parties need not appear on the same counterpart.  The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party's signature(s) is as effective as signing and delivering the counterpart in person.

Section 10.16   Seller Representative.

(a) By virtue of their execution of this Agreement, each Seller knowingly and irrevocably designates and appoints the Seller Representative as such Seller's exclusive agent and attorney-in-fact under this Agreement and the Escrow Agreement with full power and authority to act for and on behalf of each Seller to give and receive notices and communications, to accept service of process on behalf of the Sellers pursuant to Section 8.3 and Section 10.12, to authorize and agree to any purchase price adjustments pursuant to Section 1.3 and other applicable provisions of this Agreement and the other documents delivered in connection herewith (including the Escrow Agreement), to agree to, negotiate, enter into settlements and compromises of, and comply with Judgments of courts or other Governmental Authorities and awards of arbitrators, with respect to, any claims by any Purchaser Indemnified Party against any Seller or by any Seller against any Purchaser Indemnified Party, or any other dispute between any Purchaser Indemnified Party and any Seller, in each case relating to this Agreement, the other documents delivered in connection herewith (including the Escrow Agreement) or the transactions contemplated hereby or thereby and to take all actions that are either (i) necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement or the other documents delivered in connection herewith (including the Escrow Agreement and Seller Representative Engagement Agreement).  Notwithstanding the foregoing, the Seller Representative will have no obligation to act on behalf of the Sellers, except as expressly provided herein, in the Escrow Agreement, and in the Seller Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Seller Representative in any ancillary agreement, schedule, exhibit or the Seller Disclosure Letter. The Seller Representative will be entitled to (A) rely upon Schedule I, (B) rely upon any signature believed by it to be genuine, and (C) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Seller or other party.  Notices or communications to or from the Seller Representative constitute notice to or from each of the Sellers for all purposes under this Agreement and the other documents delivered in connection herewith (including the Escrow Agreement), in each case, whether entered into or taken before, on or after the date of such designation and appointment of the Seller Representative.

(b) In the event of the resignation of the Seller Representative, the death, incapacity, illness, bankruptcy, dissolution or other inability to act of the Seller Representative, or the termination of the Seller Representative by the decision of the majority of Sellers, a successor Seller Representative will be appointed promptly by the Sellers (upon prior written consent of the Purchaser, with such consent not to be unreasonably withheld), such appointment to become effective upon the written acceptance thereof by such successor Seller Representative.  Each successor Seller Representative has all of the power, authority, rights and privileges conferred by this Agreement upon the original Seller Representative, and the term "Seller Representative" as used in this Agreement includes any successor Seller Representative. The immunities and rights to indemnification will survive the resignation or removal of the Seller Representative or any member of the Advisor and the Closing and/or any termination of this Agreement and the Escrow Agreement.

(c) A decision, act, instruction or Consent of the Seller Representative under this Agreement, the Escrow Agreement, or the Representative Engagement Agreement constitutes a decision, act, instruction or Consent of all the Sellers and is final, binding and conclusive upon each Seller and such Seller's successors as if expressly confirmed and ratified by such Seller, and all defenses which may be available to any Seller to contest, negate or disaffirm the action of the Seller Representative taken in good faith under this Agreement, the Escrow Agreement or the Representative Engagement Agreement are waived.  The Purchaser and the Escrow Agent may rely upon any such decision, act, instruction or Consent of the Seller Representative as being the decision, act, instruction or Consent of the Sellers.  The Purchaser is hereby relieved from any liability to any Person for any acts done or omissions by the Purchaser in accordance with such decision, act, instruction or Consent of the Seller Representative.

(d) The relationship created herein is not to be construed as a joint venture or any form of partnership between or among the Seller Representative or any Seller for any purpose of U.S. federal or state Law, including federal, state or foreign income Tax purposes. Neither the Seller Representative nor any of its Affiliates owes any fiduciary or other duty to any Seller.

(e) Certain Sellers have entered into an engagement agreement (the "Seller Representative Engagement Agreement") with the Seller Representative to provide direction to the Seller Representative in connection with its services under this Agreement, the Escrow Agreement and the Seller Representative Engagement Agreement (the designated representative of the Sellers, being the "Advisor").  Neither the Seller Representative nor its members, managers, directors, officers, contractors, agents and employees nor the Advisor (collectively, the "Seller Representative Group"), will be liable to any Seller for any action or failure to act in connection with the acceptance or administration of the Seller Representative's responsibilities hereunder, under the Escrow Agreement or under the Seller Representative Engagement Agreement, unless and only to the extent such action or failure to act constitutes gross negligence or willful misconduct.  The Sellers will indemnify, defend and hold harmless the Seller Representative Group from and against any and all losses, claims, damages, liabilities, fees, costs, expenses (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines or amounts paid in settlement (collectively, the "Seller Representative Expenses") incurred without gross negligence or willful misconduct on the part of the Seller Representative and arising out of or in connection with the acceptance or administration of its duties hereunder, under the Escrow Agreement or under the Seller Representative Engagement Agreement.  Such Seller Representative Expenses may be recovered first, from the Expense Fund, second, from any distribution of the Indemnification Escrow Amount otherwise distributable to the Sellers at the time of distribution, and third, directly from the Sellers.  The Sellers acknowledge that the Seller Representative will not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement, the Seller Representative Engagement Agreement or the transactions contemplated hereby.  Furthermore, the Seller Representative will not be required to take any action unless the Seller Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Seller Representative against the costs, expenses and liabilities which may be incurred by the Seller Representative in performing such actions.  Each of the Purchaser and its Affiliates acknowledge that the Seller Representative is party to this Agreement solely for purposes of serving as the "Seller Representative" hereunder, and no action, suit, claim, investigation, or proceeding will be brought by, or on behalf of, the Purchaser or any of its Affiliates against the Seller Representative with respect to this Agreement, the transactions contemplated hereby or any statement, certificate, instruction, opinion, instrument or other documents delivered hereunder (with it being understood that any covenant or agreement of or by the "parties" or "each of the parties" will not be deemed to require performance by, or be an agreement of, the Seller Representative unless performance by the Seller Representative is expressly provided for in such covenant or the Seller Representative expressly so agrees in writing).

(f) This appointment and grant of power and authority by the Sellers to the Seller Representative pursuant to this Section 10.16 is made in consideration of the common interest of the Sellers and the Seller Representative to facilitate the negotiation and completion of the transactions contemplated by this Agreement and the Ancillary Agreements (including any post-Closing actions) and is in consideration of the mutual agreements and covenants made in this Agreement.  Such appointment and grant of power and authority, and the powers, immunities and rights to indemnification granted to the Seller Representative Group hereunder (i) are coupled with an interest and will be irrevocable and may not be terminated by the act of any Seller or by operation of Law, whether upon the death, incapacity, illness, bankruptcy or dissolution of any Seller, or by the occurrence of any other event and (ii) will survive the delivery of an assignment by any Seller of the whole or any fraction of his, her or its interest in the Indemnification Escrow Amount.

(g) Upon the Closing, the Purchaser will wire to the Seller Representative $100,000 (the "Expense Fund Amount").  The Expense Fund Amount will be held by the Seller Representative in a segregated client account and will be used (i) for the purposes of paying directly or reimbursing the Seller Representative for any Representative Expenses incurred pursuant to this Agreement, the Escrow Agreement or any Seller Representative Engagement Agreement, or (ii) as otherwise determined by the Advisor (the "Expense Fund").  The Seller Representative is not providing any investment supervision, recommendations or advice and will have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct.  The Seller Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund, and has no tax reporting or income distribution obligations.  The Sellers will not receive any interest on the Expense Fund and assign to the Seller Representative any such interest.  Subject to Advisor approval, the Seller Representative may contribute funds to the Expense Fund from any consideration otherwise distributable to the Sellers.  As soon as reasonably determined by the Seller Representative that the Expense Fund is no longer required to be withheld, the Seller Representative will distribute the remaining Expense Fund (if any) to the Escrow Agent for further distribution to the Sellers.

[Signature page follows.]

The parties have executed and delivered this Agreement as of the Execution Date.

PURCHASER:	ENERSYS By: /s/ Michael J. Schmidtlein Name: Michael J. Schmidtlein Title: Chief Financial Officer

Signature Page to Share Purchase Agreement

SELLERS:
ALPHA INNOVATIONS LIMITED

By: /s/ Fred Kaiser
Name: Fred Kaiser
 Title:  Chief Executive Officer

ALPHATEC LIMITED

By: /s/ Fred Kaiser
Name: Fred Kaiser
 Title:  Chief Executive Officer

RADIANT ENERGY SYSTEMS LIMITED

By: /s/ Fred Kaiser
Name: Fred Kaiser
 Title:  Authorized Person

Signature Page to Share Purchase Agreement

SELLER REPRESENTATIVE:	FORTIS ADVISORS LLC By: /s/ Ryan Simkin Name: Ryan Simkin Title: Managing Director

Signature Page to Share Purchase Agreement

EXHIBIT A

Definitions and Construction

1. Definitions.  For the purposes of this Agreement:

"Acquired Companies" means the Target Companies and their respective direct and indirect subsidiaries.  The parties hereby expressly acknowledge and agree that: (a) the Restructuring will be consummated immediately following the Closing as contemplated hereby and on the terms and conditions and all as more particularly set forth in the Restructuring Agreements; (b) for purposes of this Agreement, as of Closing the Target Companies will be deemed to own all of the business, operations, properties, assets and Assumed Liabilities (as defined in the applicable Restructuring Agreement) of the Restructuring Sellers which will be transferred to the appropriate Target Companies pursuant to the Restructuring Agreements (collectively, the "Transferred Business"); and (c) assuming the satisfaction (or appropriate waiver) of the conditions to Closing set forth in ARTICLE 6, for purposes of this Agreement, as of the Execution Date, the Target Companies will be deemed to own the Transferred Business; provided, however, that the foregoing will not apply to Section 3.5.

"Adjustment Escrow Amount" means $7,500,000; provided, however, that if the Estimated Closing Working Capital exceeds the high end of Target Working Capital (i.e., 20% of the combined revenues of the Acquired Companies for the twelve month period ending on the last month-end immediately preceding the Closing Date) by an amount in excess of $7,500,000, then the Adjustment Escrow Amount will be increased, on a dollar for dollar basis, by an amount equal to 50% of such excess.

"Affiliate" means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person.  In addition to the foregoing, if the specified Person is an individual, the term "Affiliate" also includes (a) the individual's spouse, (b) the members of the immediate family (including parents, siblings and children) of the individual or of the individual's spouse and (c) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with any of the foregoing individuals. For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Solely for purposes of this Agreement, Altair, its direct and indirect subsidiaries and each Person that directly or indirectly controls, is controlled by or is under common control with Altair will be deemed an "Affiliate" of the Sellers and the Acquired Companies.

"Ancillary Agreements" means each of the Escrow Agreement, the Non-Compete Agreements and the Transition Services Agreement.

"ATL" means Alpha Technologies Ltd., a British Columbia company.

"Business Day" means any day other than Saturday, Sunday or any day on which banking institutions in the State of New York are closed either under applicable Law or action of any Governmental Authority.

"Cash" means, with respect to the Acquired Companies, all cash, cash equivalents and marketable securities held by the Acquired Companies, calculated in a manner consistent with the methods and practices used to prepare the Interim Balance Sheet.  For avoidance of doubt, Cash will (a) be calculated net of issued but uncleared checks and drafts and (b) include checks and drafts in transit or deposited for the account of the Acquired Companies but not yet posted.

"Closing Amount" means, with respect to each Seller, such Seller's Pro Rata Percentage of (a) the Equity Component minus the Indemnification Escrow Amount and (b) the cash portion of the Closing Consideration minus (i) the Adjustment Escrow Amount, (ii) the Restructuring Payments, and (iii) the Expense Fund Amount.

"Closing Net Debt" means the actual Net Debt on the Closing Date calculated initially by the Purchaser in good faith after Closing, and as ultimately determined as provided in Section 1.3.

"Closing Transaction Expenses" means all Transaction Expenses incurred but not yet paid as of the Closing Date.

"Closing VWAP" means the 30-day volume weighted average price of the Parent Shares as reported on the New York Stock Exchange on the date that is five trading days prior to the Closing Date.

"Closing Working Capital" means the actual Net Working Capital on the Closing Date calculated initially by the Purchaser in good faith after Closing, and as ultimately determined as provided in Section 1.3.

"Code" means the Internal Revenue Code of 1986, as amended.

"Company Intellectual Property" means all Intellectual Property that is owned by the Acquired Companies.

"Company Intellectual Property Agreements" means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to Intellectual Property to which any Acquired Company is a party, beneficiary, or otherwise bound.

"Company Plan" means any "employee benefit plan" (as defined in Section 3(3) of ERISA) for the benefit of any current or former director, officer, employee or consultant of the Acquired Companies or an ERISA Affiliate, or with respect to which the Acquired Companies or an ERISA Affiliate has or may have any Liability, including any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), any pension plan, any multiemployer plan and any other written or oral plan, Contract, practice, understanding or arrangement involving direct or indirect compensation or benefits, including insurance coverage, severance or other termination pay or benefits, change in control, retention, performance, holiday pay, vacation pay, fringe benefits, disability benefits, pension, retirement plans, profit sharing, deferred compensation, bonuses, equity options, equity purchase, restricted equity or equity units, phantom equity, equity appreciation or other forms of equity-based compensation, incentive compensation or post-retirement compensation, maintained or contributed to by the Acquired Companies or an ERISA Affiliate (or that has been maintained or contributed to in the last six years by the Acquired Companies, an ERISA Affiliate, or to the extent related to the Transferred Business, the Restructuring Sellers) for the benefit of any current or former director, officer, employee or consultant of the Acquired Companies or an ERISA Affiliate, or with respect to which the Acquired Companies or an ERISA Affiliate has or may have any Liability.

"Competition Law" means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, all applicable foreign antitrust Laws, including the ICA and German Competition Act, and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade through merger or acquisition.

"Computer Systems" means all servers, computer hardware, networks, software, databases, telecommunications systems, interfaces and related systems.

"Confidential Information" means any and all non-public, confidential or proprietary information concerning the business or affairs of the Acquired Companies, whether such information is written, oral or graphic, and whether included in any analyses, compilations, studies, reports, or other documents or presentations generated which contain or reflect such information, including financial plans and records, marketing plans, business strategies and relationships with third Persons, present and proposed services and products, trade secrets, techniques, inventions, improvements, processes, methods of operation, know-how, pricing information, information about potential acquisitions, research and development plans, information regarding customers and suppliers, strategic planning and systems, contractual terms, telephone lists, expressions of ideas and systems, software, software source documents, microcode and source code, routines, sub-routes and algorithms, structure, sequence and organization of computer programs, specifications, and other information that gives the Acquired Companies an advantage over competitors by virtue of it not being publicly known, regardless of whether or not the information is stamped or labeled as "confidential" and whether or not patentable or copy-rightable; provided, however, "Confidential Information" will not include such information that (a) is or becomes generally known or available to the public through no breach hereof by any Seller or any Affiliate of Seller, (b) was obtained by the Sellers or their Representatives from a third Person source not known by the Sellers, upon reasonable inquiry, to be in violation of any obligation to maintain such Confidential Information as confidential or (c) was independently developed by or for the Sellers or their Representatives without any use of or reference to any Confidential Information.

"Consent" means any approval, consent, ratification, waiver or other authorization.

"Consideration Shares" means the number of Parent Shares issued in payment of the Purchase Price, as determined pursuant to Section 1.2(b)(i).

"Contract" means any contract, agreement, lease, license, commitment, warranty, guaranty, mortgage, note, bond, option, warrant, right or other instrument or consensual obligation, whether written or oral.

"Debt" means any and all Indebtedness of the Acquired Companies on the applicable reference date, calculated in a manner consistent with the methods and practices used to prepare the Interim Balance Sheet.

"Due Date" means the due date with respect to an applicable Tax Return (taking into account valid extensions).

"Employment Standards Act" means the Employment Standards Act (British Columbia).

"Encumbrance" means any charge, claim, mortgage, servitude, easement, right of way, covenant, equitable interest, license, lease or other possessory interest, lien, option, pledge, hypothecation, security interest, preference, priority, right of first refusal, condition, limitation or restriction of any kind or nature whatsoever (whether absolute or contingent).

"Environmental Law" means any Law (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, sediment, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

"Equity Interest" means any share, capital stock, partnership, membership, limited liability company, joint venture or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" means any Person that, together with any of the Acquired Companies, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA or that is a member of the same "controlled group" as the Acquired Companies pursuant to Section 4001(a)(14) of ERISA.

"Escrow Accounts" means the Escrow Accounts established by the Escrow Agent pursuant to the terms of the Escrow Agreement.

"Escrow Agent" means Computershare Trust Company, N.A. or another financial institution mutually agreed by the parties hereto.

"Escrow Agreement" means the Escrow Agreement to be entered into by the Purchaser, the Sellers, and the Escrow Agent, substantially in the form attached hereto as Exhibit B.

"Example Statement" means the example statement of Net Working Capital and Net Debt of the Acquired Companies as of June 30, 2018, attached as Schedule IV hereto, including the adjustments set forth therein.

"GAAP" will mean United States or Canadian generally accepted accounting principles and practices as of the date hereof, as applicable.

"German Competition Act" means the German Act Against Restraints of Competition of 1998, as amended.

"Governing Document" means any charter, articles, bylaws, certificate, limited liability company agreement, operating agreement, limited partnership agreement, shareholder agreement or other similar document adopted, filed or registered in connection with the creation, formation, organization or governance of any entity.

"Government Official" means any official, employee, agent, or other representative of any Governmental Authority, or any political party, party official, or candidate for political office.

"Governmental Authority" means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, provincial, local, county, municipal, domestic, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, commission, board, department or other entity and any court or other tribunal), (d) multinational organization or (e) body exercising, or entitled to exercise, any administrative, arbitration, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

"Governmental Authorization" means any Consent, license, franchise, permit, exemption, clearance or registration issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

"Hazardous Material" means any material, waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant under any Environmental Law, including any admixture or solution thereof, and including petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos or asbestos-containing materials in any form or condition and polychlorinated biphenyls.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"ICA" means the Investment Canada Act (Canada).

"Indebtedness" means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all pre-payment penalties and accrued interest owed by such Person, (c) accrued and unpaid income Taxes for any period or portion of any period ending on or before the Closing Date, in each case, calculated in accordance with GAAP, consistently applied, (d) any aggregate amount of unpaid income Taxes resulting from an election under Section 965(h) of the Code to pay the "net tax liability" (as defined in Section 965(h) of the Code) in installments, (e) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments or debt securities and warrants or other rights to acquire any such instruments or securities, (f) all deferred payments and other obligations of such Person to secure all or part of the purchase price of property, securities, goods or services (including seller notes, earn-out payments, contingent bonuses or similar obligations), provided that this clause (f) specifically excludes the amount of the Restructuring Payments paid pursuant to Section 1.6(b)(iv); and (g) without duplication, all additional debt-like items set forth in Schedule VI.

"Intellectual Property" means all of the following anywhere in the world and all legal rights, title or interest in, under or in respect of the following arising under Law: (a) all patents and applications for patents and all related reissues, reexaminations, substitutions, divisions, renewals, extensions, provisionals, continuations and continuations in part, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models); (b) all copyrights and works of authorship, whether or not copyrightable, and all copyright registrations and copyright applications, copyrightable works, renewals of any of the foregoing, and all other corresponding rights; (c) all mask works, mask work registrations and mask work applications and all other corresponding rights; (d) all trade dress and trade names, brands, certification marks, logos, domain names, trademarks and service marks and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin and all goodwill associated with any of the foregoing; (e) trade secrets or confidential information, including all trade secrets or confidential information regarding inventions (whether or not patentable), discoveries, improvements, know how, technology, technical data, databases, data compilations and collections, tools, methods, processes, materials, compositions, designs, plans, business information, manufacturing and production processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans, advertising and promotional materials, customer, distributor, reseller and supplier lists and information, correspondence, records, and other documentation, and other proprietary information of every kind; (f) all computer software (including source and object code), firmware, development tools, algorithms, files, records, technical drawings and related documentation, data and manuals; (g) all databases and data collections; (h) all other proprietary rights; (i) internet domain names and social media accounts or user names, whether or not trademarks, all associated web addresses, URLs, websites and webpages, and all content and data thereon or relating thereto, whether or not copyrights; (j) industrial designs, and all patents, registrations, applications for registration, and renewals thereof; and (k) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

"ITA" means the Canadian Income Tax Act (Canada), as amended.

"Judgment" means any order, injunction, judgment, decree, ruling, opinion, award, assessment or arbitration award of any Governmental Authority or arbitrator.

"Knowledge" means (a) with respect to the Sellers or the Restructuring Sellers, the actual knowledge of Fred Kaiser and Michael Perica and after reasonable inquiry, and (b) with respect to individuals, the actual knowledge of such individual after reasonable inquiry; provided, however, that "Knowledge" of the Sellers or the Restructuring Sellers relating to the following entities will also include the actual knowledge of the individuals specified in the parentheses immediately following such entity's name (in each case after reasonable inquiry): (i) Altair (Grace Borsari); (ii) TCS (Fred Kaiser); (iii) ATI (Fred Kaiser and Drew Zogby); (iv) AlphaTec (Fred Kaiser), and (v) ATL (Sam Wong).

"Law" means any federal, state, provincial, tribal, local, municipal, domestic, foreign, international, multinational, or other constitution, law, statute, treaty, rule, regulation, ordinance, order, decree, injunction, directive, code, binding case law or principle of common law.

"Liability" includes liabilities, debts or other obligations of any nature, whether absolute, accrued, unaccrued, liquidated, unliquidated or otherwise, due or to become due, actual, potential or otherwise.

"Licensed Intellectual Property" means all Intellectual Property in which an Acquired Company holds any rights or interests granted by other Persons, including each Seller or any of its Affiliates.

"Loss" means any loss, Proceeding, Judgment, Taxes, damage, fine, penalty, expense (including reasonable out-of-pocket attorneys' or other professional fees and expenses and court costs), injury, debt, Encumbrance or other cost, expense or adverse effect whatsoever, whether or not involving the claim of another Person.

"Material Adverse Effect" means any event, change, circumstance, effect or other matter that has, or could reasonably be expected to have, either individually or in the aggregate with all other events, changes, circumstances, effects or other matters, with or without notice, lapse of time or both, a material adverse effect on (a) the business, assets, Liabilities, properties, condition (financial or otherwise), operating results or operations of the Acquired Companies or (b) the ability of the Acquired Companies or any Seller to perform its obligations under this Agreement or to consummate timely the transactions contemplated by this Agreement; provided that "Material Adverse Effect" will not include any event, change, circumstance, effect or other matter, arising out of or resulting from (i) general economic or political changes, (ii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or market index or any change in prevailing interest rates, (iii) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof, (iv) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Purchaser, (v) any changes in applicable Laws or accounting rules, or the enforcement, implementation or interpretation thereof, or (vi) any natural disasters or acts of God; provided, further, that with respect to any matter described in any of the foregoing clauses (i) – (vi), such matter will only be excluded so long as such matter does not have a disproportionate effect on the Acquired Companies relative to other comparable entities operating in the industries in which the Acquired Companies operate.

"MLTN Tax Opinion" means a written opinion meeting the requirements for written advice under §10.37 Treasury Department Circular No. 230, addressed to Purchaser and the applicable Acquired Company upon which Purchaser and the applicable Acquired Company can rely, from a nationally recognized law firm experienced in Tax matters, that states there is a "more likely than not" (or higher) confidence level for the Tax treatment proposed to be taken by the Sellers with respect to such disputed item (or items) relating to the Tax Return of an Acquired Company required to be filed pursuant to Section 7.2(a) or Section 7.2(b), as the case may be.

"Net Debt" means, as of any time of determination, the amount (which may be a positive or a negative number), equal to Debt minus Cash, each determined in a manner consistent with the past practices of the Acquired Companies and the procedures, policies and methods used in preparing the Example Statement. For the avoidance of doubt, Net Debt will not include the line items listed under the heading "Working Capital" set forth in the Example Statement and any other items that have been included in the calculation of Net Working Capital.  For the avoidance of doubt, "Net Debt" will include all debt and debt-like items set forth in Schedule VI.

"Net Working Capital" will be calculated as set forth on the Example Statement and determined in a manner consistent with the past practices of the Acquired Companies and the procedures, policies and methods used in preparing the Example Statement, without introduction of any new policies regarding provisioning or valuation of receivables or inventory.  An example of the calculation of Net Working Capital as of the date of the Interim Balance Sheet is set forth in the Example Statement.  For the avoidance of doubt, no items specifically included in the definition of Cash or Debt will be included in Net Working Capital.

"Non-Compete Agreements" means the non-compete/non-solicit agreements to be executed by each of Fred Kaiser and Grace Borsari to be delivered at Closing, containing the same scope and duration as provided under Section 5.10.

"Ordinary Course of Business" means with respect to any Person, such Person's ordinary, usual and normal course of business consistent with its past custom and practice (including with respect to quantity and frequency).

"Parent Shares" means shares of the common stock of Parent, par value $0.01 per share, which class of shares is registered under Section 12(b) of the Exchange Act and is listed for trading on the New York Stock Exchange.

"Permitted Encumbrances" means (a) statutory liens of carriers, warehousemen, mechanics, materialmen and other similar Persons incurred in the Ordinary Course of Business for sums not yet due and payable or being diligently contested in good faith by appropriate proceedings (and if being so contested, for which adequate accruals or reserves have been recorded in the line items of the Interim Balance Sheet) and that do not impair the conduct of the Acquired Companies' business or the present or proposed use of the affected property or asset, (b) statutory liens for current Taxes not yet due and payable or liens for Taxes being contested in good faith by appropriate procedures and, in either case, for which adequate accruals or reserves have been recorded in line items on the Interim Balance Sheet, (c) easements, rights of way, zoning ordinances, minor imperfections of title, and other similar Encumbrances affecting the Leased Real Property which are not, individually or in the aggregate, material to the Acquired Companies' business or assets and which do not impair, prohibit or interfere with the current use or operation of the Leased Real Property and which do not render title to the Leased Real Property unmarketable, (d) zoning, subdivision, and similar governmental requirements regulating the use or occupancy of the Leased Real Property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over the Leased Real Property that are not violated by the current use or occupancy of such Leased Real Property or the operation of the business as currently conducted thereon, and (e) liens arising under original purchase price conditional sales contracts and equipment leases with third Persons entered into in the Ordinary Course of Business.

"Person" means an individual or an entity, including a corporation, limited liability company, unlimited liability company, partnership, trust, unincorporated organization, association or other business or investment entity, or any Governmental Authority.

"Personal Data" means information held by the Sellers including a living natural Person's (including a customer's or an employee's) name, street address, telephone number, e-mail address, photograph, social security number, driver's license number, passport number or customer or account number, or any other piece of information that, alone or in combination with other information held by the Sellers and the Acquired Companies, allows the identification of a natural Person or is otherwise considered personally identifiable information or personal data under applicable Law.

"Pre-Closing Period" means a Tax period ending on or before the Closing Date.

"Pre-Closing Period Tax Return" means any Tax Return relating to a Pre-Closing Period.

"Privacy Laws" means (a) each Law applicable to the protection and/or processing of Personal Data, and includes rules and regulations relating to data security standards more generally including, but not limited to, the U.S.-EU and U.S.-Swiss Privacy Shield, Regulation (EU) 2016/679 of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC, Payment Card Industry Data Security Standards, and direct marketing, e-mails, text messages or telemarketing, (b) authoritative guidance issued by a governmental entity that pertains to one of the laws, rules or standards outlined in clause (a), and (c) industry self-regulatory principles applicable to the protection or processing of Personal Data, direct marketing, e-mails, text messages or telemarketing where the Sellers are adherents to or participants in such programs or principles.

"Pro Forma Balance Sheet" means the unaudited, consolidated balance sheet of the Acquired Companies as of June 30, 2018 that is included in, and that serves as the basis for calculating Net Working Capital and Net Debt in, the Example Statement.

"Pro Rata Percentage" means, with respect to each Seller, the pro rata percentage set forth in Schedule I under the heading "Shares and Pro Rata Percentages."

"Proceeding" means any action, arbitration, audit, inspection, examination, investigation, compliance review, hearing, charge, complaint, litigation or suit (whether civil, criminal, administrative, arbitral, governmental, regulatory, judicial or investigative, whether formal or informal and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

"Representatives" of a Person means such Person's Affiliates and its respective directors, officers, partners, limited partners, members, managers employees, agents, contractors, advisors, attorneys, accountants, service providers and controlling persons.

"Restricted Business" means the business of the Acquired Companies as conducted as of the Closing Date.

"Restructuring" means certain internal corporate transactions undertaken by the Sellers and their Affiliates or certain other identified Persons immediately after the Closing to transfer (i) certain non-aviation assets from Altair, (ii) substantially all of the assets of ATI and its subsidiaries, and (iii) certain business assets and Contracts of each of TCS and AlphaTec pursuant to the Restructuring Agreements.

"Restructuring Sellers" means ATI, Altair, TCS, and AlphaTec.

"Restructuring Taxes" means (a) all Taxes of or imposed on any of the Restructuring Sellers, (b) all Taxes relating or attributable to the business or assets of any of the Restructuring Sellers subject to the Restructuring for all Pre-Closing Periods and, with respect to any Straddle Period, the portion of such Straddle Period ending on the Closing Date (determined in accordance with the principles of Section 7.1), (c) all Transfer Taxes resulting from the Restructuring and (d) all Taxes of the Restructuring Sellers described in clauses (a), (b) and (c) of this definition of Restructuring Taxes imposed on ATS or any of its Affiliates as a result of transferee, successor or similar liability, bulk sales or similar liability, operation of Law or otherwise.

"SEC" means the United States Securities and Exchange Commission.

"Seller Disclosure Letter" means the disclosure schedule delivered by the Sellers to the Purchaser concurrently with the execution and delivery of this Agreement and dated as of the Execution Date.

"Seller Taxes" means, without duplication, any and all Taxes (a) imposed on an Acquired Company or for which an Acquired Company is otherwise liable for any Pre-Closing Period and for the portion of any Straddle Period ending on the Closing Date (determined in accordance with Section 7.1), (b) resulting from a breach by Sellers of any covenant set forth in ARTICLE 7, (c) any and all Taxes resulting from the transactions contemplated pursuant to Section 5.6 and all Restructuring Taxes; (d) any and all Taxes of or imposed on the Purchaser or any of its Affiliates (including the Acquired Companies) as a result of an inclusion under Section 951(a) or Section 951A of the Code (or any similar provision of state or local Law) attributable to (i) "subpart F income," within the meaning of Section 952 of the Code (or any similar provision of state or local Law) of the Acquired Companies received or accrued on or prior to the Closing Date, (ii) the holding of "United States property," within the meaning of Section 956 of the Code (or any similar provision of state or local Law) by the Acquired Companies on or prior to the Closing Date, or (iii) "global intangible low-taxed income," within the meaning of Section 951A of the Code (or any similar provision of state or local Law) received or accrued on or prior to the Closing Date that is attributable to the Acquired Companies, in each case, determined as if the taxable years of the Acquired Companies ended on the Closing Date, and (e) Taxes of, or related to, an Acquired Company resulting from an election pursuant to Section 965(h) of the Code (and applicable provisions of state and local law) to pay the "net tax liability" (as defined under Section 965(h) of the Code) in installments; provided, that Seller Taxes will not include (w) any non-income Taxes that are taken into account in determining the Closing Working Capital or Closing Net Debt, (x) any income Taxes that are taken into account in determining Indebtedness for purposes of calculating Closing Net Debt, (y) any Taxes of the Acquired Companies that result from an action taken by or at the direction of Purchaser on the Closing Date after the Closing that is not in the Ordinary Course of Business and not contemplated by this Agreement, or (z) any Taxes resulting from election made by Purchaser under Section 338 of the Code with respect to ATS or any of its subsidiaries.

"Straddle Period" means a Tax period that commences on or before the Closing Date and ends after the Closing Date.

"Straddle Period Tax Return" means any Tax Return relating to a Straddle Period.

"Substantial Authority Position" means a Tax position for which the Tax Law Firm concludes there is "substantial authority" (as defined under Section 6662 of the Code (or successor provisions thereof)); provided, however, that a Tax position will not be considered a Substantial Authority Position if the Tax Law Firm concludes that such position is at least "more likely than not" to prevail.

"Substantial Authority Position Cap" means, with respect to a disputed item (or disputed items) relating to a Tax Return required to be filed pursuant to Section 7.2(a) or Section 7.2(b) and for which the Tax Law Firm has concluded that Sellers' Tax Position with respect to such disputed item (or disputed items) is a Substantial Authority Position or for which a Substantial Authority Tax Opinion has been provided by the Sellers pursuant to Section 7.2(d), an amount of incremental Taxes that would reasonably be expected to be imposed on the Acquired Company for which the relevant Tax Return relates if the applicable Taxing Authority did not agree with such Substantial Authority Position or such Substantial Authority Tax Opinion, as the case may be (increased by the amount of all incremental Taxes that would reasonably be expected to be imposed on such Acquired Company and all other Acquired Companies relating to all other disputed items for which the Tax Law Firm concludes that Sellers' Tax Position is a Substantial Authority Position or for which a Substantial Authority Tax Opinion has been received, in each case, if the applicable Taxing Authorities did not agree with each such Substantial Authority Position and Substantial Authority Tax Opinion) that does not exceed $1,000,000 in the aggregate.

"Substantial Authority Tax Opinion" means a written opinion meeting the requirements for written advice under §10.37 Treasury Department Circular No. 230, addressed to Purchaser and the applicable Acquired Company upon which Purchaser and the applicable Acquired Company can rely, from a nationally recognized law firm experienced in Tax matters, that states there is "substantial authority" (as defined under Section 6662 of the Code (or successor provisions thereof)) for the Tax treatment proposed to be taken by the Sellers with respect to the disputed item (or items) relating to the Tax Return of an Acquired Company required to be filed pursuant to Section 7.2(a) or Section 7.2(b), as the case may be.

 "Target Companies" means ATS and ATL.

"Target Working Capital" means an amount that is not less than 18%, and not more than 20%, of the combined revenues of the Acquired Companies for the twelve month period ending on the last month-end immediately preceding the Closing Date, as determined in accordance with the procedures, policies and methods set forth on the Example Statement.

"Tax" or "Taxes" means any and all (a) taxes, charges, withholdings, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever in the nature of taxes imposed by any federal, state, provincial, local or foreign or other Taxing Authority, including those related to income, net income, gross receipts, net receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, goods and services, capital gains, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, social security, unemployment, disability, payroll or other employment, profits, license, employee or other withholding or other similar tax, deductions at source, intangibles, ad valorem, gains, transaction, title, capital, paid-up capital, profits, value added, recording, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax, and any liability under unclaimed property, escheat, or similar Laws,(b) interest, penalties, fines, or additions to tax or additional amounts imposed by any Taxing Authority in connection with (i) any item described in clause (a) or (ii) the failure to comply with any requirement imposed with respect to any Tax Return, in each case, whether disputed or not, and (c) liability in respect of any items described in clause (a) and/or (b) payable by reason of contract (including any Tax Sharing Agreement), assumption, transferee, successor or similar liability, bulk sales or similar liability, operation of Law (including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local, or foreign Law)).

"Tax Contest" means any Tax audit, assessment, adjustment, examination, or other Proceeding with, by, or against any Governmental Authority or with respect to Taxes for which the Sellers may reasonably be expected to be liable or obligated to indemnify the Purchaser Indemnified Parties pursuant to this Agreement.

"Tax Return" means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority (federal, state, provincial, municipal or otherwise) in connection with the determination, assessment, collection or payment of any Tax (including any amendments or supplements thereto).

"Tax Sharing Agreement" will mean any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract or arrangement, whether written or unwritten (including, without limitation, any such agreement, contract or arrangement included in any purchase or sale agreement, merger agreement, joint venture agreement or other document), other than commercial agreements entered into in the Ordinary Course of Business that are not primarily related to Taxes.

"Taxing Authority" means, with respect to any Tax or Tax Return, the Governmental Authority that imposes such Tax or requires a Person to file such Tax Return and the agency (if any) charged with the collection of such Tax or the administration of such Tax Return, in each case, for such Governmental Authority.

"Transaction Expenses" means the expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred by the Sellers and the Acquired Companies in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, as set forth in Schedule III, which will include (a) any sale, change of control, "stay around", retention or similar bonuses, compensation, or payments to be paid to current or former employees, officers, directors, or other service providers of the Acquired Companies upon or in connection with the consummation of the transactions contemplated hereby (that are single-trigger with and not contingent upon additional requirements) and (b) any consent fees or penalties, prepayment penalties, premiums breakage fees or similar fees or expenses incurred by the Sellers and Acquired Companies in connection with the consummation of the transactions contemplated hereby. For the avoidance of doubt, the Restructuring Payments will not be part of the Transaction Expenses.

"Transition Services Agreement" means the transition services agreement to be entered into between Altair, ATI and ATS in connection with services to be provided by ATS to the Restructuring Sellers after the Closing, substantially in the form attached hereto as Exhibit D.

"WCA" means the Workers' Compensation Act (British Columbia).

2. Additional Defined Terms.  For purposes of this Agreement, the following terms have the meanings specified in the indicated Section of this Agreement:

Defined Term	Section
"Adjustment Payment Period"	1.3(h)
"Advisor"	10.16(e)
"Agreement"	Preamble
"AlphaTec"	Recitals
"Altair"	Recitals
"Assignment" and "Assignments"	1.6(a)
"ATI"	Recitals
"ATS"	Recitals
"Base Purchase Price"	1.2(a)
"Claim Notice"	8.3(a)
"Closing"	1.5
"Closing Balance Sheet"	1.3(a)
"Closing Consideration"	1.2(e)

Defined Term	Section
"Closing Date"	1.5
"Closing Statement"	1.3(a)
"Controlling Party"	8.3(b)(iii)
"De Minimis Loss"	8.5(a)
"Deductible"	8.5(a)
"Dispute"	10.11
"Dispute Meeting"	10.11
"Equity Component"	1.2
"Estimated Closing Balance Sheet"	1.2
"Estimated Closing Net Debt"	1.2
"Estimated Closing Statement"	1.2
"Estimated Closing Working Capital"	1.2
"Estimated Purchase Price Adjustment"	1.2
"Estimated Transaction Expenses"	1.2
"ETA"	3.15(ff)
"Execution Date"	Preamble
"Expense Fund"	10.16(g)
"Expense Fund Amount"	10.16(g)
"Final Purchase Price Adjustment"	1.2(a)
"Financial Statements"	3.4(a)
"Fundamental Representations"	8.4
"GST/HST"	3.15(ff)
"Indemnification Escrow Amount"	1.2(c)
"Indemnified Party"	8.3(a)
"Indemnifying Party"	8.3(a)
"Indemnity Escrow Account"	1.6(c)
"Independent Accounting Firm"	1.3(d)
"Insurance Policies"	3.21
"Interim Balance Sheet"	3.4(a)
"Intellectual Property Registrations"	3.12(a)
"Inventory Inspection"	5.11
"Leased Real Property"	3.10(a)
"Noncontrolling Party"	8.3(b)(iii)
"Objection Statement"	1.3(c)
"OFAC"	3.18(c)
"Outside Date"	9.1(d)
"Purchase Price"	1.2
"Purchaser"	Preamble
"Purchaser Indemnified Parties"	8.1
"Purchaser's Proposed Calculations"	1.3(a)
"Real Property Leases"	3.10
"Resolution Period"	1.3(d)
"Restricted Period"	5.10(a)
"Restricted Persons"	5.3(a)
"Restructuring Agreements"	Recitals
"Restructuring Payments"	1.6(b)
"Review Period"	1.3(b)
"SEC Reports"	4.9
"Second Request"	5.7(c)

Defined Term	Section
"Securities Act"	2.7
"Seller Indemnified Parties"	8.2
"Seller Representative"	Preamble
"Seller Representative Engagement Agreement"	10.16(e)
"Seller Representative Expenses"	10.16(e)
"Seller Representative Group"	10.16(e)
"Sellers"	Preamble
"Sellers' Tax Position"	7.2(c)(i)
"Shares"	Recitals
"Specified Tax Representations"	3.15(gg)
"Tax Claim Notice"	7.7(a)
"Tax Law Firm"	7.2(c)(i)
"Tax Proceedings"	3.15(e)
"TCS"	Recitals
"Third Party Claim"	8.3(b)(i)
"Transfer Tax"	7.3
"Transferred Business"	Exhibit A
"Transferred Employees"	5.8(a)
"Waived 280G Benefits"	5.8(f)
"Welfare Plans"	5.8(d)

3. Construction.  Any reference in this Agreement to an "Article," "Section," "Exhibit" or "Schedule" refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise.  The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement.  All words used in this Agreement are to be construed to be of such gender or number as the circumstances require.  The words "including," "includes," or "include" are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as "without limitation" or "but not limited to" are used in each instance.  The word "or" is not exclusive.  Where this Agreement states that a party "shall," "will" or "must" perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement.  Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time.  Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.  Any reference to "dollars" or "$" means United States dollars, unless otherwise indicated.

4. References in Article 3 of this Agreement to documents or information being "made available" or "delivered" will mean any such document that was either posted as of 11:59 p.m. (Eastern Time) on the day prior to the Closing Date in the virtual data room maintained by the Sellers with respect to the transactions contemplated herein.

EXHIBIT B

Form of Escrow Agreement

ESCROW AGREEMENT

This ESCROW AGREEMENT (as the same may be amended or modified from time to time pursuant hereto, this "Agreement") is made and entered into as of [●], by and among Fortis Advisors LLC, a Delaware limited liability company ("Seller Representative"), EnerSys, a Delaware corporation ("Purchaser", and together with Seller Representative, sometimes referred to individually as "Party" or collectively as the "Parties"), and Computershare Trust Company, N.A. (the "Escrow Agent"). All capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth in the Purchase Agreement (as defined below).

WHEREAS, Purchaser and Seller Representative are among the parties to that certain Share Purchase Agreement, dated as of October 29, 2018, by and among Purchaser, Alpha Innovations Limited, a Cyprus company, Alphatec Limited, a Cyprus company, Radiant Energy Systems Limited, a Cyprus company (the "Sellers") and Seller Representative (the "Purchase Agreement"), pursuant to which Purchaser is purchasing the Shares from the Sellers in accordance with the terms and provisions set forth in the Purchase Agreement.

WHEREAS, the Purchase Agreement provides that Purchaser will deposit with the Escrow Agent pursuant to the terms hereof (i) the Indemnification Escrow Amount to serve as security for the benefit of Purchaser against the indemnifications by the Sellers afforded by Article 8 of the Purchase Agreement and (ii) $7,500,000 in cash (the "Adjustment Escrow Amount") to serve as security for the benefit of Purchaser for payments to Purchaser pursuant to Section 1.3(g)-(h) of the Purchase Agreement.

WHEREAS, the Parties desire that the Indemnification Escrow Amount and the Adjustment Escrow Amount be held and distributed by the Escrow Agent in accordance with the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Appointment.  The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

2. Escrow Assets.

(a) Deposit. Purchaser agrees to deposit with the Escrow Agent (i) [●] shares of common stock of EnerSys, a Delaware corporation and the ultimate owner of Purchaser (the "Escrow Shares") and the cash amount, if any, of the Indemnification Escrow Amount, as determined in accordance with Section 1.2(b) of the Purchase Agreement and (ii) the Adjustment Escrow Amount (together with the Indemnification Escrow Amount, the "Escrow Assets") on the date hereof.  The Escrow Agent shall hold the Escrow Shares as a book position registered in the name of Computershare Trust Company, N.A. as Escrow Agent for the benefit of Sellers.  The Escrow Agent shall hold all other Escrow Assets in a bank account and shall deposit such amount in one or more interest-bearing accounts to be maintained by the Escrow Agent in the name of the Escrow Agent at one or more of the banks, jointly approved by Purchaser and Seller, listed in Schedule 3 to this Agreement, each of which shall be a commercial bank with capital exceeding $500,000,000 (the "Approved Banks" and all amounts held in such account, including any Escrow Income (as defined below) received in respect thereof, less any losses on investments thereof, less distributions thereof, if any, the "Escrow Fund"). The Parties agree that the Adjustment Escrow Amount will be held in escrow and will be available only to secure the obligations, if any, to pay Purchaser in accordance with Section 1.3(g)-(h) of the Purchase Agreement.

(b) Ownership of the Escrow Assets. The Escrow Agent does not own or have any interest in the Escrow Assets but is serving as escrow holder, having only possession thereof and agreeing to hold and distribute the Escrow Assets in accordance with the terms and conditions set forth herein.

(c) Rights with Respect to the Escrow Assets.

i. With respect to the Escrow Shares, during the term of this Agreement, (A) Seller Representative shall have the right to exercise any voting rights with respect to any of the Escrow Shares; provided that Seller Representative shall not have the right to exercise any voting rights with respect to any Reserved Portion (as defined below) and (B) Sellers shall have the right to receive dividends and distributions in respect of the Escrow Shares; provided that any such dividends or distributions declared or made during the term of this Agreement shall become part of the Escrow Assets pursuant to Section 2(c)(ii) hereof.  Seller Representative shall direct the Escrow Agent in writing as to the exercise of any voting rights, and the Escrow Agent shall comply, to the extent it is able to do so, with any such directions of Seller Representative. In the absence of such directions, the Escrow Agent shall not vote any of the shares of EnerSys common stock comprising the Escrow Shares.

ii. Any dividends or distributions paid with respect to the Escrow Shares and any interest or other income otherwise earned on such dividends and distributions and on the cash portion of the Indemnification Escrow Amount or the Adjustment Escrow Amount (collectively, "Escrow Income") shall be deemed part of the Escrow Assets and be delivered and accrue to the Escrow Fund, to be distributed in accordance with Section 3.

iii. The Escrow Agent offers the custody of funds placed, at the direction of the Parties, in bank account deposits.  The Escrow Agent will not provide any investment advice in connection with this service.  For purposes of this Agreement, any such deposit of Escrow Income shall be deemed to be at the direction of the Parties.  At any time and from time to time, the Parties may direct the Escrow Agent by written notice (A) to deposit any portion of the Escrow Income with a specific Approved Bank, (B) not to deposit any new Escrow Income in any Approved Bank specified in the notice and/or (C) to withdraw all or any of the Escrow Income that may then be deposited with any Approved Bank specified in the notice.  With respect to any withdrawal notice, the Escrow Agent will endeavor to withdraw such amount specified in the notice as soon as reasonably practicable and the Parties acknowledge and agree that such specified amount remains at the sole risk of the Parties prior to and after such withdrawal.  Such withdrawn amounts shall be deposited with any other Approved Bank or any Approved Bank specified by the Parties in the notice.

iv. Escrow Agent shall pay interest on the Escrow Fund at a rate equal to 50% of the then current 1 month U.S. Treasury Bill rate. Such interest shall accrue to the Escrow Fund within three (3) Business Days (as defined in Section 10 hereof) of each month end. Escrow Agent shall be entitled to retain for its own benefit, as partial compensation for its services hereunder, any reduced banking charges and any amount of interest earned on the Escrow Fund in excess of the amount payable to this Section 2(c)(iv) or otherwise herein provided.

v. The amounts held in custody by the Escrow Agent pursuant to this Agreement are at the sole risk of the Parties and, without limiting the generality of the foregoing, the Escrow Agent shall have no responsibility or liability for any diminution of the Escrow Deposit which may result from any deposits made pursuant to this Agreement, including any losses resulting from a default by an Approved Bank or any other credit losses (whether or not resulting from such default) or other losses on any deposit required to be liquidated in order to make a payment required hereunder.  The Parties acknowledge and agree that the Escrow Agent is acting prudently and at their direction when depositing the Escrow Deposit at any Approved Bank, and the Escrow Agent is not required to make any further inquiries in respect of any Approved Bank.

vi. With respect to the Escrow Shares, in the event of any stock split, reverse stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of the shares of EnerSys common stock, other than a regular cash dividend, the Escrow Shares shall be appropriately adjusted on a pro rata basis.

3. Disposition and Termination.

(a) Purchase Price Adjustment Claims. Upon the Escrow Agent's receipt of adequate documentation evidencing a final determination of the Purchase Price pursuant to Section 1.3 of the Purchase Agreement, the Escrow Agent shall promptly, and in any event within three (3) Business Days of its receipt of that instruction, release, by wire transfer to an account or accounts designated by the applicable Party, an amount from the Adjustment Escrow Amount equal to the amount specified in such documentation.  In furtherance of the foregoing, the following forms of documentation will be considered adequate: (A) a joint written instruction signed by Seller Representative and Purchaser stating that there has been a final determination of the Purchase Price pursuant to Section 1.3 of the Purchase Agreement and specifying the amounts to be paid to the Sellers and/or Purchaser, as applicable, or (B) a written notification from Purchaser or Seller Representative of a final and non-appealable decision of the Independent Accounting Firm.

(b) Indemnification-Related Claims.

i. Subject to the procedures and requirements set forth in this Section 3(b), Purchaser shall be entitled to make indemnification claims against the Indemnification Escrow Amount for any and all Losses incurred by any Purchaser Indemnified Party for which the Purchaser Indemnified Party may seek indemnification under Article 8 of the Purchase Agreement, pursuant to and in accordance with the procedures set forth in Article 8 of the Purchase Agreement (subject always to the limitations and requirements set forth in the Purchase Agreement and this Escrow Agreement).

ii. Notwithstanding anything in this Agreement to the contrary, if on or before the date that is four years following the date of this Agreement (the "Escrow Termination Date") the Escrow Agent and the Seller Representative have received from Purchaser a written notice (a "Claim Notice") specifying in reasonable detail the nature and basis for a claim for indemnification pursuant to the Purchase Agreement and the dollar amount of the claim or, if such amount is unknown, Purchaser's good faith reasonable estimate of the dollar amount of such claim (in each case also expressed as a number of shares of EnerSys common stock calculated by dividing such dollar amount by [●] (the "Claimed Amount")).  Upon receipt of a Claim Notice, the Escrow Agent shall continue to keep in escrow an amount of the Indemnification Escrow Amount equal to the Claimed Amount set forth in such Claim Notice(s) (the "Reserved Portion") until such Claimed Amount is resolved as provided in the Purchase Agreement and this Agreement.  For the avoidance of doubt, the preceding sentence shall survive the Escrow Termination Date.  At the time of delivery of any Claim Notice to the Escrow Agent and the Seller Representative, a duplicate copy of such Claim Notice shall be delivered by Purchaser to the Sellers in accordance with the terms of the Purchase Agreement.

iii. Unless Seller Representative delivers to the Escrow Agent a notice objecting in good faith to the creation of the Reserved Portion (or any amount thereof) or the claim contained in the Claim Notice (the "Contest Notice") within thirty (30) calendar days of Seller Representative receiving the relevant Claim Notice pursuant to Section 3(b)(i) hereof, the Escrow Agent shall, without further instructions, promptly liquidate that portion of the Indemnification Escrow Amount equal to the Claimed Amount as set forth in such Claim Notice and deliver such amount to Purchaser after prior written notice to Seller Representative.  The Escrow Agent shall continue to hold in escrow any contested Claimed Amount until release is otherwise authorized pursuant to Section 3(b)(iii) hereof.  If any Contest Notice includes an objection to only a portion of a Claimed Amount, the Escrow Agent shall promptly release to Purchaser an amount from the Indemnification Escrow Amount equal to the portion of the Claimed Amount in relation to which there is no objection after prior written notice to Seller Representative.

iv. In the event that Seller Representative shall deliver a Contest Notice in accordance with Section 3(b)(ii) above, the Escrow Agent shall make distributions with respect any Claimed Amount subject to such Contest Notice only in accordance with: (i) any joint written instructions executed by both Seller Representative and Purchaser; or (ii) a written notification from Purchaser or Seller Representative of a final order from any court of competent jurisdiction, which notification shall attach a copy of such final order (a "Final Order").  The Escrow Agent shall be entitled to rely on any such joint written instructions or Final Order and upon receipt thereof shall promptly liquidate and distribute that portion of the remaining Indemnification Escrow Amount as instructed in such joint written instructions or Final Order.

v. Notwithstanding anything to the contrary set forth in this Agreement, all payments made by the Escrow Agent from the Escrow Fund shall first be made from the cash portion of the Escrow Fund.

(c) Release of Remaining Escrow Assets. As soon as practicable (but no later than three Business Days) after the Escrow Termination Date, the Escrow Agent shall release to the Sellers the remaining portion of the Indemnification Escrow Amount, if any, less any Reserved Portion.  Any Reserved Portion shall continue to be held in escrow under this Agreement by the Escrow Agent until the claims contained in any Claim Notice(s) with respect thereto become resolved pursuant to the terms hereof, even if such claims have not been finally resolved prior to the Escrow Termination Date.  In addition, upon the later of the Escrow Termination Date or resolution of all continuing indemnification claims, the Seller Representative shall deposit with the Escrow Agent an amount equal to the remaining balance, if any, of the Expense Fund (as defined in the Purchase Agreement) for further distribution to the Sellers.  For the avoidance of doubt, the Escrow Termination Date shall only apply to the release of the Indemnification Escrow Amount and shall not trigger any release of the Adjustment Escrow Amount (which will be released pursuant to Section 3(a) hereof).

(d) Joint Written Instructions. Notwithstanding anything to the contrary in this Agreement, if the Escrow Agent receives joint written instructions from Seller Representative and Purchaser, or their respective successors or permitted assigns, as to the disbursement of any Escrow Assets, the Escrow Agent shall disburse such Escrow Assets pursuant to such joint written instructions.  The Escrow Agent shall have no obligation to follow any directions set forth in any joint written instructions unless and until the Escrow Agent is satisfied, in its reasonable discretion, that the persons executing said joint written instructions are authorized to do so.

(e) Claims in Excess of the Escrow Assets. Notwithstanding anything to the contrary in this Agreement, if any amount to be released at any time or under any circumstances exceeds the then-current market value of the remaining Escrow Assets, the Escrow Agent shall release the remaining Escrow Assets and shall have no liability or responsibility to the Parties for any deficiency.

(f) Termination. Upon delivery of any and all remaining Escrow Assets by the Escrow Agent, this Agreement shall terminate, subject to the provisions of Section 7.

4. Escrow Agent.

a) Duties. The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties or obligations of any kind shall be implied nor read into this Agreement against or on the part of the Escrow Agent.  The Escrow Agent accepts the duties and responsibilities under this Agreement as agent only, and no trust is intended to be, or is or will be, created hereby and the Escrow Agent shall owe no duties hereunder as trustee.  The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, including without limitation the Purchase Agreement, nor shall the Escrow Agent be required to determine if any person or entity has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement.  In the event of any conflict between the terms and provisions of this Agreement, those of the Purchase Agreement, any schedule or exhibit attached to this Agreement, or any other agreement among the Parties, the terms and conditions of this Agreement shall control only in connection with any matter related to the Escrow Agent.  The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and reasonably believed by it to be genuine and to have been signed or presented by the proper Party or Parties without inquiry and without requiring substantiating evidence of any kind.  The Escrow Agent shall not be liable to any Party, any beneficiary or other person for refraining from acting upon any instruction setting forth, claiming, containing, objecting to, or related to the transfer or distribution of the Escrow Assets, or any portion thereof, unless such instruction shall have been delivered to the Escrow Agent in accordance with Section 10 below and the Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder and as set forth in Section 10.  The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request.  The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Assets nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder.

(b) Liability. The Escrow Agent shall not be liable for any Damages (as defined below) arising from or related to any action taken, suffered or omitted to be taken by it except to the extent that such Damages are determined by a court of competent jurisdiction to be a result of the Escrow Agent's gross negligence or willful misconduct was the primary cause of any loss to either Party. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents.  The Escrow Agent may consult with legal counsel, accountants and other skilled persons to be selected and retained by it.  The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith in accordance with, or in reasonable reliance upon, the advice or opinion of any such legal counsel, accountants or other skilled persons.  In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in writing by the Parties which eliminates such ambiguity or uncertainty to the satisfaction of the Escrow Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction.  The Parties agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same.

5. Succession.

(a) Resignation. The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect.  If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent within the relevant jurisdiction or for other appropriate relief, and any such resulting appointment shall be binding upon all of the Parties hereto. The Escrow Agent's sole responsibility after such thirty (30) day notice period expires shall be to hold the Escrow Assets (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a Final Order or judgment of a court of competent jurisdiction, at which time of delivery Escrow Agent's obligations hereunder shall cease and terminate, subject to the provisions of Section 7 hereunder.  In accordance with Section 7 below, the Escrow Agent shall have the right to withhold an amount in cash equal to any amounts due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of the Agreement.

(b) Removal. The Escrow Agent may be removed (with or without cause) and a new escrow agent may be appointed upon mutual agreement of Purchaser and Seller Representative. In such event, Purchaser and Seller Representative shall deliver joint written notice to the Escrow Agent of such removal together with joint written instructions authorizing delivery of this Agreement together with the Escrow Assets and any and all related instruments or documents to a successor escrow agent.

(c) Successors. Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further act.

6. Compensation and Reimbursement.  The Escrow Agent shall be entitled to compensation for its services under this agreement as Escrow Agent and for reimbursement for its reasonable out-of-pocket costs and expenses, in the amounts and payable as set forth on Schedule 2.  All amounts owing under the foregoing sentence shall be paid fifty (50%) percent by Purchaser and fifty (50%) percent by Seller Representative (on behalf of the Sellers).  The Escrow Agent shall also be entitled to payment of any amounts to which the Escrow Agent is entitled under the indemnification provisions contained herein as set forth in Section 7. This Section 6 shall survive termination of this Agreement or the resignation, replacement or removal of the Escrow Agent for any reason.

7. Indemnity.

(a) Subject to Section 7(c) below, the Escrow Agent shall be liable for any losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigations, investigations, costs or expenses (including without limitation, the reasonable and documented fees and expenses of outside counsel and experts and their staffs and all expenses of document location, duplication and shipment) (collectively "Damages") only to the extent such Damages are determined by a court of competent jurisdiction to be a result of the Escrow Agent's gross negligence or willful misconduct; provided, however, that any liability of Escrow Agent will be limited to direct damages sustained by a Party to this Agreement which in the aggregate shall not exceed the value of the Escrow Asset held by the Escrow Agent.

(b) Purchaser and the Seller Representative (solely on behalf of the Sellers and not in its individual capacity) shall jointly and severally indemnify and hold the Escrow Agent harmless from and against, and the Escrow Agent shall not be responsible for, any and all Damages arising out of or attributable to the Escrow Agent's duties under this Agreement or this appointment, including the reasonable costs and expenses of defending itself against any Damages or enforcing this Agreement, except to the extent such Damages are determined by a court of competent jurisdiction to be a result of the Escrow Agent's gross negligence or willful misconduct. The indemnification provided for under this Section 7(b) shall be allocated and  paid fifty (50%) percent by Purchaser and fifty (50%) percent by Seller Representative (on behalf of the Sellers).

(c) Without limiting the Parties' indemnification obligations set forth in Section 7(b) above, except in connection with third party claims, neither the Parties nor the Escrow Agent shall be liable for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement, even if apprised of the possibility of such damages.

(d) This Section 7 shall survive termination of this Agreement or the resignation, replacement or removal of the Escrow Agent for any reason.

8. Patriot Act Disclosure/Taxpayer Identification Numbers/Tax Reporting.

(a) Patriot Act Disclosure.  Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 ("USA PATRIOT Act") requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it.  Accordingly, the Parties acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent's identity verification procedures require the Escrow Agent to obtain information which may be used to confirm the Parties identity including without limitation name, address and organizational documents ("Identifying Information"). The Parties agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such Identifying Information required as a condition of opening an account with or using any service provided by the Escrow Agent.

(b) Certification and Tax Reporting. The Parties, if applicable, have provided the Escrow Agent with their respective fully executed Internal Revenue Service ("IRS") Form W-8, or W-9 and/or other required documentation.  All interest or other income earned under this Agreement shall be allocated to Purchaser and reported, as and to the extent required by law, by the Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Escrow Assets by Purchaser whether or not said income has been distributed during such year. Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities. The Parties hereby represent and warrant to the Escrow Agent that (i) there is no sale or transfer of an United States Real Property Interest as defined under IRC Section 897(c) in the underlying transaction giving rise to this Agreement; and (ii) such underlying transaction does not constitute an installment sale requiring any tax reporting or withholding of imputed interest or original issue discount to the IRS or other taxing authority.

9. Notices. All communications hereunder shall be in writing and except for communications from the Parties setting forth, claiming, containing, objecting to, or in any way related to the full or partial transfer or distribution of the Escrow Assets, including but not limited to  transfer instructions (all of which shall be specifically governed by Section 10 below), shall be deemed to be duly given after it has been received and the receiving party has had a reasonable time to act upon such communication if it is sent or served:

(a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid),

(b) sent by electronic mail with confirmation of transmission by the transmitting equipment (or, the first Business Day following such transmission if the date of transmission is not a Business Day), or

(c) received or rejected by the addressee, if sent by United States of America certified or registered mail, return receipt requested to the appropriate notice address set forth below or at such other address as any Party hereto may have furnished to the other Parties in writing by registered mail, return receipt requested; provided that with respect to notices delivered to the Seller Representative, such notices must be delivered solely via facsimile or via email.

If to Seller Representative:	Fortis Advisors LLC
E-mail: notices@fortisrep.com
Attention: Notices Department
Facsimile No.: (858) 408-1843

If to Sellers:	Fred Kaiser
701 Oceanview
Freeport, Bahamas
PO Box F-43017
E-mail: fkaiser@attglobal.net

If to Purchaser:	EnerSys
2366 Bernville Road
Reading, PA 19605
Attention: Michael Schmidtlein, Chief Financial Officer

with a copy to:	EnerSys
2366 Bernville Road
Reading, PA 19605
E-mail: lisa.hodgen@enersys.com
Attention: Legal Department

with a copy to:	Holland & Knight LLP
2929 Arch Street
Philadelphia, PA 19104
E-mail: paul.jaskot@hklaw.com
Attention: Paul J. Jaskot

If to the Escrow Agent:	Computershare Trust Company, N.A.
8742 Lucent Boulevard, Suite 225
Highlands Ranch, CO 80129
Facsimile No. (303) 262-0608
Attention: Jay Ramos / Rose Stroud

with a copy to:	Computershare Trust Company, N.A.
480 Washington Boulevard
Jersey City, NJ 07310
Attn: General Counsel
Facsimile: (201) 680-4610

Notwithstanding the above, in the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such officer at the above-referenced office.  In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate.  For purposes of this Agreement, "Business Day" shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.

10. Security Procedures. Notwithstanding anything to the contrary as set forth in Section 9, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution, including but not limited to any transfer instructions that may otherwise be set forth in a joint written instruction permitted pursuant to Section 3 of this Agreement, may be given to the Escrow Agent only by confirmed facsimile or other electronic transmission (including e-mail) and no instruction for or related to the transfer or distribution of the Escrow Assets, or any portion thereof, shall be deemed delivered and effective unless the Escrow Agent actually shall have received such instruction by facsimile or other electronic transmission (including e-mail) at the number or e-mail address provided to the Parties by the Escrow Agent in accordance with Section 9 and as further evidenced by a confirmed transmittal to that number or email address.

(a) In the event transfer instructions are so received by the Escrow Agent by facsimile or other electronic transmission (including e-mail), the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 1 hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated.  The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in Schedule 1, the Escrow Agent is hereby authorized both to receive written instructions from and seek confirmation of such instructions by telephone call-back to any one or more of Purchaser's executive officers, ("Executive Officers"), as the case may be, which shall include the titles of President, Chief Executive Officer, Controller, General Counsel and Chief Financial Officer, as the Escrow Agent may select.  Such Executive Officer shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer.

(b) Seller Representative acknowledges that the Escrow Agent is authorized to deliver the Escrow Assets to the custodian account or recipient designated by Seller Representative in writing. Purchaser acknowledges that the Escrow Agent is authorized to deliver the Escrow Assets to the account or recipient designated by Purchaser in writing or any address provided in a Claims Notice.

11. Compliance with Court Orders.  In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent reasonably obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

12. Miscellaneous.  Except for transfer instructions as provided in Section 10, the provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by the Escrow Agent and the Parties.  Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by the Escrow Agent or any Party, except as provided in Section 5, without the prior consent of the Escrow Agent and the Parties.  This Agreement shall be governed by and construed under the laws of the State of New York.  Each Party and the Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of any court of the State of New York or United States federal court, in each case, sitting in New York County, New York. The Parties and the Escrow Agent further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement.  No Party to this Agreement is liable to any other Party for Damages due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the Parties to this Agreement may be transmitted by facsimile or other electronic transmission (including e-mail), and such facsimile or other electronic transmission (including e-mail) will, for all purposes, be deemed to be the original signature of such Party whose signature it reproduces, and will be binding upon such party.  If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.  A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement. The Parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to Escrow Agent shall comply with applicable laws and regulations.  Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the Parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written.  Except as expressly provided in Section 7 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or the Escrow Assets escrowed hereunder.

* * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Escrow Agreement as of the date set forth above.

FORTIS ADVISORS LLC

By:  ________________________________

Name:  Ryan Simkin

Title: Managing Director

Telephone:  (858) 200-8691; (858) 775-6406

ENERSYS

By:______________________________

Name:____________________________

Title: ____________________________

Telephone: ________________________

COMPUTERSHARE TRUST COMPANY, N.A.

as Escrow Agent

By:______________________________

Name:____________________________

Title: ____________________________

Signature Page to Escrow Agreement

SCHEDULE 1

Telephone Number(s) and authorized signature(s) for
Person(s) Designated to give Escrow Share Transfer Instructions

If from Seller Representative:

	Name	Telephone Number	Signature

1.	Ryan Simkin	(858) 200-8691; (858) 775-6406

2.	Adam Lezack	(858) 200-8692; (619) 886-2830

If from Purchaser:

	Name	Telephone Number	Signature

1.	Michael Schmidtlein	610-208-1839

2.	Thomas O'Neill	610-208-1886

3.	John Phillips	610-208-1739

Telephone Number(s) for Call-Backs and
Person(s) Designated to Confirm Escrow Share Transfer Instructions

If from Seller Representative:

	Name	Telephone Number

1.	Ryan Simkin	858) 200-8691; (858) 775-6406

2.	Adam Lezack	(858) 200-8692; (619) 886-2830

If from Purchaser:

	Name	Telephone Number

1.	Michael Schmidtlein	610-208-1839

2.	Thomas O'Neill	610-208-1886

3.	John Phillips	610-208-1739

SCHEDULE 2

SCHEDULE OF FEES FOR ESCROW AGENT SERVICES

Account Set Up Fee	$2,500

Annual Administration Fee	$2,500
(per year or part thereof)

Out-of-Pocket Expenses	At cost
(Postage, Stationery, etc.)

Overnight Delivery Charges	At cost

The foregoing fees are exclusive of all applicable taxes, costs for extraordinary services or events, and of reasonable legal costs and out-of-pocket expenses that may be incurred. Additional charges will be imposed for services not specifically priced or for extraordinary events, including, but not limited to, claims, threatened or actual litigation or default situations. Fees are subject to adjustment should activity levels justify it. Fees are subject to acceptance by Computershare's new business acceptance committee, and receipt of all required documentation for us to comply with any applicable anti-money laundering and anti-terrorism regulation, policy or guideline. Interest may be charged on overdue invoices.

SCHEDULE 3

APPROVED BANKS

BB&T
Bank of America
JPMorgan Chase
Wells Fargo Bank
BMO Harris
PNC Bank

EXHIBIT C

Form of Restructuring Agreement

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into effective as of _____________, 2018 (the "Effective Time"), by and between:

Alpha Technologies Incorporated, a corporation organized and existing under the laws of Washington ("Seller"), and

Alpha Technologies Services, Inc., a corporation organized and existing under the laws of Nevada ("Buyer").

Seller and Buyer are collectively referred to as the "Parties," and each individually as a "Party".

Recitals

A.
In connection with the closing of a pending transaction (the "Transaction") involving the sale and transfer of 100% of the equity interests of Buyer and Alpha Technologies Ltd., a British Columbia company, pursuant to that certain Share Purchase Agreement, dated as of October 29, 2018 (the "Purchase Agreement"), the Purchaser (as defined in the Purchase Agreement) has determined that it is advisable and in its best interests to effect a legal restructuring involving certain of the former Affiliates of Buyer engaged, inter alia, in the Business, including, without limitation, Buyer and Seller (the "Restructuring").

B.
In connection with the Restructuring, Seller desires to sell, convey, transfer and assign to Buyer, and Buyer desires to purchase, acquire, accept, and assume from Seller, all of the Assets relating to the Business, effective as of the Effective Time, in consideration for cash and the assumption of the Assumed Liabilities (as defined below), all upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Section 1.	Definitions.

Except as may otherwise be expressly provided herein, the following capitalized terms used in this Agreement have the meanings set forth in this Section 1. Any capitalized terms used but not defined herein have the meaning given to them in the Purchase Agreement.

1.1
"Assets" means all of Seller's assets, properties and rights, including goodwill, [including the Contracts and rights arising thereunder,] wherever located (including in the possession of vendors, third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, primarily or exclusively used or held for use by Seller in the Business, but not including the Excluded Assets.[1]

1.2	"Assumed Liabilities" means only the liabilities and obligations of Seller under, arising out of, or relating to the following:

1 NTD: Any intellectual property of transferor entities will transfer to ATS pursuant to separate IP assignment agreements.

1

(a)	all trade accounts payable by Seller to third parties in connection with the Business that remain unpaid and are not delinquent as of the Effective Time;

(b)
all liabilities and obligations of Seller under the Contracts, but only to the extent that such liabilities and obligations are required to be performed after the Effective Time, were incurred in the Ordinary Course of Business, and do not relate to any failure to perform, improper performance, warrant or other breach, default or violation thereof by Seller prior to the Effective Time;

(c)	all Taxes that are the responsibility of Buyer pursuant to Section 7.2(b) of this Agreement;

(d)
any liability relating to the Assets that may arise, accrue or occur on or after the Effective Time and which is not the result of an action or omission of Seller prior to or otherwise due by Seller as of the Effective Time; and

(e)	[all liabilities and obligations with respect to transferring employees' compensation, employee benefits, and similar matters].

1.3
"Business" means the design and manufacture of power solutions for telecommunications, cable broadband, traffic and intelligent transportation systems, security and public safety, industrial power, renewable energy and smart grid industries and the ownership and use of related intellectual property in the United States and Canada.

1.4
["Contracts" means all existing agreements, undertakings, and contracts relating to the Business to which Seller is a party and which have not been fully performed on the Effective Time, except for any such Contracts set forth on Exhibit A.][2]

1.5	"Effective Time" means a 11:59 p.m. on the Closing Date of the transactions contemplated by the Purchase Agreement.

1.6	"Excluded Assets" means any assets of Seller other than the Assets, including, without limitation, those listed or described in Exhibit A attached hereto.

1.7
"Excluded Liabilities" means any and all debts, liabilities, guarantees, assurances, commitments and obligations of Seller (other than the Assumed Liabilities) of any nature or description, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising, whether relating to Seller's operation of the Business or to the Assets, in each case arising or accruing prior to or at the Effective Time, including, but not limited to, the liabilities of Seller listed or described in Exhibit B attached hereto.

Section 2.	Purchase and Sale of Assets.

2.1
Sale of Assets.  Effective as of the Effective Time, Buyer hereby purchases, acquires and accepts from Seller, and Seller hereby sells, transfers and assigns to Buyer, all of Seller's right, title and interest in and to the Assets free of all Encumbrances, other than Permitted Encumbrances.

2 NTD:  To be included where Contracts are being transferred.

2

2.2
[Contracts.  At such times and as may be reasonably requested by either Party, the Parties will execute a separate assignment and assumption agreement and/or memorandum of assignment and assumption to document the assignment and assumption of one or more Contracts.  Subject to Section 7.1 hereof, such document will merely memorialize the assignment and assumption of such Contracts pursuant to the terms of this Agreement, and all Contracts will be deemed to have been assigned and assumed by the terms of this Agreement.][3]

2.3
Consideration.  In consideration for the sale, transfer and assignment of the Assets pursuant to Section 2.1, as of the Effective Time, Buyer will deliver, or cause to be delivered, to Seller $[●] in cash and assume, and will perform, satisfy and discharge on behalf of Seller, the Assumed Liabilities.

2.4
Purchase Price Allocation.  Buyer will prepare an allocation of the sum of [●] and the Assumed Liabilities (and all other capitalized costs) among the Assets in accordance with the Code Section 1060 and the Treasury Regulations thereunder (and any similar provisions of state, local, or non-U.S. Law, as appropriate), which allocation will be binding upon the Parties hereunder.  Buyer will deliver such allocation (the "ATI Allocation Statement" as may be subsequently adjusted by Buyer pursuant to this Section 2.4) to Seller within 60 days after the final resolution of the adjustments made pursuant to Section 1.3 of the Purchase Agreement.  The ATI Allocation Statement will be adjusted after the Effective Time to reflect any payments made in connection with any indemnification payments made pursuant to Section 6.  If Seller does not agree with the ATI Allocation Statement, Seller will propose any changes to the ATI Allocation Statement to the Buyer in writing, and Buyer and Seller will use reasonable efforts to reach a binding agreement on the allocation (the "Agreed Allocation").  No Party will take any position inconsistent with the Agreed Allocation on any Tax Return, including a timely filed Internal Revenue Service Form 8594, in any audit or proceeding before any Taxing Authority, in any report made for Tax, or otherwise, unless required to do so by a final "determination" (within the meaning of Section 1313(a) of the Code).  If Buyer and Seller do not reach an Agreed Allocation within 120 days after the Closing Date, Buyer and Seller will each prepare its own allocation of the consideration among the Assets to be used by such party. Notwithstanding the foregoing, the parties hereby agree that the consideration allocable to the loan receivables of the Seller set forth on (or referred to in) Section 5.6(b) of the Seller Disclosure Letter will be equal to the face amount of such loan receivables (plus accrued and unpaid interest).

Section 3.	[Employees.

3.1
Employee Transfers. Buyer undertakes to make an offer of employment to commence on the Effective Time to each employee who is employed by Seller and whose services are primarily related to the Business as set forth on Exhibit C (each, a "Business Employee"), in accordance with applicable Law.  Effective as of the Effective Time, each Business Employee who accepts such offer of employment will become an employee of Buyer.][4]

3 NTD:  To be included when Contracts are being assigned.
4 NTD:  To be included when employee transfers are required.

3

Section 4.	Representations and Warranties of Seller.

4.1
Organization and Good Standing.  Seller is a [corporation], duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has the requisite corporate power and authority to own, use or lease all of the Assets.

4.2
Authority and Enforceability.  Seller has the [corporate] power and authority to make, execute and deliver this Agreement and to consummate the sale of the Assets and assignment of the Assumed Liabilities. The execution and delivery by Seller of this Agreement and the consummation by it of the sale of the Assets have been duly authorized by all necessary [corporate] action on the part of Seller. This Agreement constitutes the valid and binding obligations of Seller, enforceable against Seller in accordance with its terms, except as may be subject to applicable bankruptcy, insolvency, reorganization, arrangement or other similar laws relating to or affecting the rights of creditors generally and the availability of equitable remedies.

4.3
Financial Statements. Seller has provided to Purchaser correct and complete copies of the [unaudited non-consolidated balance sheet] of Seller [and the related unaudited non-consolidated statement of income for the [●] months then ended] (collectively, the "Financial Statements").  As of the date of the Financial Statements, (a) Seller has no liabilities that will constitute Assumed Liabilities which should be reflected in the Financial Statements and (b) all Assets reflected in the Financial Statements have been properly reported and present fairly in all material respects the value of such Assets.  The Financial Statements have been prepared using methodologies consistent with those used to prepare the audited balance sheet of Alpha Technology Services, Inc. for the fiscal years ended December 31, 2017 and 2016.  Neither Seller nor any director, officer, employee, auditor, accountant, agent or advisor thereof has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Seller or its respective internal accounting controls, including any complaint, allegation, assertion or claim that the Seller has engaged in questionable accounting or auditing practices.

4.4
Non-Contravention.  The execution and delivery by Seller of this Agreement does not, and the consummation of the sale of the Assets will not, (a) violate or result in a breach of any provision of the constituent documents of Seller, (b) result in a material default (with or without notice or the lapse of time, or both), or give rise to any right of termination, cancellation or acceleration, or require any notice, consent or waiver under, the terms, conditions or provisions of any contract to which Seller is a party or by which Seller or any of the Assets are bound[, including Contracts], (c) result in the creation of any Encumbrance upon the Assets, other than Permitted Encumbrances, or (d) violate any material applicable Law.

4.5
Condition and Sufficiency of Assets.  Seller has good and valid title to, or in the case of leased assets, valid leasehold interests in, all of its tangible personal property and assets included in the Assets, free and clear of any Encumbrances other than Permitted Encumbrances. Seller owns or leases all tangible assets used in or necessary to conduct its Business as conducted.

4

4.6
No Other Representations or Warranties.  Except for the representations and warranties contained in this Section 4, neither Seller nor any Person acting on behalf of Seller makes any representation or warranty, express or implied, regarding Seller or the Assets. Except for the representations and warranties contained in this Section 4, Seller hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Buyer or Buyer's Affiliates or representatives (including any opinion, information, projection or advice that may have been or may be provided to Buyer by any director, officer, employee, agent, consultant or representative of Seller or any of Seller's Affiliates).

Section 5.	Representations and Warranties of Buyer.

5.1	Organization and Good Standing. Buyer is a [corporation], duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.

5.2
Authority and Enforceability.  Buyer has the corporate power and authority to make, execute and deliver this Agreement and to consummate the purchase of the Assets and assumption of the Assumed Liabilities. The execution and delivery by Buyer of this Agreement and the consummation by it of the purchase of the Assets have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes the valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, except as may be subject to applicable bankruptcy, insolvency, reorganization, arrangement or other similar laws relating to or affecting the rights of creditors generally and the availability of equitable remedies.

5.3
Non-Contravention.  The execution and delivery by Buyer of this Agreement does not, and the consummation of the purchase of the Assets will not, (a) violate or result in a breach of any provision of the constituent documents of Buyer, (b) result in a default (with or without notice or the lapse of time, or both), or give rise to any right of termination, cancellation or acceleration, or require any notice, consent or waiver under, the terms, conditions or provisions of any contract to which Buyer is a party or by which Buyer is bound, (c) result in the creation of any Encumbrance upon the assets of Buyer, (d) cause Buyer to become subject to, or to become liable for the payment of, any liability (other than to the extent such liability is an Assumed Liability) or (e) violate any material applicable Law.

5.4
No Other Representations or Warranties.  Except for the representations and warranties contained in this Section 5, neither Buyer nor any Person acting on behalf of Buyer makes any representation or warranty, express or implied.

Section 6.	Indemnification.

6.1
Obligations of Seller.  Subject to the limitations set forth in Section 6.5, from and after the Effective Time, Seller will indemnify and hold harmless, without duplication, Buyer, its Affiliates and each Person serving as an officer, director, partner, stockholder or employee of Buyer and any of its Affiliates (each individually a "Buyer Indemnified Person" and collectively the "Buyer Indemnified Persons") from and against, and will pay and reimburse such Buyer Indemnified Persons for, any and all Losses incurred or suffered by such Buyer Indemnified Persons directly or indirectly arising out of, relating to or resulting from any of the following:

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(a)	any breach or inaccuracy of any representation or warranty made by Seller in Section 4 of this Agreement;

(b)	any nonperformance or other breach of any covenant or agreement of Seller contained in this Agreement; or

(c)
any Excluded Assets or Excluded Liabilities, including any Excluded Liabilities imposed on Buyer or any of its Affiliates as a result of transferee, successor or similar liability, bulk sales or similar liability, operation of Law or otherwise.

6.2
Obligations of Buyer. Subject to the limitations set forth in Section 6.5, from and after the Effective Time, Buyer will indemnify and hold harmless, without duplication, Seller, its Affiliates and each Person serving as an officer, director, partner, stockholder or employee of Seller and any of its Affiliates (each individually a "Seller Indemnified Person" and collectively the "Seller Indemnified Persons") from and against, and will pay and reimburse such Seller Indemnified Persons for any and all Losses incurred or suffered by such Seller Indemnified Persons directly or indirectly arising out of, relating to or resulting from any of the following:

(a)	any breach or inaccuracy of any representation or warranty made by Buyer in Section 5 of this Agreement;

(b)	any nonperformance or other breach of any covenant or agreement of Seller contained in this Agreement; or

(c)
any Assets or Assumed Liabilities, or any Taxes arising or resulting from or in connection with the conduct of the Business or the ownership or use of the Assets attributable to any Tax period (or portion thereof) beginning after the closing date of the transactions contemplated by this Agreement.

6.3	Direct Claims.

(a)
A party that seeks indemnity under this Section 6 (an "Indemnified Person") will give written notice (a "Claim Notice") to the party from whom indemnification is sought (an "Indemnifying Person") containing (i) a description and, if known, the estimated amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Person, and (ii) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Person.

(b)
Within 30 days after delivery of a Claim Notice, the Indemnifying Person will deliver to the Indemnified Person a written response to such Claim Notice.  If the Indemnifying Person fails to so respond within 30 days after delivery of the Claim Notice, then the Indemnifying Person will be deemed to have irrevocably accepted the Claim Notice and agreed to pay the Losses at issue in the Claim Notice.

(c)
If, within 30 days after delivery of the Claim Notice, the Indemnifying Person delivers a written notice disputing the Indemnified Person's entitlement to indemnification for the Losses described in the Claim Notice, then the Indemnified Person will be entitled to submit such indemnification claim to any court of competent jurisdiction, subject to the limitations set forth in this Agreement.

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6.4	Third-Party Claims.

(a)
If any Indemnified Person receives notice of a claim or demand, whether or not involving a Proceeding, by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a "Third Party Claim") against such Indemnified Person with respect to which the Indemnifying Person is obligated to provide indemnification under this Agreement, the Indemnified Person will give the Indemnifying Person a Claim Notice within 30 days following receipt of such notice of such Third Party Claim. Such Claim Notice will describe the facts constituting the basis for such Third Party Claim and the amount of the damages claimed by the other Person, in each case to the extent known to the Indemnified Person.  Notwithstanding the foregoing, no delay or deficiency on the part of the Indemnified Person in so notifying the Indemnifying Person will relieve the Indemnifying Person of any Liability or obligation under this Agreement, except to the extent the Indemnifying Person suffers actual Losses directly caused by the delay or other deficiency

(b)
Within 30 days after the Indemnified Person's delivery of a Claim Notice under this Section 6.4, the Indemnifying Person may assume control of the defense of such Third Party Claim by giving to the Indemnified Person written notice of the intention to assume such defense with counsel of its choice that is reasonably acceptable to the Indemnified Person.  An Indemnifying Person will lose any previously acquired right to control the defense of any Third Party Claim if for any reason the Indemnifying Person ceases to actively, competently and diligently conduct the defense.

(c)
If the Indemnifying Person does not, or is not able to, assume or maintain control of the defense of a Third Party Claim in compliance with this Section 6.4, the Indemnified Person will have the right to control the defense of the Third Party Claim.  The party not controlling the defense (the "Noncontrolling Party") may participate therein at its own expense.  The party controlling the defense (the "Controlling Party") will reasonably advise the Noncontrolling Party of the status of the Third Party Claim and the defense thereof and, with respect to any Third Party Claim, the Controlling Party will consider in good faith recommendations made by the Noncontrolling Party.  The Noncontrolling Party will furnish the Controlling Party with such information as it may have with respect to such Third Party Claim and related Proceedings (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise cooperate with and assist in the defense of the Third Party Claim.

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(d)
If the Indemnified Person is controlling the defense of a Third Party Claim, the Indemnified Person has the right to agree in good faith to any compromise or settlement of, or the entry of any Judgment arising from, the Third Party Claim with the prior written consent of the Indemnifying Person (not to be unreasonably withheld, conditioned or delayed).  All amounts paid or payable under such settlement or Judgment are Losses that the Indemnifying Person owes to the Indemnified Person under this Section 6.  If the Indemnifying Person is controlling the defense of a Third Party Claim, the Indemnifying Person will not enter into a settlement of, or the entry of any Judgment arising from, any Third Party Claim without the prior written consent of the Indemnified Person, except as set forth in this Section 6.4(d).  If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Person and provides, in customary form, for the unconditional and complete release of each Indemnified Person from any and all Liabilities in connection with such Third Party Claim and the Indemnifying Person desires to accept and agree to such offer, the Indemnifying Person will give written notice to that effect to the Indemnified Person. If the Indemnified Person fails to timely consent to such firm offer within ten days after its receipt of such notice, the Indemnified Person may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Person as to such Third Party Claim will not exceed the amount of such settlement offer. If the Indemnified Person fails to consent to such firm offer and also fails to assume the defense of such Third Party Claim, the Indemnifying Person may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim.

(e)
For the avoidance of doubt, in the event that an Indemnifying Person assumes any defense of any claim for which an Indemnified Person has sought indemnification hereunder, the expenses incurred by such Indemnifying Person in connection therewith, including legal costs and expenses, will not constitute Losses for purposes of determining the maximum aggregate amount of Losses Buyer Indemnified Person are entitled to be indemnified for pursuant to this Section 6.

(f)
Notwithstanding anything to the contrary contained in this Agreement, in the event of any Third Party Claim for Excluded Liabilities relating or attributable to Taxes for which Seller is the Indemnifying Person and Buyer is the Indemnified Person, the procedures and limitations set forth in Section 7.7(a), Section 7.7(b) Section 7.7(c) of the Purchase Agreement will apply to all such Third Party Claims for Excluded Liabilities related or attributable to Taxes, as if such provisions were fully set forth herein, substituting (i) "Buyer" for "Purchaser", and (ii) "Seller" for "Seller Representative", and whereby "Tax Contest" will mean any Tax audit, assessment, adjustment, examination, or other proceeding with, by or against any Governmental Authority or with respect to Excluded Liabilities related or attributable to Taxes, in each case, for which the Seller may reasonably be expected to be liable or obligated to indemnify Buyer pursuant to this Agreement; provided, however, that notwithstanding anything in this Agreement or the Purchase Agreement to the contrary, Seller will be permitted to elect and assume control of the defense of any Tax Contest relating to any Tax period of Seller ending on or before the closing date of the transactions contemplated by this Agreement.

6.5	Limitations; Exclusive Remedy. Notwithstanding anything to the contrary set forth in this Agreement or the Purchase Agreement:

(a)
The aggregate total amount in respect of which Seller will be liable to indemnify and hold harmless any Buyer Indemnified Person pursuant to this Agreement will not exceed aggregate value of the Assets and the Assumed Liabilities sold and transferred to Buyer pursuant to this Agreement; provided, however, that the aggregate total amount in respect of which Seller and each other seller that is party to a Restructuring Agreement (as defined in the Purchase Agreement) will be liable to indemnify any Buyer Indemnified Person as a result of any inaccuracy or breach of the representations and warranties set forth in Section 4.3  (or any corresponding representation and warranty in any other Restructuring Agreement) will not exceed the then-remaining amount held in the Indemnity Escrow Account (as defined in the Purchase Agreement), if any.

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(b)
No Buyer Indemnified Persons will be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such Person or its Affiliates has received payment or have been actually reimbursed for such amount under any other provision of this Agreement or the Purchase Agreement. To the extent arising from any breach of any representations, warranties or covenants hereunder, Losses with respect to any Person as of any date will be determined net of the amount of any insurance proceeds actually received by such Person with respect thereto (whether received prior to or subsequent to a claim made by such Person).

(c)
Except in the case of (i) fraud or criminal act(s) on behalf of Seller or (ii) the indemnification provided under Article 8 of the Purchase Agreement, from and after the Effective Time, the exclusive remedy for any Indemnified Person for any matter arising out of the transactions contemplated by this Agreement is the indemnification provided under this Section 6.  For the avoidance of doubt, nothing in this Section 6 will modify, impair or otherwise limit the rights and remedies of any Indemnified Person under the Purchase Agreement (including any right to indemnification under Article 8 thereof).

(d)
NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT WILL ANY PARTY OR ANY OF ITS AFFILIATES BE LIABLE UNDER THIS SECTION 6 FOR ANY INDIRECT, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING BUT NOT LIMITED TO LOST PROFITS, LOSS OF REVENUE, LOST OPPORTUNITY OR LOST SALES) IN CONNECTION WITH ANY CLAIMS, LOSSES, DAMAGES OR INJURIES ARISING OUT OF THE CONDUCT OF SUCH PARTY PURSUANT TO THIS AGREEMENT REGARDLESS OF WHETHER THE NONPERFORMING PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR NOT, IN EACH CASE EXCEPT TO THE EXTENT SUCH DAMAGES ARE PAYABLE BY AN INDEMNIFIED PERSON TO A THIRD PARTY IN RESPECT OF A THIRD PARTY CLAIM.

6.6	Tax Treatment. Unless otherwise required by any applicable Law, all indemnification payments made pursuant to this Agreement will constitute for all Tax purposes an adjustment to the purchase price, and no Party will take any position inconsistent with such characterization.

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Section 7.	Miscellaneous.

7.1
[Consents.  Notwithstanding any other provision of this Agreement to the contrary, neither this Agreement nor any documents or agreement delivered pursuant to this Agreements effects an assignment of any [Contract or] [any other] Asset if applicable local Law would nevertheless deem this Agreement to be an assignment, and such constructive assignment thereof, without the consent of a third Person, would constitute a breach or other contravention thereof or would be ineffective with respect to any party thereto, and with respect to any such [Contract or other] Asset, the Parties will use commercially reasonable efforts to obtain as promptly as practicable after the Effective Time the consent of the applicable third Person or, alternatively, written confirmation from such third Person reasonably satisfactory to the Parties that such consent is not required.  In no event, however, will Seller or any of its Affiliates be obligated to pay any money to any Person or to offer or grant other financial or other accommodations to any Person in connection with obtaining any consent, waiver, confirmation, novation or approval with respect to any such [Contract or other] Asset. The failure by Buyer or Seller to obtain any required consent, waiver, confirmation, novation or approval with respect to any such [Contract or other] Asset will not, in and of itself, relieve any Party from its obligation to consummate the transactions contemplated hereby at the Effective Time. If and when such consent, waiver, confirmation, novation or approval is obtained, Seller will promptly transfer and assign such [Contract or other] Asset to Buyer in accordance with this Agreement. Until such Asset can be transferred and assigned to Buyer pursuant to this Section 7.1, each Party will use commercially reasonable best efforts to enter into such arrangements to provide to Buyer the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer and assignment of such [Contract or other] Asset to Buyer as of the Effective Time, and the performance by Buyer of its obligations with respect thereto. Buyer will, as agent or subcontractor for Seller pay, perform and discharge fully the Liabilities and obligations of Seller thereunder from and after the Effective Time.  To the extent permitted under applicable Law, Seller will hold in trust for and pay to Buyer promptly upon receipt thereof, all income, proceeds and other monies received by Seller to the extent related to such [Contract or other] Asset in connection with the arrangements under this Section 7.1.]

7.2	Tax and Related Matters.

(a)
Seller will pay all Transfer Taxes that are required to be paid in connection with the transactions contemplated under this Agreement or otherwise in connection with the Restructuring, regardless of the Party upon which such amounts would have been imposed absent this provision.  The Parties will cooperate with each other to the extent reasonably requested and legally permitted to minimize any such Taxes including obtaining and supplying any exemption certificates or other documents necessary to reduce or eliminate such Taxes.  The Party required by Law to file such Tax Returns will prepare and file all necessary Tax Returns and other documentation with respect to all such Taxes, costs and fees within the time period prescribed by Law; provided, however, Buyer will not file any such Tax Return that is required to be filed by Buyer pursuant to this Section 7.2(a) without the prior written consent of Seller, not to be unreasonably withheld, conditioned or delayed.

(b)
All Taxes that are imposed on a periodic basis on or with respect to the Assets or the Business (such as real property Taxes or other ad valorem Taxes) for Tax periods beginning on or before, and ending after, the closing date of the transactions contemplated by this Agreement will be prorated between Seller and Buyer in accordance with the principles of Section 7.1(b) of the Purchase Agreement).  Seller will be responsible for such periodic Taxes relating to the portion of such Taxable period beginning on the first day of such Tax period and ending on and including the closing date of the transactions contemplated by this Agreement, and Buyer will be responsible for the periodic Taxes relating to the portion of such Taxable period beginning the day after the closing date of the transactions contemplated by this Agreement and ending on the last day of such Taxable period.

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(c)
After the Closing, Seller will (i) file all Tax Returns required to be filed by it; and (ii) pay all Taxes due and payable by it, including all Taxes resulting from the transactions contemplated hereby or otherwise in connection with the Restructuring; and (iii) retain or set aside an amount of the purchase price payable to it pursuant to this Agreement to satisfy all of its Liabilities (including, but not limited to, Liabilities resulting from the transactions contemplated hereby or the Restructuring and the Taxes due), and not dissolve (whether by liquidation, merger, conversion, or otherwise) prior to the later of (i) the 5th anniversary of the Closing Date or (ii) the date on which all of its respective Liabilities have been paid or appropriate amounts have been set aside for the payment thereof.

7.3
Further Assurances.  The Parties hereto each agree to perform such acts, execute and deliver such instruments and documents, and do all such other things as may be reasonably necessary to accomplish the transactions contemplated in and to otherwise give effect to this Agreement. If the Parties discover after the Effective Time that any Asset to be transferred or Assumed Liability to be assumed under this Agreement did not properly transfer on the Effective Time, Seller and Buyer will cooperate and use commercially reasonable efforts to take any actions necessary to effect such transfer(s) or assumption as promptly as practicable following the Effective Time.

7.4
Refunds and Remittances.  If Seller, on the one hand, or Buyer, on the other hand, after the Effective Time receives any funds properly belonging to the other Party in accordance with the terms of this Agreement, the receiving Party will promptly so advise such other Party, will segregate and hold such funds in trust for the benefit of such other Party and will promptly deliver such funds, together with any interest earned thereon, to an account or accounts designated in writing by such other Party.

7.5
Governing Law.  The laws of the State of Delaware (excluding its rules governing conflicts of laws that may require an application of a different law) will govern the construction, interpretation and other matters arising out of or in connection with this Agreement (whether arising in contract, tort, equity or otherwise).

7.6
Jurisdiction and Service of Process.  In any action or Proceeding between any of the Parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the Parties knowingly, voluntarily and irrevocably submits to the jurisdiction of the courts of New Castle County, Delaware, or, if it has or can acquire jurisdiction, in the U.S. federal courts in the District of Delaware, and waives any objection it may now or hereafter have to venue or to convenience of forum.  Any party to this Agreement may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 7.10.

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7.7
Waiver of Jury Trial.  EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY TO THIS AGREEMENT IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

7.8
Severability.  If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement are not affected or impaired in any way and the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

7.9
Entire Agreement.  This Agreement, including the exhibits hereto, constitutes the final agreement by and between the Parties, and is the complete and exclusive statement of the Parties' agreement on the matters contained herein. All prior and contemporaneous negotiations and agreements between the Parties with respect to the matters contained herein are superseded by this Agreement.  Notwithstanding the foregoing, the Parties contemplate that they may desire to enter into or execute transfer instruments of various kinds consistent with, but in some cases duplicative of, this Agreement in order to effect the transfer of the Assets and/or to facilitate the registration of such transfer with local governmental authorities having jurisdiction over the Assets.

7.10
Notices.  All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (b) sent by electronic mail with confirmation of transmission by the transmitting equipment (or, the first Business Day following such transmission if the date of transmission is not a Business Day), or (c) received or rejected by the addressee, if sent by United States of America certified or registered mail, return receipt requested; in each case to the following addresses and marked to the attention of the individual (by name or title) designated below (or to such other address or individual as a party may designate by notice to the other parties):

If to Seller:

Alpha Technologies Incorporated
[_____]
[_____]
Attention: [_____]
Email: [_____]

With a copy to:

Baker McKenzie
660 Hansen Way
Palo Alto, California 94304
Attention: Matthew Gemello and Heath Trisdale
Email: matthew.gemello@bakermckenzie.com
             heath.trisdale@bakermckenzie.com

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If to Buyer:

Alpha Technologies Services, Inc.
c/o EnerSys
2366 Bernville Road
Reading, PA 19605
Email: lisa.hodgen@enersys.com
 Attn: Legal Department

With a copy to:

Holland & Knight LLP
2929 Arch Street, Suite 800
 Philadelphia, PA 19104
Attn: Paul J. Jaskot
Email: paul.jaskot@hklaw.com

7.11
Binding Effect; Persons Benefiting: No Assignment.  This Agreement will inure to the benefit of and will be binding upon the Parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended or will be construed to confer upon any Person other than the Parties hereto and their respective successors and permitted assigns any legal or equitable right, remedy or claim under or by reason of this Agreement or any part hereof, except such rights as will inure to a successor or permitted assignee pursuant to this Section 7.11. Neither Party hereto may assign this Agreement or any rights hereunder to any other Person without the prior written consent of the other Party; provided, however, that each Party hereto may assign its rights or interests or delegate any of its obligations under this Agreement to an Affiliate so long as the assigning or delegating Party retains its obligations under this Agreement.

7.12
Counterparts.  The Parties may execute this Agreement in counterparts, each of which constitutes an original as against the Party that signed it, and all of which together constitute one agreement. The signatures of both Parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending Party's signature is as effective as signing and delivering the counterpart in person.

7.13
Headings.  The captions, titles and headings included in this Agreement are for convenience only, and do not affect this Agreement's construction or interpretation. When a reference is made in this Agreement to a Section, such reference will be to a section of this Agreement unless otherwise indicated.

7.14	Amendments. This Agreement may not be amended, supplemented or otherwise modified except by a written instrument executed by each of the Parties hereto.

(Signature page follows)

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement effective as of the Effective Time.
ALPHA TECHNOLOGIES INCORPORATED By: _____________________________ Name: Title:

(Signature Page to Asset Purchase Agreement)

IN WITNESS WHEREOF, the Parties have duly executed this Agreement effective as of the Effective Date.

ALPHA TECHNOLOGIES SERVICES, INC. By: _____________________________ Name: Title:

(Signature Page to Asset Purchase Agreement)

EXHIBIT A

Excluded Assets

1.	All cash and cash equivalents.

2.	All minute books, organizational documents and other company records having to do with the organization and capitalization of Seller.

3.	Any and all capital stock of, or other equity ownership interest in, any other Person, including:

a.	Seldon Systems, Inc.
b.	Alpha Industrial Power, Inc.
c.	Comm/Net Inc.

4.	Tax assets, including, without limitation, prepaid Taxes, estimated payments and the right to Tax refunds.

5.	[Insert other Excluded Assets].

EXHIBIT B

Excluded Liabilities

1.
Notwithstanding anything herein to the contrary, the following Taxes: (i) all Taxes of or imposed on Seller, whether or not such Taxes relate to the Business or the Assets, (ii) all Taxes related or attributable to the operation of the Business or the ownership of the Assets for any taxable period (or portion thereof) ending on or before the closing date of the transaction contemplated by this Agreement (determined in a manner consistent with the principles of Section 7.1 of the Purchase Agreement), or (iii) any Transfer Taxes arising out of or in connection with the consummation of the transactions contemplated hereby or otherwise pursuant to the Restructuring.

2.	Any liabilities of Seller for costs and expenses incurred by Seller in connection with this Agreement and the transactions contemplated hereby.

3.	[Insert other Excluded Liabilities, as applicable].

EXHIBIT C

Employees

[Seller to list all employees to transfer pursuant to the Agreement).]

EXHIBIT D

Transition Services Agreement

TRANSITION SERVICES AGREEMENT
This TRANSITION SERVICES AGREEMENT (this "Agreement") is entered into as of [●], 2018, by and among Alpha Technology Services, Inc., a Nevada corporation ("ATS") on the one hand, and Alpha Technologies, Inc., a British Columbia company and Altair Advanced Industries, Inc., a Washington corporation (collectively, the "Asset Sellers"), on the other hand. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Purchase Agreement (defined below).
WHEREAS, pursuant to that certain Share Purchase Agreement, dated as of October 29, 2018 (the "Purchase Agreement"), by and among the Purchaser, Sellers and the Seller Representative, ATS and each Asset Seller will enter into Restructuring Agreements pursuant to which, among other things, certain assets and related liabilities of the Asset Sellers will be assigned and transferred to ATS.
WHEREAS, in connection with the transactions contemplated by the Purchase Agreement and the Restructuring Agreements, the Asset Sellers and ATS have agreed that, following the Closing, ATS will provide, or cause to be provided to, the Asset Sellers certain transition services on the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
Section 1. Transition Services. During the term of this Agreement, ATS shall provide, or cause to be provided to, the Asset Sellers, upon the terms and subject to the conditions hereof, such administrative services more particularly described on Schedule A (the "Transition Services").
Section 2. Nature of the Transition Services.
(a) Level of Service. ATS shall perform the Transition Services in the manner and at a relative level of service and degree of care, quality and efficiency substantially similar to that provided by ATS with respect to the Asset Sellers during the twelve (12) month period prior to the Closing Date.
(b) Use of Services. The Transition Services shall be provided to the Asset Sellers for use exclusively in connection with the conduct of their respective businesses and only for substantially the same purpose and in substantially the same manner as the Asset Sellers used such services immediately prior to the Closing Date. The Asset Sellers shall not, and shall not permit their Affiliates or any of its or their employees or agents, to resell any Transition Services to any third party.
(c) Level of Use. The parties acknowledge the transitional nature of the Transition Services.  Accordingly, the Asset Sellers shall use commercially reasonable efforts to end its reliance on the receipt of Transition Services as promptly as reasonably practicable following the Closing, and each party shall take all necessary measures that can reasonably be expected of that party for purposes of ceasing the provision or the receipt of Transition Services.

(d) Modification of Transition Services. ATS may make changes from time to time in the manner of performing Transition Services so long as (i) ATS provides the Asset Sellers with advance written notice of such changes and (ii) such changes do not have a materially adverse impact on the nature, quality, availability or timeliness of the applicable Transition Service.
(e) Additional Services; Extension of Services. The Asset Sellers may request, by written notice to ATS, that ATS provide (i) additional Transition Services that are not specifically identified in Schedule A or (ii) an extension of existing Transition Services, in either case, in connection with the orderly transition of their respective businesses.  If ATS elects, in its sole and absolute discretion, to provide additional Transition Services or an extension of Transition Services pursuant to such a request, Schedule A shall be amended to reflect such addition or extension and such rate of compensation therefor as the parties may mutually agree.
(f) Cooperation and Access. Each party will cooperate and cause their respective Affiliates to cooperate with each other in respect of the provision of the Transition Services, including by using commercially reasonable efforts to refrain from taking actions that would prohibit or materially limit the performance of such party's obligations or would increase the cost of provision of any Transition Service. Without limiting the foregoing, the Asset Sellers shall make available on a timely basis to ATS and its Affiliates information, personnel, facilities and materials reasonably requested to enable provision of the Transition Services by or on behalf of ATS.  In furtherance of the foregoing, each party will designate a project manager who shall serve as the other party's main contact person to coordinate the parties' respective obligations under this Agreement.  The parties will each be entitled to rely on instructions or information provided by the designated project manager, and shall not be in breach of this Agreement as a result of such reliance.
(g) Compliance with Law.  During the term of this Agreement and in connection with the provision of the Transition Services, ATS, the Asset Sellers and their respective Affiliates shall comply in all material respects and shall use their reasonable best efforts to cause others to comply in all material respects, with applicable Law. Without limiting the generality of the foregoing, the parties shall, upon the request of a party, cooperate in good faith to promptly execute, and cause any Affiliate or third party to which it discloses data relating to an identified or identifiable natural Person, whether on a standalone basis or when aggregated with other data ("Personal Data") or allows access to Personal Data, to execute supplemental data processing agreement(s) if a party reasonably concludes that such steps are necessary to address applicable data protection or privacy Laws concerning the processing of Personal Data under this Agreement.  The parties shall agree on the supplemental data processing agreement(s) in good faith, taking into account the nature of the Transition Services provided and the obligation to carry out this contractual relationship in compliance with applicable data protection or privacy Laws.
Section 3. Cessation of Usage of Transition Services. The Asset Sellers shall have no obligation to continue to use any of the Transition Services and may terminate any Transition Service, in whole or in part, by giving ATS not less than ten (10) days' prior written notice of its desire to terminate any particular Transition Service, in whole or in part (the "Termination Notice"). As soon as reasonably practicable following receipt of the Termination Notice, ATS shall advise the Asset Sellers whether the termination of such Transition Service shall require the termination or partial termination of any other Transition Services that are related to or dependent upon the Transition Service the Asset Sellers seek to terminate. Subject to Section 4(b), upon such termination, the Asset Sellers' obligation to pay any future fees applicable to such Transition Service, and ATS's obligation to provide such Transition Service hereunder, shall terminate.

Section 4. Term and Termination.
(a) Term. The term of this Agreement shall commence on the date hereof and continue until the date upon which ATS shall have no continuing obligation to perform any Transition Services as a result of each of their expiration. The date on which the term of this Agreement terminates in accordance with the preceding sentence is referred to herein as the "Termination Date."
(b) Effect of Termination. On the Termination Date, all rights and obligations of the parties under this Agreement shall immediately cease and terminate, and no party shall have any further obligation to the other party with respect to this Agreement, except with respect to (i) fees and charges then incurred under this Agreement but unpaid and (ii) the rights and obligations pursuant to this Section 4(b), and Section 5(d)-(f), Section 7, Section 8, Section 9 and Section 10, which shall survive such termination in accordance with their respective terms.
Section 5. Fees.
(a) Compensation for Transition Services.
(i) The Transition Services shall be free of charge for the first ninety (90) days.  After the expiration of such ninety (90) day period, if the Asset Sellers determine that they need continued Transition Services, the price for such services will be separately negotiated and agreed to in good faith.
(ii) During the term of this Agreement, the Asset Sellers shall reimburse ATS for all reasonable, documented out-of-pocket expenses (the "Out-of-Pocket Expenses") incurred by it and/or its Affiliates in connection with the performance of the Transition Services.
(iii) Other than the fees to be paid for the Transition Services as set out in Schedule A, the parties shall bear their own expenses in connection with the Transition Services.
(b) Time of Payment. On a monthly basis, to the extent that the Asset Sellers have incurred charges for the Transition Services in such month, ATS shall provide an invoice of work performed (each, an "Invoice") setting forth in reasonable detail the amounts owed by the Asset Sellers for the Transition Services based upon the fees set forth in Schedule A and any Out-of-Pocket Expenses.  The Asset Sellers shall pay in full the aggregate amount set forth on each Invoice within thirty (30) days after delivery thereof. All payments hereunder shall be paid, in U.S. dollars, in cash, by wire transfer of immediately available funds to an account designated in writing by ATS.

(c) Invoice Disputes. In the event of any dispute with respect to an Invoice (or any portion thereof), the Asset Sellers shall deliver a written statement to ATS no later than ten (10) days prior to the date payment is due on the disputed Invoice listing all disputed items and providing a reasonably detailed description of each disputed item. Amounts not so disputed shall be deemed accepted and shall be final and binding on the parties; provided, however, that nothing in this Section 5(c) shall prevent the Asset Sellers from disputing any Invoice that includes an incorrectly calculated fee or charge for a period of sixty (60) days following the date the Invoice was paid by the Asset Sellers.
(d) Sales Taxes. All consideration under this Agreement is exclusive of any sales, transfer, value-added, goods or services tax or similar gross receipts based tax (excluding all other taxes including taxes based upon or calculated by reference to income, receipts or capital) imposed against or on any of the Transition Services ("Sales Taxes") provided hereunder, and such Sales Taxes will be added to the applicable Invoice where applicable. The Asset Sellers shall be responsible for any such Sales Taxes and shall either (i) remit such Sales Taxes to ATS (which shall remit such amounts to the applicable taxing authority) or (ii) provide ATS with a certificate or other acceptable proof evidencing an exemption from liability for such Sales Taxes.
(e) Other Taxes. Any and all payments by or on account of any obligation of the Asset Sellers under this Agreement shall be made without deduction or withholding for any taxes, except as required by applicable Law. If any applicable Law requires the deduction or withholding of any tax from any such payment by ATS, then ATS (i) shall be entitled to make such deduction or withholding, and (ii) shall pay the full amount deducted or withheld in accordance with applicable Law.
(f) No Right of Setoff. The parties acknowledge that they shall have no right under this Agreement to offset any amounts owed (or to become due and owing) to it by any other party, whether under this Agreement, the Purchase Agreement, the other Ancillary Documents or otherwise, against any amount owed (or to become due and owing) by it to any other party.
Section 6. Personnel.
(a) Right to Designate and Change Personnel. ATS shall have the right, in its sole discretion, to designate which personnel shall be assigned to perform the Transition Services, including the right to remove and replace any such personnel at any time or to designate an Affiliate to perform any or all of the Transition Services.
(b) Responsibility for Wages and Fees. For such time as any employees of ATS or any of its Affiliates are providing the Transition Services, (i) such employees will remain employees of ATS or its applicable Affiliates, and shall not be deemed to be employees of the Asset Sellers for any purpose, and all such employees shall be within the exclusive direction, control and supervision of ATS and its Affiliates, and (ii) ATS or its applicable Affiliate shall be solely responsible for the payment and provision of all wages, bonuses, commissions and employee benefits (including severance and worker's compensation) and for the withholding and payment of applicable taxes relating to such employment.

Section 7. Proprietary Rights; Confidentiality.
(a) ATS IP and Assets. Any software, development tools, know-how, methodologies, processes, technologies, algorithms or other Intellectual Property, and any tangible or other intangible assets, owned by ATS or any of its Affiliates and which may during the term of this Agreement be operated or used in connection with the provision or receipt of the Transition Services shall remain ATS's or any such Affiliate's property, and neither the Asset Sellers nor any of their respective Affiliates shall have any rights or interests therein, except as provided in the immediately following sentence.  the ownership of any assets created, obtained, acquired, discovered, developed, conceived or otherwise obtained or coming into existence during or as a result of the performance of any Transition Services pursuant to this Agreement shall remain the property of ATS; provided, that any such assets that relate solely to the business of the Asset Sellers and which are created, obtained, acquired, discovered, developed, conceived or otherwise obtained solely by the Asset Sellers or its Affiliates without any participation, involvement or assistance from ATS or any of its Affiliates shall be the sole and exclusive property of the Asset Sellers or their Affiliates, as applicable.
(b) Confidentiality.
(i) In consideration of each disclosure of Confidential Information by the parties, each party shall cause each of its Affiliates and its and their Representatives (its "Restricted Persons") to, maintain the confidentiality of, and not use Confidential Information for their own benefit or the benefit of any other Person.
(ii) Neither ATS nor the Asset Sellers will, and ATS and the Asset Sellers will cause each of their respective Restricted Persons not to, disclose to any Person any information with respect to the legal, financial or other terms or conditions of this Agreement or any of the transactions contemplated hereby.  The foregoing does not restrict the right of any party to disclose such information (i) to its respective Restricted Persons to the extent reasonably required in the performance of this Agreement or as required for internal business purposes, (ii) to any Governmental Authority to the extent reasonably required in connection with any Proceeding relating to the enforcement of this Agreement, and (iii) as required by the rules of any stock exchange or any applicable Law.  Each party will advise its respective Restricted Persons with respect to the confidentiality obligations under this Section 7(b) and will be responsible for any breach or violation of such obligations by its Restricted Persons.
(iii) If a party or any of its respective Restricted Persons become legally compelled, in the written opinion of its legal counsel, to make any disclosure that is prohibited or otherwise restricted by this Agreement, then such party will (i) take all reasonable steps to preserve the privileged nature and confidentiality of the Confidential Information, including requesting that the Confidential Information not be disclosed to non-parties or the public, (ii) promptly notify the disclosing party in writing so that the disclosing party may seek, at its sole cost and expense, an appropriate protective order or other remedy, and (iii) consult with and assist the disclosing party, at the disclosing party's sole cost and expense, in obtaining an injunction or other appropriate remedy to prevent such disclosure.  In the event that such protective order or other remedy is not obtained, such party (or such other persons to whom such request is directed) will furnish only that portion of the Confidential Information which, on the advice of its legal counsel, is legally required to be disclosed and, upon the disclosing party's request, use its reasonable best efforts to obtain assurances that confidential treatment will be accorded to such information.

Section 8. Limitation of Liability; Indemnification.
(a) LIMITATION ON WARRANTY. EXCEPT AS EXPRESSLY PROVIDED HEREIN, THE ASSET SELLERS HEREBY ACKNOWLEDGE AND AGREE THAT (I) ATS AND ITS AFFILIATES ARE NOT IN THE BUSINESS OF PROVIDING TRANSITION SERVICES, ATS AND ITS AFFILIATES HAVE AGREED TO PROVIDE THE TRANSITION SERVICES HEREUNDER SOLELY AS AN ACCOMMODATION TO THE ASSET SELLERS AND SUCH TRANSITION SERVICES ARE PROVIDED ON AN "AS-IS, WHERE-IS" BASIS AND IN THE MANNER PROVIDED IN THIS AGREEMENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER ATS NOR ANY OF ITS AFFILIATES MAKES, NOR ARE THE ASSET SELLERS RELYING ON, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AT LAW OR IN EQUITY WITH RESPECT TO THE TRANSITION SERVICES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, NON-INFRINGEMENT, ACCURACY, AVAILABILITY, TIMELINESS, COMPLETENESS OR THE RESULTS TO BE OBTAINED FROM SUCH TRANSITION SERVICES, AND THE ASSET SELLERS AND THEIR RESPECTIVE  AFFILIATES HEREBY DISCLAIM THE SAME.
(b) LIMITATION OF LIABILITY.
(i) NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT WILL ANY PARTY OR ANY OF ITS AFFILIATES BE LIABLE UNDER THIS SECTION 8 FOR ANY INDIRECT, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING BUT NOT LIMITED TO LOST PROFITS, LOSS OF REVENUE, LOST OPPORTUNITY OR LOST SALES) IN CONNECTION WITH ANY CLAIMS, LOSSES, DAMAGES OR INJURIES ARISING OUT OF THE CONDUCT OF SUCH PARTY PURSUANT TO THIS AGREEMENT REGARDLESS OF WHETHER THE NONPERFORMING PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR NOT, IN EACH CASE EXCEPT TO THE EXTENT SUCH DAMAGES ARE PAYABLE BY AN INDEMNIFIED PERSON TO A THIRD PARTY IN RESPECT OF A THIRD PARTY CLAIM.
(ii) Notwithstanding anything to the contrary contained herein, other than in the event of fraud or intentional misconduct, ATS's maximum liability to the Asset Sellers and their respective Affiliates arising under or in relation to this Agreement or any of the Transition Services shall be limited to an amount equal to the amount paid by the Asset Sellers under this Agreement.
(c) Indemnity.  ATS shall indemnify and hold harmless the Asset Sellers and their Affiliates (the "Asset Seller Indemnified Parties") from and against any and all Losses incurred by the Asset Seller Indemnified Parties arising or resulting from gross negligence or intentional misconduct of ATS or any delegate of ATS with regard to the provision of, failure to provide, or manner of providing any Transition Services.  The Asset Sellers shall indemnify and hold harmless ATS and its Affiliates (the "ATS Indemnified Parties") from and against any and all Losses incurred by the ATS Indemnified Parties arising or resulting from the Asset Seller's assistance with, participation in and performance of this Agreement, including with respect to any third-party claims and Losses related thereto, other than Losses caused by gross negligence or intentional misconduct of ATS or any delegate of ATS.  The procedures contained in the indemnification provisions set forth in Article 8 of the Purchase Agreement shall apply with respect to each party's indemnification obligations under this Section 8(c).  The right to indemnification and the remedies set forth in this Section 8(c) shall constitute the parties' sole and exclusive remedies with respect to any and all claims arising under or relating to this Agreement or the Transition Services provided hereunder.

Section 9. Dispute Resolution.
(a) Dispute Notice; Dispute Meeting.  In the event of a dispute arising out of or in relation to this Agreement (a "Dispute"), any party to the Dispute may deliver a written dispute notice to the other party to the Dispute.  The written disputes notice will refer to this clause and must contain reasonable details of the Dispute as well as the Losses, if any, suffered by the party giving the written dispute notice.  The parties to a Dispute must, no later than ten (10) Business Days after delivery of the written dispute notice, hold a meeting (the "Dispute Meeting") at which they must use all reasonable efforts to resolve the Dispute in an amicable manner.  In the Dispute, [●] will represent any and all Asset Sellers and [●] will represent ATS, with each having sufficient authority to conduct negotiations on behalf of the Asset Sellers and ATS, respectively, and, if relevant, to settle the Dispute.

(b) Arbitration
(i) Any Dispute which is not amicably resolved within twenty (20) Business Days after delivery of the written dispute notice will (regardless of whether or not a Dispute Meeting has actually been held) at the request of any party to the Dispute, be referred to non-binding arbitration in accordance with the Rules of Arbitration of the American Arbitration Association then in effect. The place of arbitration will be Delaware.  The language of the arbitration Proceedings will be English.  The Asset Sellers will appoint one arbitrator and ATS will appoint one arbitrator and the two arbitrators so appointed will agree on a third arbitrator, who will be the chairman of the arbitration tribunal.  If a party fails to appoint an arbitrator or the two arbitrators appointed by the parties cannot agree on a third arbitrator, in each case within thirty (30) calendar days, then the relevant arbitrator will be appointed subject to the rules of the American Arbitration Association then in effect.
(ii) On or before the forty-fifth (45th) day following (and including) the date on which third arbitrator was finally selected, the arbitrators will render a written judgment with respect to each matter involved in the Dispute.  Any award of the arbitrators will be non-binding on the parties.  The arbitrators will decide all issues in dispute pursuant to applicable Law as specified in Section 10(i).
(iii) Nothing in this Section 9 limits the right of a party to bring Proceedings against another party in any court of competent jurisdiction upon the conclusion of the arbitration procedures set forth in this Section 9.
(iv) Each party irrevocably and unconditionally agrees not to claim any immunity from Proceedings brought by another party against it under this Section 9 and to ensure that no such claim is made on its behalf).  Each party hereby consents generally to the giving of any relief or the issue of any process in connection with those Proceedings, and waives all rights of immunity in respect of it or its assets.

Section 10. General Provisions.
(a) Amendment.  This Agreement can only be amended, modified or supplemented at any time by the parties to this Agreement, through an instrument identifying itself as an amendment to this Agreement and signed by each party hereto.
(b) Entire Agreement.  This Agreement (including the Schedules hereto) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, or any of them, written or oral, with respect to the subject matter of this Agreement.
(c) Force Majeure.  In the event that ATS is delayed in or prevented from performing its obligations under this Agreement, in whole or in part, due to any cause, act or event beyond such ATS's reasonable control, including acts of God strikes, embargoes, terroristic attacks, delays in the mail, transportation and delivery, power failures and shortages, fires, floods, epidemics and unusually severe weather conditions (a "Force Majeure Event"), then upon written notice to the Asset Sellers, (i) the affected obligations under this Agreement shall be suspended to the extent reasonably necessary during the period of the Force Majeure Event, (ii) ATS shall have the right to apportion its services in an equitable manner to all users, (iii) ATS shall not have any liability to the Asset Sellers or any other Person in connection with such suspended obligation and (iv) ATS shall resume performance as soon as practicable after the Force Majeure Event has ended.  The Asset Sellers may immediately cancel the underlying Transition Service if the Force Majeure Event lasts longer than sixty (60) days; provided that, upon such cancellation by the Asset Sellers, ATS is entitled to receive payment of any and all fees incurred in the performance of the Transition Services prior to the date of such cancellation.
(d) Interpretation; Headings. In the negotiation of this Agreement, each party has received advice from its own attorney.  The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any party because that party or its attorney drafted the provision.  The descriptive headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.
(e) Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement are not affected or impaired in any way and the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

(f) Assignment and Successors and No Third Person Rights.  This Agreement binds and benefits the parties and their respective successors and assigns.  No party may assign any rights under this Agreement without the prior written consent of the other party, except for assignments to Affiliates for which no consent is required.  Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any third Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section 10(f) or the rights to indemnification that may inure to the parties specified in Section 8(c).
(g) Counterparts.  The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement.  This Agreement is effective upon delivery of one executed counterpart from each party to the other parties.  The signatures of all parties need not appear on the same counterpart.  The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party's signature(s) is as effective as signing and delivering the counterpart in person.
(h) Notices.  All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (b) sent by electronic mail with confirmation of transmission by the transmitting equipment (or, the first Business Day following such transmission if the date of transmission is not a Business Day), or (c) received or rejected by the addressee, if sent by United States of America certified or registered mail, return receipt requested; in each case to the following addresses and marked to the attention of the individual (by name or title) designated below (or to such other address or individual as a party may designate by notice to the other parties):

If to ATS:

ATS c/o EnerSys
2366 Bernville Road
Reading, PA 19605
Email: lisa.hodgen@enersys.com
 Attn: Legal Department
with a copy (which will not constitute notice) to:
Holland & Knight LLP
2929 Arch Street, Suite 800
Philadelphia, PA 19104
Email: paul.jaskot@hklaw.com
 Attn: Paul J. Jaskot

If to the Asset Sellers:

Alpha Technologies Incorporated
[Address 1]
[Address 2]
Email: [●]
 Attn: [●]
Altair Advanced Industries, Inc.
[Address 1]
[Address 2]
Email: [●]
 Attn: [●]
(i) Governing Law.  The internal laws of the State of Delaware (without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any other jurisdiction) govern all matters arising out of or relating to this Agreement and all of the transactions it contemplates, including its validity, interpretation, construction, performance and enforcement and any disputes or controversies arising therefrom or related thereto.
(j) Jurisdiction and Service of Process.  In any action or Proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement (to the extent not subject to Section 9), the parties knowingly, voluntarily and irrevocably submits to the jurisdiction of the courts of New Castle County, Delaware, or, if it has or can acquire jurisdiction, in the U.S. federal courts in the District of Delaware, and waives any objection it may now or hereafter have to venue or to convenience of forum.  Any party to this Agreement may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10(h).
(k) Waiver of Jury Trial. EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY TO THIS AGREEMENT IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.
(l) Waiver and Remedies.  The parties may (i) extend the time for performance of any of the obligations or other acts of any other party to this Agreement, (ii) waive any inaccuracies in the representations and warranties of any other party to this Agreement contained in this Agreement or in any certificate, instrument or document delivered pursuant to this Agreement, or (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained in this Agreement.  Any such extension or waiver by any party to this Agreement will be valid only if set forth in a written document signed on behalf of the party or parties against whom the waiver or extension is to be effective.  No extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any covenant, agreement or condition, as the case may be, other than that which is specified in the written extension or waiver.  No failure or delay by any party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy.  Except as otherwise expressly set out in this Agreement, any enumeration of a party's rights and remedies in this Agreement is not intended to be exclusive, and a party's rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

(m) Relationship of the Parties.  Each party acknowledges and agrees that this Agreement does not create a fiduciary relationship, partnership, joint venture or relationships of trust or agency between the parties and that all Transition Services are provided by ATS as an independent contractor. In matters relating to this Agreement, each party shall be solely responsible for the acts of its employees and agents, and such employees or agents shall not be considered employees or agents of the other party. Neither party shall have any right, power or authority to create any obligation, express or implied, on behalf of the other except to the extent expressly provided herein.  Each party agrees not to hold itself out as having any authority or relationship contrary to this Section 10(m).

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first written above.

Alpha Technology Services, Inc.

By:
Name:
Title:

Alpha Technologies, Inc.

By:
Name:
Title:

Altair Advanced Industries, Inc.

By:
Name:
Title: